Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

by and among

ON SEMICONDUCTOR CORPORATION,

a Delaware corporation,

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC,

a Delaware limited liability company, and

SANYO ELECTRIC CO., LTD.,

a Japanese corporation

Dated as of July 15, 2010

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EXHIBITS, SCHEDULES AND ANNEXES

Exhibits

Exhibit A:	Certain Defined Terms	Exhibit A –1

v

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into this 15th day of July, 2010, by and among ON Semiconductor Corporation, a Delaware corporation (the “Purchaser Parent”), Semiconductor Components Industries, LLC, a Delaware limited liability company (“Purchaser”) and SANYO Electric Co., Ltd., a Japanese corporation (the “Seller”). Each of the Purchaser, Purchaser Parent and Seller is referred to as a “party” and collectively as the “parties.” Certain capitalized terms used in this Agreement are defined on Exhibit A.

RECITALS

WHEREAS, SANYO Semiconductor Co., Ltd. (“Company”), together with the other Company Group Entities, is engaged in the Business;

WHEREAS, Seller owns all of the Purchased Shares, and the Purchased Shares evidence all of the ownership rights to, and equity interests in, Company;

WHEREAS, Company owns all of the equity interests of the Company Group Entities;

WHEREAS, Seller and certain of the Seller Group Entities own the Seller Loan Receivables, the Transferred IP Assets, the Transferred SNA Business and the Transferred SCE Business;

WHEREAS, Purchaser Parent, together with its affiliates, is engaged in the semiconductor business;

WHEREAS, Purchaser is a wholly-owned subsidiary of Purchaser Parent, and

WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser (or one or more designated Affiliates of Purchaser) will acquire the Purchased Business from Seller and certain other Seller Group Entities, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE I

PURCHASE AND SALE

1.1 Agreement to Sell and Purchase. For the consideration hereinafter provided and upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Group Entities to, sell, assign, transfer, convey and deliver to Purchaser (or one or more designated Affiliates of Purchaser), free and clear of all Encumbrances (other than licenses in the case of Transferred IP Assets), and Purchaser (or one or more Affiliates of Purchaser) shall purchase and acquire from Seller and the other Seller Group Entities the following (collectively, the “Purchased Business”):

(a) the Purchased Shares,

(b) the Seller Loan Receivables,

(c) the Transferred IP Assets,

(d) the Transferred SNA Business,

(e) the Transferred SCE Business, and

(f) the SSMPE Ownership Interests.

1.2 Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, Shin Marunouchi Building 29th Floor, Marunouchi 1-5-1, Chiyoda-ku, Tokyo, 105-6529, at 10:00 A.M. on the later of (i) November 1, 2010 and (ii) the first (1st) Business Day of the month immediately following the month in which all of the conditions to closing set forth in Article IX are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as Purchaser and Seller may agree (the “Closing Date”).

1.3 Purchase Price; Closing Payment; Escrow.

(a) Purchase Price. The aggregate purchase price to be paid by Purchaser (or one or more designated Affiliates of Purchaser) to Seller for the Purchased Business (the “Purchase Price”) shall equal:

(i) Agreed Enterprise Value,

(ii) plus Closing Cash and Cash Equivalents,

(iii) less Closing Outstanding Bank Debt,

(iv) less Closing Factoring Liabilities,

(v) less Closing Assumed Unfunded Benefit Liabilities, and

(vi) less Net Company Portion Seller Restructuring Plan Costs.

The Purchase Price shall be initially calculated, and shall be subject to adjustment and offset, as provided in Section 1.4.

(b) Appraisal and Allocation.

(i) Appraisal. Promptly after the date of this Agreement, Seller and Purchaser shall engage an independent appraisal firm of international reputation mutually acceptable to Seller and Purchaser to determine the fair market value of the Transferred IP Assets (the “IP Appraisal”) and shall cause such appraisal firm to deliver the IP Appraisal to each of Seller and Purchaser no later than sixty (60) days after the date of this Agreement.

(ii) Allocation. Seller and Purchaser agree that Purchaser shall prepare and provide to Seller a draft allocation (“Allocation”) of the Purchase Price among the Purchased Business no later than thirty (30) days prior to Closing, and that the portion of the Purchase Price allocated to the Transferred IP Assets shall be equal to the IP Appraisal set forth in Section 1.3(b)(i). Seller shall notify Purchaser within ten (10) days of receipt of such draft Allocation of any objection Seller may have thereto. Seller and Purchaser agree to resolve any disagreement with respect to such Allocation in good faith. Seller and Purchaser hereby undertake and agree to use the Allocation determined pursuant to this Section 1.3(b) to report, act and file Tax Returns (including Internal Revenue Service Form 8594 and any amendments thereto).

(c) Closing Payments to Seller. At the Closing, Purchaser shall pay to Seller:

(i) a portion of the Purchase Price in an amount (such amount, the “Closing Cash Payment”) equal to (1) eleven billion six hundred million Yen (¥11,600,000,000) (the “Cash Consideration”), (2) minus the Escrow Amount, (3) minus the Closing Cash and Cash Equivalents Shortfall, by wire transfer of immediately available funds to the bank account designated by Seller no less than ten (10) Business Days prior to the Closing (the “Seller Account”), and

(ii) a portion of the Purchase Price in an aggregate amount (the “Stock Consideration”) equal to (1) the Purchase Price (as determined in accordance with Section 1.4(a)); (2) minus the Cash Consideration, (3) plus or minus, as the case may be, the Estimated Closing Net Working Capital Adjustment Amount (as determined in accordance with Section 1.4(a)(vi)), (4) plus the Closing Cash and Cash Equivalents Shortfall, to be paid by delivering to Seller such number of unregistered shares of the common stock of Purchaser Parent, par value $0.01 per share (the “Purchaser Parent Shares”), that shall be determined by dividing the Stock Consideration by the Purchaser Parent Share Price (the quotient thereof, rounded down to the nearest whole number, the “Issued Shares”); provided, however, that Purchaser shall have the option (the “Additional Cash Option”) to elect to pay any or all of the amount of the Stock Consideration in cash (such additional cash amount, the “Additional Cash Amount”) and the Stock Consideration shall be deemed decreased by the Additional Cash Amount.

(d) Escrow Amount. At the Closing and as partial security for Seller’s indemnification obligations set forth in Article XII, Purchaser shall deliver four billion three hundred million Yen (¥4,300,000,000) (the “Escrow Amount”) to the Escrow Agent for deposit into an escrow account (the “Escrow Account”) established and maintained pursuant to the terms of the Escrow Agreement and Article XII.

1.4 Purchase Price Determination and Adjustment.

(a) Closing Determination.

(i) No later than ten (10) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser for its review, and Seller and Purchaser shall thereafter mutually agree in good faith on, a statement setting forth a good faith estimate of (i) the Closing Net Working Capital (“Estimated Closing Net Working Capital”); (ii) Closing Cash and Cash Equivalents (“Estimated Closing Cash and Cash Equivalents”); (iii) the Closing Outstanding Bank Debt (“Estimated Closing Outstanding Bank Debt”); (iv) the Closing Factoring Liabilities (“Estimated Closing Factoring Liabilities”); and (v) the Closing Assumed Unfunded Benefit Liabilities (“Estimated Closing Assumed Unfunded Benefit Liabilities”). In estimating the Closing Assumed Unfunded Benefit Liabilities, Seller shall use the formula set forth in Annex I.

(ii) No later than fifteen (15) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser for its review, and Seller and Purchaser shall thereafter agree in good faith on, a statement setting forth a good faith estimate of: (w) the number of employees of the Seller Group Entities who will transfer to a Company Group Entity as of the Closing in accordance with Annex III (but excluding any Seconded Employees to be seconded after Closing) and the Unfunded Benefit Liabilities as at the Closing Adjustment Base Date associated with such employees calculated in accordance with Annex I, (x) the Unfunded Benefit Liabilities as at the Closing Adjustment Base Date associated with the Target Number of Transferring Gifu and Gunma Employee calculated in accordance with Annex I; and (y) the Unfunded Benefit Liabilities as at the Closing Adjustment Base Date associated with the Target Number of Transferring KSS Employee calculated in accordance with Annex I (the aggregate of such estimated amounts, the “Estimated Transferred Unfunded Benefit Liabilities”), each with a breakdown in reasonable detail.

(iii) If Seller and Purchaser cannot agree on (u) Estimated Closing Net Working Capital; (v) Estimated Closing Cash and Cash Equivalents; (w) Estimated Closing Outstanding Bank Debt; (x) Estimated Closing Factoring Liabilities; (y) Estimated Closing Assumed Unfunded Benefit Liabilities or (z) Estimated Transferred Unfunded Benefit Liabilities, then the amount of such unagreed item shall be as set forth in Annex II (Illustrative Purchase Price Calculation).

(iv) The parties acknowledge and agree that:

(1) in consideration of the Company’s assumption of the Transferred Unfunded Benefit Liabilities associated with the Transferred Employees, Seller shall be obligated to pay Company an amount equal to the Transferred Unfunded Benefit Liabilities associated with the Transferred Employees and agree that Purchaser is to receive such amount from Seller on behalf of Company and such obligation shall be deemed to be performed and satisfied by offsetting such amount against the Stock Consideration and the making of any required payment pursuant to Section 1.4(l);

(2) in consideration of New SSMC’s assumption of the Transferred Unfunded Benefit Liabilities associated with the Transferred Gifu and Gunma Employees upon their transfer, SSMC shall owe to New SSMC the obligation to pay the amount equal to the Transferred Unfunded Benefit Liabilities associated with the Transferred Gifu and Gunma Employees and agree that (i) Seller on behalf of SSMC is to pay to Purchaser, and Purchaser on behalf of New SSMC is to receive from Seller, such amount, and (ii) such payment obligation shall be deemed to be performed and satisfied by offsetting such amount against the Stock Consideration and the making of any required payment pursuant to Section 1.4(m); and

(3) in consideration of KSS’s assumption of the Transferred Unfunded Benefit Liabilities associated with the Transferred KSS Employees upon their transfer, New KSS shall owe to KSS the obligation to pay the amount equal to the Transferred Unfunded Benefit Liabilities associated with the Transferred KSS Employees and agree that (i) Seller on behalf of New KSS is to pay to Purchaser, and Purchaser on behalf of KSS is to receive from Seller, such amount, and (ii) such payment obligation shall be deemed to be performed and satisfied by offsetting such amount against the Stock Consideration and the making of any required payment pursuant to Section 1.4(m).

(v) Purchaser’s obligation to pay the Stock Consideration at the Closing shall accordingly be reduced in part on a Yen to Yen basis by the aggregate amount of the Estimated Transferred Unfunded Benefit Liabilities.

(vi) The parties agree that the Purchase Price was based on a targeted Closing Net Working Capital equal to the Closing Net Working Capital Target. The Stock Consideration shall be (i) increased, Yen for Yen, by the amount by which the Estimated Closing Net Working Capital is greater than Closing Net Working Capital Target or (ii) decreased, Yen for Yen, by the amount by which the Estimated Closing Net Working Capital is less than the Closing Net Working Capital Target (the difference, positive or negative, between the Estimated Closing Net Working Capital and the Closing Net Working Capital Target, the “Estimated Closing Net Working Capital Adjustment Amount”).

(vii) Net Company Portion Seller Restructuring Plan Costs. No later than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement setting forth the amount of the Company Portion Seller Restructuring Plan Costs, less the lesser of (x) the amount of any such Company Portion Seller Restructuring Plan Costs that any Seller Group Entity or any Company Group Entity has actually paid or incurred prior to the Closing (for the purpose of preparing the Closing Balance Sheet, any such costs incurred shall be included as a “current liability” of Company Group Entity in the Closing Balance Sheet) (the “Seller Incurred Restructuring Plan Costs”) and (y) the amount of such Company Portion Seller Restructuring Plan Costs as set forth in the Seller Restructuring Plan Costs Schedule (such net amount, the “Net Company Portion Seller Restructuring Plan Costs”); provided, however, that Seller shall obtain Purchaser’s consent (such consent not to be unreasonably withheld) prior to any Seller Group Entity or Company Group Entity paying or incurring any such Company Portion Seller Restructuring Plan Costs that were not contemplated to be paid or incurred by any Seller Group Entity or Company Group Entity prior to the Closing in the Seller Restructuring Plan Costs Schedule and, thereafter, shall maintain records, reasonably satisfactory to Purchaser, of the amounts expended for which credit will be sought hereunder. Seller shall keep Purchaser apprised on a periodic basis of the amounts expended hereunder.

(viii) Additional Cash Option. For purposes of the adjustments set forth in Section 1.4(a)(iv), (v) and (vi), if Purchaser elects to exercise the Additional Cash Option, then to the extent the amount of offset to reduce the Stock Consideration pursuant to Section 1.4(a)(iv), (v) and/or (vi) exceeds the Stock Consideration, the Stock Consideration shall be deemed zero and such excess amount shall be offset against the Additional Cash Amount.

(b) Closing Balance Sheet and Closing Statement. As promptly as practicable, but in no event later than one hundred twenty (120) days following the Closing Date, Purchaser shall cause the following to be prepared and delivered to Seller (collectively, the “Closing Balance Sheet”): (i) a consolidated balance sheet of the Company Group Entities as of the Closing Adjustment Base Date, prepared in accordance with J-GAAP on a basis consistent with the Unaudited Financial Statements; and (ii) a statement (the “Closing Statement”) based on such Closing Balance Sheet which sets forth in detail a calculation of the Closing Net Working Capital, the Closing Cash and Cash Equivalents, the Closing Outstanding Bank Debt, and the Closing Factoring Liabilities. Purchaser shall provide Seller the relevant work papers used in the preparation of the Closing Balance Sheet. In connection with the preparation of the Closing Date Balance Sheet, unless Purchaser decides otherwise, as of the Closing Date Seller shall cause Company to take a physical inventory of all product stocks, other than those on consignment, which Purchaser’s and Seller’s accountants shall be permitted to observe. Any obsolete or damaged inventory shall not be included as inventory for purposes of the Closing Net Working Capital determination. Upon the request of Purchaser, Seller shall provide, and shall cause the other Seller Group Entities to provide, all reasonable assistance in connection with the preparation of the Closing Balance Sheet. Except as set forth below, the Closing Balance Sheet and the Closing Statement shall be deemed to be and shall be final, binding and conclusive on the parties for all purposes of determining the purchase prices (except for the Closing Assumed Unfunded Benefit Liabilities) and the payments required pursuant to this Section 1.4 (other than the payment pursuant to Section 1.4(l) and Section 1.4(m)) upon the earlier of (i) Seller’s delivery of a written notice to Purchaser of its approval of the Closing Balance Sheet and the Closing Statement, (ii) the failure of Seller to deliver to the Purchaser, within sixty (60) days after the delivery of such documents to the Seller, a written notice, specifying that it is provided hereunder and setting forth in reasonable detail the component or components of the Closing Balance Sheet and/or Closing Statement which the Seller disputes, and the basis therefor (each a “Closing Balance Sheet Dispute Notice”), (iii) the resolution of all disputes, pursuant to Section 1.4(c), by Purchaser and Seller, and (iv) the resolution of all disputes, pursuant to Section 1.4(c), by the Independent Accounting Firm (such earlier date, the “Final Resolution Date”).

(c) Dispute. If Seller delivers a Closing Balance Sheet Dispute Notice to Purchaser, Purchaser and Seller shall attempt to reconcile the parties’ differences set forth in the Closing Balance Sheet Dispute Notice, and any resolution by them as to any disputed amounts set forth in the Closing Balance Sheet Dispute Notice shall be final, binding and conclusive on the parties for all purposes of determining the purchase prices and the payments required pursuant to this Section 1.4. If Purchaser and Seller are unable to reach a resolution within thirty (30) days after the delivery of the Closing Balance Sheet Dispute Notice, Purchaser and Seller shall submit their respective determinations and calculations and the items set forth in the Closing Balance Sheet Dispute Notice remaining in dispute for resolution to PricewaterhouseCoopers Aarata or another independent accounting firm of international reputation mutually acceptable to Purchaser and Seller (the “Independent Accounting Firm”). The parties shall cause the Independent Accounting Firm to submit a report to Purchaser and Seller with a determination regarding such remaining disputed items, within thirty (30) days after submission of the matter, and such report shall be final, binding and conclusive on Purchaser and Seller. In resolving any matters in dispute, the Independent Accounting Firm may only assign a value to any item in dispute within the range of the greatest value and the smallest value for such matters assigned by Purchaser or Seller. The Independent Accounting Firm’s determination will be based solely on presentations by Purchaser, Seller and their respective advisors and the responses of Purchaser, Seller and their respective advisors to questions to the Independent Accounting Firm in connection with such review, and shall not involve the Independent Accounting Firm’s independent review. The fees, costs and expenses of the Independent Accounting Firm in resolving the remaining disputed items shall be borne equally by Purchaser and Seller.

(d) Final Closing Net Working Capital. The Purchase Price shall be increased on a Yen for Yen basis by the amount by which the actual Closing Net Working Capital of the Company Group Entities finally determined in accordance with Sections 1.4(b) and 1.4(c) (the “Actual Closing Net Working Capital”) exceeds the amount of the Estimated Closing Net Working Capital determined in accordance with Section 1.4(a); provided, however, that if the Actual Closing Net Working Capital exceeds the Estimated Closing Net Working Capital by one billion five hundred million yen (¥1,500,000,000) or less, the Actual Closing Net Working Capital shall be deemed to equal the Estimated Closing Net Working Capital. The Purchase Price shall be decreased on a Yen for Yen basis by the amount by which the amount of the Estimated Closing Net Working Capital exceeds Actual Closing Net Working Capital; provided, however, that if the Estimated Closing Net Working Capital exceeds the Actual Closing Net Working Capital by one billion five hundred million yen (¥1,500,000,000) or less, the Actual Closing Net Working Capital shall be deemed to equal the Estimated Closing Net Working Capital. Any such adjustment to the Purchase Price shall be referred to as a “Closing Net Working Capital Adjustment.”

(e) Final Closing Cash and Cash Equivalents. The Purchase Price shall be increased or decreased on a Yen for Yen basis by the amount by which the actual Closing Cash and Cash Equivalents finally determined in accordance with Sections 1.4(b) and 1.4(c) is greater or less than the amount of the Estimated Closing Cash and Cash Equivalents determined in accordance with Section 1.4(a).

(f) Final Closing Outstanding Bank Debt. The Purchase Price shall be increased or decreased on a Yen for Yen basis by the amount by which the actual Closing Outstanding Bank Debt finally determined in accordance with Sections 1.4(b) and 1.4(c) is less or greater than the amount of the Estimated Closing Outstanding Bank Debt determined in accordance with Section 1.4(a).

(g) Final Closing Factoring Liabilities. The Purchase Price shall be increased or decreased on a Yen for Yen basis by the amount by which the actual Closing Factoring Liabilities finally determined in accordance with Sections 1.4(b) and 1.4(c) is less or greater than the amount of the Estimated Closing Factoring Liabilities determined in accordance with Section 1.4(a).

(h) Purchase Price Adjustment Amount. The amount of the increases or decreases to be made to the Purchase Price pursuant to Sections 1.4(d), (e), (f) and (g) shall be netted together as one amount (such net payment amount, the “Purchase Price Adjustment Amount”). If the Purchase Price is to be increased by the Purchase Price Adjustment Amount, Purchaser shall pay an aggregate amount of cash equal to the Purchase Price Adjustment Amount to Seller by wire transfer of immediately available funds within five (5) Business Days of the Final Resolution Date. If the Purchase Price is to be decreased by the Purchase Price Adjustment Amount, Seller shall pay an aggregate amount of cash equal to the Purchase Price Adjustment Amount to Purchaser by wire transfer of immediately available funds within five (5) Business Days of the Final Resolution Date.

(i) Actuary Determination of Closing Assumed Unfunded Benefit Liabilities and Transferred Unfunded Benefit Liabilities Associated with the Transferred Employees. Within five (5) Business Days following the Closing Date, Seller and Purchaser shall retain Sumitomo Life Insurance Company, the pension actuary of Seller’s corporate pension fund (the “Actuary”), to calculate (i) the Closing Assumed Unfunded Benefit Liabilities, and (ii) the Transferred Unfunded Benefit Liabilities associated with the Transferred Employees as of the Closing Adjustment Base Date (the statement setting forth the foregoing amounts, an “Actuary Statement”). The costs and fees payable to the Actuary shall be borne equally by Seller and Purchaser.

(j) Actuary Determination of Certain Transferred Unfunded Benefit Liabilities. Within five (5) Business Days following the SSMC Transfer Date, Seller and Purchaser shall retain the Actuary to calculate (i) the Transferred Unfunded Benefit Liabilities associated with the Transferred Gifu and Gunma Employees as of the date immediately preceding the SSMC Transfer Date and (ii) the Transferred Unfunded Benefit Liabilities associated with the Transferred KSS Employees as of the date immediately preceding the KSS Transfer Date, and set forth such calculated amounts in an Actuary Statement prepared by the Actuary. The costs and fees payable to the Actuary shall be borne equally by Seller and Purchaser.

(k) Dispute of Actuary Statement. If Purchaser disputes any amount set forth in an Actuary Statement, then within thirty (30) days after Purchaser’s receipt of the Actuary Statement, Purchaser shall deliver to Seller a written notice setting forth in reasonable detail the amount or amounts which Purchaser disputes and the basis therefor (the “Actuary Statement Dispute Notice”). If Purchaser delivers an Actuary Statement Dispute Notice to Seller, Purchaser and Seller shall attempt to reconcile the parties’ differences set forth in the Actuary Statement Dispute Notice, and any resolution by them as to any disputed amounts set forth in the Actuary Statement Dispute Notice shall be final, binding and conclusive on the parties for all purposes of determining the purchase prices and the payments required pursuant to this Section 1.4(k). If Purchaser and Seller are unable to reach a resolution within twenty (20) days after the delivery of the Actuary Statement Dispute Notice, Purchaser and Seller shall jointly retain another independent third party pension appraiser of international reputation mutually and reasonably acceptable to Purchaser and Seller (the “Independent Actuary”). The parties shall cause the Independent Actuary to submit a report to Purchaser and Seller with a determination regarding such disputed items, and such determination shall be final, binding and conclusive on Purchaser and Seller. The fees, costs and expenses of the Independent Actuary in resolving the disputed items shall be borne equally by Purchaser and Seller.

(l) Final Closing Assumed Unfunded Benefit Liabilities and Certain Transferred Unfunded Benefit Liabilities. If the sum of the actual Closing Assumed Unfunded Benefit Liabilities and the actual Transferred Unfunded Benefit Liabilities associated with the Transferred Employees as of the Closing Adjustment Base Date, each as finally determined in accordance with Sections 1.4(i) and (k), is less than the sum of the Estimated Closing Assumed Unfunded Benefit Liabilities and the Estimated Transferred Unfunded Benefit Liabilities associated with the Transferred Employees as of the Closing Adjustment Base Date, Purchaser shall pay the amount equal to such difference to Seller by wire transfer of immediately available funds to the Seller’s Account within five (5) Business Days of the date on which the Actuary, or Independent Actuary, as applicable, submits the result of calculation to Seller and Purchaser. If the sum of the actual Closing Assumed Unfunded Benefit Liabilities and the actual Transferred Unfunded Benefit Liabilities associated with the Transferred Employees as of the Closing Adjustment Base Date, each as finally determined in accordance with Sections 1.4(i) and (k), is greater than the sum of the Estimated Closing Assumed Unfunded Benefit Liabilities and the Estimated Transferred Unfunded Benefit Liabilities associated with the Transferred Employees as of the Closing Adjustment Base Date, Seller shall pay the amount equal to such difference to Purchaser by wire transfer of immediately available funds to the bank account designated by Purchaser within five (5) Business Days of the date on which the Actuary, or Independent Actuary, as applicable, submits the result of calculation to Seller and Purchaser.

(m) Final Transferred Unfunded Benefit Liabilities. If the sum of the actual Transferred Unfunded Benefit Liabilities associated with the Transferred Gifu and Gunma Employees as of the date immediately preceding the SSMC Transfer Date and the actual Transferred Unfunded Benefit Liabilities associated with the Transferred KSS Employees as of the date immediately preceding the KSS Transfer Date, each as finally determined in accordance with Sections 1.4(j)and (k), is less than the sum of the Estimated Transferred Unfunded Benefit Liabilities associated with the Target Number of Transferring Gifu and Gunma Employees as of the Closing Adjustment Base Date and the Estimated Transferred Unfunded Benefit Liabilities associated with the Target Number of Transferring KSS Employees as of the Closing Adjustment Base Date, Purchaser shall pay the amount equal to such difference to Seller by wire transfer of immediately available funds to the Seller’s Account within five (5) Business Days of the date on which the Actuary or Independent Actuary, as applicable, submits the result of calculation to Seller and Purchaser. If the sum of the actual Transferred Unfunded Benefit Liabilities associated with the Transferred Gifu and Gunma Employees as of the date immediately preceding the SSMC Transfer Date and the actual Transferred Unfunded Benefit Liabilities associated with the Transferred KSS Employees as of the date immediately preceding the KSS Transfer Date, each as finally determined in accordance with Sections 1.4(j) and (k), is greater than the sum of the Estimated Transferred Unfunded Benefit Liabilities associated with the Target Number of Transferring Gifu and Gunma Employees as of the Closing Adjustment Base Date and the Estimated Transferred Unfunded Benefit Liabilities associated with the Target Number of Transferring KSS Employees as of the Closing Adjustment Base Date, Seller shall pay the amount equal to such difference to Purchaser by wire transfer of immediately available funds to the bank account designated by Purchaser within five (5) Business Days of the date on which the Actuary or Independent Actuary, as applicable, submits the result of calculation to Seller and Purchaser.

(n) If the amount of cash or cash equivalents of Company Group Entities decreases, or the amount of the current liabilities of Company Group Entities increases, due to the payment or accrual of any costs and expenses prior to Closing that are to be borne by Purchaser or any of its Affiliates (including the Company Group Entities after the Closing) under this Agreement or any of the Transaction Agreements, and Purchaser has agreed in advance in writing to such payment or incurrence of costs and expenses prior to Closing, such decrease or increase, as the case may be, shall be deemed to have not occurred and shall be disregarded for the purpose of the determination of and adjustment to the Purchase Price set forth in Section 1.4. If the amount of any cost arising out of the Restructuring Plan that will be incurred by any of the Company Group Entities after the Closing shall be reserved on the Closing Balance Sheet as a current liability, such reserved amount shall be disregarded for the purpose of the determination of and adjustment to the Purchase Price set forth in Section 1.4.

(o) If Purchaser elects the Additional Cash Option, Purchaser shall reimburse Seller for fifty percent (50%) of costs incurred by Seller as a result of preparing the Pro Forma Audited Financial Statements and the Interim Financial Statements in accordance with U.S. GAAP, U.S. GAAS and SAS 100 pursuant to Section 6.8 and Section 6.9, provided that in no event shall such amount of reimbursement by Purchaser, in the aggregate, exceed one hundred fifty million Yen (¥150,000,000).

1.5 Withholding Rights. Each of Purchaser and Seller shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable Legal Requirement; provided, however, that, if any withholding Tax is imposed on the payment of the Purchase Price allocated to the Transferred IP Assets under applicable Legal Requirement in the jurisdiction from which the purchase of the Transferred IP Assets is made or in the jurisdiction of organization of such purchaser, the Purchase Price shall be grossed up by the amount equal to such withholding Tax so that the Seller will receive such amount as it would receive if such withholding Tax were not imposed. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and shall be timely remitted by the withholding party to the appropriate Governmental Authority in compliance with all applicable Legal Requirements.

ARTICLE II

CLOSING DELIVERIES

2.1 Deliveries by Seller. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a) Shareholders’ Register Request. A request form in substantially the form attached hereto as Exhibit C (“Shareholders’ Register Request”), duly executed by Seller affixing Seller’s seal, to register Purchaser or a designated Affiliate of Purchaser as the holder of the Purchased Shares on the Company’s shareholders’ register (kabunushi-meibo); and

(b) Article 122 Document. The document as provided for under Article 122 of the Companies Act of Japan (Kaisha-hou) and issued immediately upon submission of the Shareholders’ Register Request to Company, which sets forth information included in Company’s shareholders’ register, certified by the Representative Director of Company.

2.2 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a) Issued Shares. A certificate or certificates representing the Issued Shares duly endorsed in blank or transfer to Seller or accompanied by stock powers duly executed in blank; and

(b) Wire Transfers. Wire transfers to Seller’s Account in the amount of the Closing Cash Payment and to the Escrow Account in the amount equal to the Escrow Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING COMPANY

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Purchaser as follows:

3.1 Organization, Good Standing, Qualification. Schedule 3.1 of the Seller Disclosure Schedule sets forth, for each Company Group Entity, the jurisdiction of organization and each state or other jurisdiction in which each Company Group Entity is qualified to do business. Each Company Group Entity is or has (i) an entity duly organized, validly existing and in good standing (to the extent such a concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization; (ii) duly qualified to conduct business under the laws of each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification; and (iii) full corporate power and authority required to own, lease and operate its assets and to carry on the Business.

3.2 Company Group Entities.

(a) Ownership of Company Group Entities. The Company owns, directly or indirectly, all equity interests in each of the other Company Group Entities. Schedule 3.2(a) of the Seller Disclosure Schedule sets forth, with respect to each Company Group Entity, the authorized, issued and outstanding capital stock of each Company Group Entity, specifying: (i) the number of shares or other interests issued or outstanding; and (ii) the record owners of the shares or other interests, showing the number of shares or other interests held by each such owner. Except pursuant to this Agreement, neither Seller nor any Subsidiary thereof, nor, to the Knowledge of Seller, any other record owner of any shares or other interest in any Company Group Entity, has entered into any agreement to sell, transfer or otherwise dispose of any such shares or other interests in any Company Group Entity.

(b) Charter Documents. For each Company Group Entity, Company has delivered or made available to Purchaser correct and complete copies of (i) the Charter Documents and (ii) the capital stock records or other similar records of equity interests, including the capital stock ledger or similar ledger. No Company Group Entity is in violation in any material respect of any of the provisions of its Charter Documents or of any of the resolutions of its stockholders, boards of directors or committees thereof, or any similar bodies, and, to the Knowledge of Seller, no condition or circumstance exists that is reasonably likely to (with or without notice or lapse of time) constitute or result in such a material violation.

(c) Capital Stock. All issued and outstanding shares of capital stock of, or other equity interests in, the Company Group Entities have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in compliance with Legal Requirements, Orders and Governmental Approvals in all material respects and are free and clear of all Encumbrances. In respect of each Company Group Entity, there are no (i) outstanding preemptive rights, subscriptions, options, calls, warrants or other rights or Company Contracts to acquire any of its securities from each such Company Group Entity or from any other Company Group Entity, Seller Group Entity or any other Person; (ii) outstanding securities, instruments or obligations issued or granted by any Company Group Entity or Seller Group Entity that are or may become convertible into or exchangeable for any Company Group Entity’s securities; (iii) Company Contracts under which any Company Group Entity is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities; or (iv) stockholder agreements, voting trusts or other Contracts that may affect the exercise of voting or any other rights with respect to a Company Group Entity’s capital stock to which any Company Group Entity or Seller Group Entity is a party.

(d) Business. No Company Group Entity has engaged in any material respect in any business or business activity other than the Business or held any material business interests or assets other than as used in the Business.

3.3 Capitalization.

(a) The authorized capital stock of Company consists of eight hundred thousand (800,000) shares of capital stock. Company has issued and outstanding five hundred thousand (500,000) shares of Common Stock.

(b) Schedule 3.3(b) of the Seller Disclosure Schedule sets forth the name of each holder of capital stock of Company and the number and class of shares held by such holder. No other shares of capital stock of Company are issued or outstanding. All of the Purchased Shares are beneficially owned and held of record by Seller and have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements and Orders and are free and clear of all Encumbrances. Pursuant to this Agreement, Purchaser shall acquire all legal and beneficial right, title and interest in and to the Purchased Shares, free and clear of all Encumbrances.

(c) There are no (i) outstanding preemptive rights, subscription, option, call, warrant or other rights of any kind or nature to acquire any securities of Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of Company; (iii) Company Contracts under which Company is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any its securities; or (iv) shareholder agreements, voting trusts or other agreement, arrangement or understanding to which any Company or Seller is a party that may affect the exercise of voting or any other rights with respect to the capital stock of Company.

3.4 No Conflicts; Required Consents. The execution, delivery and performance by Seller or any Seller Group Entity of any Transaction Agreement to which it is a party does not and will not (with or without notice or lapse of time):

(a) conflict with, violate or result in any breach of (i) any of the provisions of the Charter Documents of any such Seller Group Entity or any Company Group Entity; (ii) any Resolutions; (iii) any of the terms or requirements of any Governmental Approval held by such Seller Group Entity or any Company Group Entity; or (iv) any provision of any Material Contract, in each case, in any material respect;

(b) give any Governmental Authority or other Person the right to (i) materially challenge or prevent the Transaction; (ii) exercise any material remedy or obtain any material relief under any material Legal Requirement or any Order to which any such Seller Group Entity or any Company Group Entity is subject; (iii) declare a material default of, exercise any material remedy under, accelerate the performance of, cancel, terminate, materially modify or receive any material payment under, any Material Contract; or (iv) revoke, suspend or materially modify any material Governmental Approval granted to any Company Group Entity;

(c) result in the imposition or creation of any Encumbrance upon or with respect to any material assets of any Company Group Entity; or

(d) except for applicable requirements, if any, under any Antitrust Law, require any such Seller Group Entity or any Company Group Entity to obtain any material Consent from, or make or deliver any material filing or notice to, a Governmental Authority.

3.5 Financial Statements.

(a) Seller has previously delivered or made available to Purchaser the unaudited consolidated balance sheets, and the profit and loss statements, of the Company Group Entities as of and for the fiscal years ended March 31 in each of 2008, 2009, and 2010 (collectively, the “Unaudited Financial Statements”). The unaudited consolidated balance sheet and the profit and loss statement of the Company Group Entities as of and for the fiscal year ended March 31, 2010 is referred to herein as the “Latest Financial Statement.”

(b) Upon delivery, the Audited Pro Forma Financial Statements (i) present fairly the financial condition of the Pro Forma Company Group Entities as of the respective dates thereof and the results of operations of the Pro Forma Company Group Entities for the periods covered thereby in accordance with U.S. GAAP; and (ii) have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods covered.

(c) Upon delivery, the Interim Financial Statements (i) present fairly the respective financial condition of the Pro Forma Company Group Entities as of the respective dates thereof and the respective results of operations of the Pro Forma Company Group Entities for the periods covered thereby in accordance with J-GAAP or in accordance with U.S. GAAP; and (ii) have been prepared in accordance with J-GAAP or U.S. GAAP, in all cases, applied on a consistent basis throughout the periods covered; provided, however, that (i) the Interim Financial Statements prepared in accordance with U.S. GAAP will be reviewed pursuant to SAS 100 pursuant to U.S. GAAP and (ii) the Interim Financial Statements are subject to year-end adjustments consistent with past practice (which will not be material individually or in the aggregate) and does not contain all of the footnotes required by J-GAAP or U.S. GAAP.

(d) The Unaudited Financial Statements (i) present fairly the financial condition of the Company Group Entities as of the respective dates thereof and the results of operations of the Company Group Entities for the periods covered thereby in accordance with J-GAAP; and (ii) have been prepared in accordance with J-GAAP, applied on a consistent basis throughout the periods covered; provided, however, that the Unaudited Financial Statements do not contain all of the footnotes required by J-GAAP and are subject to normal year-end audit adjustments.

3.6 Absence of Undisclosed Liabilities. No Company Group Entity has, to the Knowledge of Seller, any material Liabilities other than (i) those set forth in the Latest Financial Statement; (ii) those incurred in the ordinary course of business; (iii) those incurred by any actions taken by Seller or Company Group Entity in order to comply with any obligation or covenant of Seller under this Agreement; (iv) those incurred by any action permitted hereunder; (v) liabilities under existing Contracts; and (vi) those caused by any actions or matters referred to in the Seller Disclosure Schedule.

3.7 Absence of Changes. Between the Latest Balance Sheet Date and the date of this Agreement, (i) the Company Group Entities have conducted the Business in the ordinary course of business; and (ii) no event or circumstance has occurred that has had a Company Material Adverse Effect. Without limiting the generality of the foregoing, since the Latest Balance Sheet Date and the date of this Agreement, no Company Group Entity has taken any of the actions described in Section 6.2(a), (b), (c), (e), (f), (n), (o), (p) and (v).

3.8 Ownership and Sufficiency of Business Assets.

(a) Title. The Company Group Entities will have, as of the Closing, good and valid title to (or valid leases or licenses in respect of) all the Business Assets and Services and each other assets and services held, owned or leased by or provided to a Seller Group Entity or Company Group Entity, that are material to the Business, other than the Business IP Assets and the Excluded Business Assets and Services, in each case free and clear of all Encumbrances.

(b) Sufficiency of Assets other than Intellectual Property. Subject to the receipt by the Company Group Entities of:

(i) such services and benefits to be provided to any Company Group Entities pursuant to the Transition Services Agreement or other Transaction Agreements;

(ii) such services and benefits to be provided directly or indirectly to any Company Group Entity by service providers set forth on Schedule 7.6(a) and Schedule 7.6(b);

(iii) the Governmental Approvals listed in Schedule 3.17(a) of the Seller Disclosure Schedule; and

(iv) the Contract Consents,

upon the Closing, the Company Group Entities will own and have the right to use (or, in the case of leased or licensed interests, will have the right to use) such assets and services, without contravention of the terms and conditions of any of such assets and services (or, with respect to assets or services provided under the Transaction Agreements or by service providers set forth on Schedule 7.6(a) and Schedule 7.6(b), the right to use assets or obtain services on the terms and subject to the conditions thereof) as are necessary to enable the Company Group Entities to conduct the Current Business in all material respects, in compliance in all material respects with all Legal Requirements, Orders, Governmental Approvals and Contracts applicable to the Current Business.

This Section 3.8(b) shall not apply to Intellectual Property Rights, which are the subject of Section 3.8(c).

(c) Sufficiency of Intellectual Property. The (i) Company IP Assets; (ii) rights and licenses to Seller Group Entities’ Intellectual Property Rights provided under the IP Assignment Agreement, IP License Agreement, Trademark License Agreement, and Transition Services Agreement; (iii) rights and licenses under Intellectual Property Rights granted to Company Group Entities in or under Company Contracts under which Company Group Entities continue to enjoy their rights immediately following Closing; (iv) rights and licenses under Intellectual Property Rights granted to Seller Group Entities that have been or will be assigned, sublicensed, or otherwise transferred to Company, (v) rights under Intellectual Property Rights conveyed to Seller Group Entities or Company Group Entities by operation of law (such as patent exhaustion and implied licenses) in the ordinary course of business, and (vi) Intellectual Property Rights of third parties for which an indemnity is provided by Seller pursuant to Section 12.2(a)(vii), together will constitute, immediately following the Closing Date, all of the material Intellectual Property Rights (including third party Intellectual Property Rights) used in or necessary to the Business as it currently is conducted or is planned by Seller to be conducted immediately prior to the Closing.

(d) Research and Development. The Business Assets and Services and the services and benefits to be provided to the Company Group Entities by the Seller Group Entities under the Transaction Agreements and the Company Group Employees and Transferred Employees together constitute all of the assets and personnel (other than (i) those to be provided under any Company Contract and (ii) Intellectual Property Rights which shall be subject to subsection (c) above) used in or necessary for the Company Group Entities to continue, in all material respects, the research and development projects relevant to the Business as such projects are currently conducted or reasonably contemplated to be conducted.

3.9 Accounts Receivable. The Accounts Receivable are (i) valid and legally binding obligations of the account debtor enforceable in accordance with its terms; (ii) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and (iii) to the Knowledge of Seller, fully collectible in the ordinary course of business (less the amount of any provision or reserve therefore made in the books and records of the Company Group Entities).

3.10 Indebtedness.

(a) Schedule 3.10(a)(i) of the Seller Disclosure Schedule lists all Indebtedness (other than Intercompany Indebtedness) of any Company Group Entity, including all Capital Leases (“ Identified Capital Leases”) as of May 31, 2010, setting forth as to each item of Indebtedness the counterparty, the principal amount outstanding, the per annum interest rate and the maturity date. No Company Group Entity is in material breach (or has received written notice of any material breach or material default that remains pending) or material default under any of the terms or conditions set forth in any loan document or other document or instrument related to such Indebtedness. Schedule 3.10(a)(ii) of the Seller Disclosure Schedule sets forth all Intercompany Indebtedness as of May 31, 2010. Complete and correct copies of all material documents relating to the Permitted Indebtedness have been delivered or made available by Seller to Purchaser.

(b) Schedule 3.10(b) of the Seller Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of the Company Group Entity, Seller Group Entity, financial institution and/or factoring company involved in each of the SSMC Supplier Alternative Payment Systems and the Company Supplier Alternative Payment System.

(c) Schedule 3.10(c) of the Seller Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of each guarantee provided by any Seller Group Entity for the benefit of the Business, any Company Group Entity or any of the employees of a Company Group Entity.

3.11 Inventory. To the Knowledge of Seller, all Inventory consist of items of a quality, quantity and condition usable and salable in the ordinary course of the business of the Company Group Entities without material discount or material reduction, conform to generally accepted standards in the industry of which the Business is a part, are free of material defects, materially meet the Company Group Entities’ current standards and specifications and comply in all material respects with applicable Legal Requirements, are at levels consistent with past practices of the business of the Company Group Entities, and are physically present without material damage, material loss or material shrinkage.

3.12 Material Contracts.

(a) All Contracts, including all material amendments, material supplements, material modifications and material waivers thereof, to which any Company Group Entity is a party or otherwise primarily relate to the Business (“Company Contracts”) to which any of the descriptions set forth below may apply are referred to as “Material Contracts”:

(i) Contracts relating to profit sharing, stock option, employee stock purchase or other plan or arrangements providing for deferred compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other agreement with any labor union, or severance agreements, programs, policies or arrangements;

(ii) Contract for the employment by any Company Group Entity of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis involving annual compensation in excess of ten million Yen (¥10,000,000) (or the equivalent amounts in any other currency based on the Applicable Spot Rate), other than payments that are either mandatory under applicable Legal Requirements or Orders or payable pursuant to a Plan available generally to Active Employees within a particular country, or Contracts relating to loans by any Company Group Entity to officers, directors, shareholders or Affiliates of any Company Group Entity;

(iii) All joint venture, partnership or other Contracts involving a sharing of profits with a third party;

(iv) Contract or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing an Encumbrance (other than any license) on any material asset or group of material assets of any Company Group Entity, or pursuant to which any Company Group Entity guarantees in any way any Contract of a third Person;

(v) Contract under which any Company Group Entity is lessee of or holds or operates any personal property owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed one hundred million Yen (¥100,000,000);

(vi) Contract under which any Company Group Entity is lessor or that permits any third party to hold or operate any property, real or personal, owned or controlled by any Company Group Entity, except for any Contract which involves consideration in the aggregate not exceeding or not reasonably likely to exceed one hundred million Yen (¥100,000,000) annually (or the equivalent amounts in any other currency based on the Applicable Spot Rate);

(vii) Contract or group of related Contracts other than those specified in items (i) through (vi) and (viii) through (xvi) with the same party or group of affiliated parties (other than customers or suppliers) the performance of which involves consideration in the aggregate exceeding or reasonably likely to exceed two hundred million Yen (¥200,000,000) annually (or the equivalent amounts in any other currency based on the Applicable Spot Rate);

(viii) Contracts that grant a license or sublicense (including but not limited to a covenant not to sue or similar undertaking) pursuant to which any Company Group Entity is authorized to use any third party Intellectual Property Right that is material to the Business, excluding generally commercially available, software programs that are not incorporated into any product marketed, sold, or licensed by a Company Group Entity (“Off the Shelf Software”) and excluding Intellectual Property Rights of Seller Group Entities;

(ix) Contracts that grant a license or sublicense (including but not limited to a covenant not to sue or similar undertaking) pursuant to which any third party is authorized to use any Company IP Asset that is material to the Business, other than nonexclusive licenses or rights granted or arising in the ordinary course of business in connection with the manufacture, distribution or sale of products;

(x) all Contracts to acquire a business of, or equity interest of twenty percent (20%) or greater in, any Person, other than a Company Group Entity;

(xi) Contracts prohibiting any Company Group Entity from freely engaging in any business or competing anywhere in the world, or pursuant to which any material benefit is required to be given or lost as a result of so competing;

(xii) any Contract to which any Seller Group Entity is a party and is material to, or otherwise primarily relates to, the Business;

(xiii) any other Contract that is material to any Company Group Entity and not made in the ordinary course;

(xiv) any Contract with any of the customers or suppliers of any Company Group Entity required to be disclosed pursuant to Schedule 3.24 of the Seller Disclosure Schedule;

(xv) any Contract between or among any Company Group Entity, on the one hand, and any Seller Group Entity (other than a Company Group Entity);

(xvi) any employee collective bargaining agreement or any other material Contract with any labor organization, union or association of which any Active Employee is a member;

(xvii) Contracts relating to any Securitization of Receivables Transaction or any Supplier Alternative Payment System; and

(xviii) Real Property Leases.

(b) Seller has delivered or made available to Purchaser or its Representative complete and correct copies of each Material Contract (other than the Contracts described in (xvii) above) in effect as of the date of this Agreement. Each Material Contract is in writing, is currently valid and in full force and effect, and, to the Knowledge of Seller, is enforceable by the relevant Company Group Entity or Seller Group Entity in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

(c) No Company Group Entity is in material breach or material default, and in the two (2) year period prior to the date of this Agreement, no party has notified any Company Group Entity in writing that it is in material breach or material default, under any Material Contract, other than breaches or defaults with respect to which the notification has been withdrawn. To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that is reasonably likely to (with or without notice or lapse of time) (a) result in a material violation or material breach of any of the provisions of any Material Contract; (b) give any Person the right to declare a material default or exercise any material remedy under any Material Contract; (c) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or materially modify any Material Contract; or (d) otherwise have a Company Material Adverse Effect in connection with any Material Contract. The Company has not waived any of its material rights under any Material Contract. To the Knowledge of Seller, no counter-party to any Material Contract is in material breach or material default under such Material Contract.

3.13 Intellectual Property.

(a) Schedule 3.13(a) of the Seller Disclosure Schedule sets forth a complete and correct list (as of March 31, 2010) of all Company IP Assets that are Registered IP Assets (subject to any updates to the lists of Freely Assigned Patents and Restricted Assigned Patents set forth in Exhibits F and H to the IP Assignment Agreement made according to Section 1.6 of the IP Assignment Agreement). Schedule 3.13(a) of the Seller Disclosure Schedule specifies as to each the nature of such item, lists the jurisdictions in which each such item has been issued or registered or in which any such application for such issuance and registration has been filed, indicates any applicable registration or application number, and indicates any co- or joint owner and managing division (管理部署)(kanri busho).

(b) All necessary registration, maintenance and renewal fees in connection with the Company IP Assets that are Registered IP Assets, which become due and payable prior to the Closing Date, will have been paid up until the Closing Date with regard to such Registered IP Assets, and documents and certificates due prior to the Closing Date will have been filed, except where any Seller Group Entity or Company Group Entity has reasonably determined in its ordinary course of business to terminate the renewal or maintenance of such registration. For each Registered IP Asset assigned to each Company Group Entity or Seller Group Entity, an assignment has been recorded in accordance with applicable Legal Requirements and in a timely manner with the relevant patent, copyright, trademark or other authorities.

(c) As of the Closing Date, Seller Group Entities and Company Group Entities will have complied with all applicable internal rules of Seller and Company and Legal Requirements with respect to payment of inventor awards, including the obligation to pay fair compensation to inventors due under Article 35 of the Japan Patent Law to the relevant inventors of any Patents or assigned inventions within the Company IP Assets.

(d) Each item of the Company IP Assets (other than Restricted Assigned Patents, Restricted Assigned Copyrights and Know-How, and common law trademarks) will be solely owned by a Company Group Entity as of the Closing. Each item of Company IP Assets that are Restricted Assigned Patents or Restricted Assigned Copyrights and Know-How will be owned by a Company Group Entity as of the Closing if, prior to the Closing, Seller has obtained the consent of the Third Party IP Owner to the assignment of such Restricted Assigned Patent or Restricted Assigned Copyrights and Know-How to the Company Group Entities. Each item of the Business IP Assets licensed to a Company Group Entity under any Transaction Agreement is owned by a Seller Group Entity that is authorized to so license such Business IP Assets and will be duly and validly licensed to a Company Group Entity as of the Closing for use in the manner currently used or reasonably contemplated to be used in the conduct of the Business. The Company IP Assets (other than common law trademarks) will be, as of the Closing, free and clear of any Encumbrances other than (i) any license, rights, obligations or covenants as set forth in the IP Assignment Agreement, (ii) outbound Intellectual Property Licenses disclosed in Section 3.13(f) and (iii) those non-material Encumbrances arising in ordinary course of business in connection with the Business of the Company Group Entities. As soon as reasonably practicable after the Closing and subject to the Encumbrances as described in (i), (ii) and (iii) above in the immediately preceding sentence, each of the Business IP Assets will be owned by a Company Group Entity or will be immediately available for use and practice by a Company Group Entity on terms and conditions set forth in the Intellectual Property License Agreement, Trademark License Agreement and IP Assignment Agreement, or identical to those under which such Company Group Entity currently uses or practices such Business IP Assets without any affirmative act by any Company Group Entity, Purchaser or any other Person, including any assignment, release, Consent or approvals.

(e) In each case in which any Company Group Entity or Seller Group Entity has acquired an ownership interest in any Company IP Assets from any Person, either (i) such Company IP Assets were developed, written, or created solely by employees of a Company Group Entity or a Seller Group Entity acting within the scope of their employment, or (ii) such ownership interest was validly and irrevocably assigned to the relevant Company Group Entity or Seller Group Entity, as the case may be. Each employee (current or past) of each Company Group Entity and each employee (current or past) of each Seller Group Entity who participated in the creation of any Company IP Asset that are material to the Business has signed the Company Group Entities’ or Seller Group Entities’, as the case may be, standard agreement regarding proprietary information and inventions assignment, a complete and correct copy of the current form of which is set forth in Schedule 3.13(e) of the Seller Disclosure Schedule. To the Knowledge of Seller, as of the date hereof, no employee, consultant or independent contractor of any Seller Group Entity or Company Group Entity is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by any Seller Group Entity or Company Group Entity in default or breach of any material term related to the assignment of Intellectual Property Rights of any employment agreement, non-disclosure agreement, assignment of invention agreement, or similar agreement between such Persons and any Seller Group Entity or Company Group Entity.

(f) Except for Company Contracts (i) listed in Schedule 3.13(f) of the Seller Disclosure Schedule as royalty-bearing and (ii) for Off the Shelf Software, there are (and upon the Closing, will be), no royalties, fees, or other payments in any of the preceding three (3) years under any Contracts by a Company Group Entity to any third party, with respect to any use of Intellectual Property Rights in connection with the conduct of the Business.

(g) Schedule 3.13(g) of the Seller Disclosure Schedule sets forth a complete and correct list of all Contracts to which any Seller Group Entity is a party (i) granting any Intellectual Property License to Company IP Assets (other than nonexclusive licenses or rights granted or arising in the ordinary course of business in connection with the manufacture, distribution or sale of products) or (ii) otherwise limiting any Company Group Entity’s ability to exploit fully any of the Company IP Assets. None of the Seller Group Entities to any such Contract is in material breach of any such Contract, and there is no material dispute under any such Contract regarding the scope of such Contract or performance under such Contract, including with respect to any payments to be made or received by any Seller Group Entity thereunder. No Contract grants to or authorizes the retention of any joint ownership interest or exclusive license of, or other exclusive right with respect to, any of the Company IP Assets by any Person other than a Company Group Entity.

(h) The operation of the Business as it is currently conducted, or as it is currently planned by Seller to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Company’s products and services, does not and will not when operated in the same manner following the Closing, infringe or misappropriate any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction (excluding (i) any infringement or misappropriation following the Closing for which Seller indemnifies Purchaser Parties as set forth in Schedules 12.2(a)(vii), 12.2(a)(viii) and item 1 of 12.2(a)(ix) and (ii) any infringement or misappropriation arising from or related to common law trademarks). In the three (3) years preceding the date of this Agreement, no Seller Group Entity or Company Group Entity has received written notice that could reasonably be construed as a threat of litigation or enforcement absent a license, including an “invitation to take a license” from any Person claiming that such operation or any of the Company’s products and services (including any currently under development) infringes or misappropriates any Intellectual Property Rights of any Person, or constitutes unfair competition or trade practices under the laws of any jurisdiction, except as provided in Schedule 3.13(g) of the Seller Disclosure Schedule.

(i) To the Knowledge of Seller, as of the date of this Agreement, no Person is infringing, using or disclosing without authorization, or misappropriating any Company IP Assets that are material to the Business. No Company Group Entity or Seller Group Entity has sent a notice within the three (3) years preceding the date of this Agreement to any Person kept in the records of the legal or intellectual property divisions of a Company Group Entity or Seller Group Entity alleging any such claims against such Person with respect to any such Company IP Assets.

(j) To the Knowledge of Seller, each item of Company IP Assets (i) in the case of a Registered IP Asset (other than a pending application) is valid and in full force and effect; and (ii) has not been abandoned (except in the ordinary course of business) or passed into the public domain (except as a result of the expiration of its term). Company has no Knowledge of any facts, circumstances or information that would (x) render any Company IP Assets invalid or unenforceable or (y) adversely affect or impede the ability of a Company Group Entity to use any Business IP Assets in the conduct of the Business as it is currently conducted or as it is currently planned by Seller to be conducted. No Company Group Entity or Seller Group Entity has misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Registered IP Assets in a manner that would constitute fraud with respect to such application or that would otherwise adversely affect the validity or enforceability of such Registered IP Assets.

(k) The Seller Group Entities and Company Group Entities have taken reasonable steps to, including having established internal rules, safeguard and maintain the secrecy and confidentiality of all of the Trade Secrets that are material to the Business and are not otherwise protected by Patents and have complied with such internal rules in all material respects. Without limitation on the generality of the foregoing, any disclosures to third parties of Trade Secrets that are material to the Business have been made pursuant to written confidentiality agreements prohibiting disclosure, except where such third parties have any implied confidentiality obligations under Legal Requirements.

(l) None of the execution, delivery, and performance of this Agreement, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby in and of themselves will (i) conflict with, result in a breach of, modify, or terminate, any Intellectual Property License (except for those solely among Company Group Entities); (ii) cause the forfeiture or termination or give rise to a right of forfeiture of, termination of, or result in any loss of a Company Group Entity’s right to use, any Business IP Assets, including by in any way impairing the right of any Company Group Entity to use or practice or bring any action for the infringement, unauthorized use or disclosure, or misappropriation of any Company IP Assets; or (iii) result in any Company Group Entity or Purchaser or any of its Affiliates granting to any Person any right or license to any of the Company IP Assets (other than pursuant to the Transaction Agreements) or Purchaser or any of its Affiliates granting to any Person any right or license to any Intellectual Property Rights of Purchaser or any of its Affiliates, in each case other than as a result of Contracts to which Purchaser or any of its Affiliates, and not a Company Group Entity, is a party.

(m) To the Knowledge of Seller, the electronic data processing, information, record keeping, communications, and computer systems and any other information technology systems (collectively, “Technology Systems”) used by the Company Group Entities and the Seller Group Entities to operate the Business as of the Closing are adequate for the operation of the Business as presently conducted. In the three (3) year period preceding the date of this Agreement, there has not been any material malfunction with respect to any of the Technology Systems that resulted in the loss of any Intellectual Property Rights of Seller Group Entities or Company Group Entities material to the Business, a material interruption in the manufacturing operations of the Business, or costs and expenses exceeding one hundred million Yen (¥100,000,000) and that has not been remedied in all material respects.

(n) For the three (3) year period preceding the date of this Agreement, the Company Group Entities and Seller Group Entities have complied in all material respects with their respective published privacy policies relating to privacy and data security (the “Privacy Policies”) in connection with the Business, including with respect to the collection, use, disclosure and transfer (including cross-border transfer) of Personally-Identifiable Information. In connection with the Business, the Company Group Entities and Seller Group Entities use commercially reasonable technical and organizational measures to protect Personally-Identifiable Information against unauthorized access, disclosure, use, modification or other misuse or misappropriation to the extent required by their Privacy Policies and applicable Legal Requirements. To the Knowledge of Seller, except as set forth in Schedule 3.1(m) of the Seller Disclosure Schedule, there have been no material unauthorized or accidental accesses, disclosures, intrusions or breaches of security of Personally-Identifiable Information maintained by or on behalf of any Company Group Entity or Seller Group Entity in connection with the Business in the three (3) year period preceding the date of this Agreement, nor any complaints, notices to, or claims asserted by any Person (including any Governmental Authority) regarding the collection, use, transmission, disclosure or sharing of Personally-Identifiable Information by any Company Group Entity or Seller Group Entities in connection with the Business in the three (3) year period preceding the date of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will comply with the Privacy Policies.

(o) The Company Group Entities’ and the Seller Group Entities’ use and distribution, if any, of each component of Open Source Software complies in all material respects with the applicable license agreement, and such use or distribution, if any, by the Company Group Entities and Seller Group Entities does not give rise under such license agreement to any material obligation in favor of any Person for the Company Group Entities and Seller Group Entities to disclose or distribute, in source code form, any Business IP Asset, to license for the purpose of making derivative works any Business IP Asset, or to distribute without charge any Business IP Asset.

(p) Schedule 3.13(p) of the Seller Disclosure Schedule contains a true and complete list of all inbound Intellectual Property Licenses to which a Seller Group Entity is a party under which any Company Group Entity receives rights under Patents.

3.14 Employees.

(a) Schedule 3.14(a) of the Seller Disclosure Schedule lists separately for each Company Group Entity or Seller Group Entity, as applicable, each Active Employee (other than temporary employees (hakenshain)) as of June 21, 2010, in the case of Active Employees employed by an Entity in Japan and May 31, 2010 in the case of Active Employees employed by an Entity outside Japan. Schedule 3.14(a) of the Seller Disclosure Schedule shows in respect of each such Active Employee (other than temporary employees (hakenshain)): (i) status as a full-time part-time, or secondee; (ii) function, department, title and position; (iii) date of employment, date of commencement of continuous employment (if different) and date of secondment, each as applicable; (iv) the office or location in which such Active Employee is employed or to which such Active Employee is seconded and the Entity in which such Active Employee is registered; and (v) such Active Employee’s annual salary or hourly compensation, as the case may be, and any other material remuneration arrangements (including equity grants, contributions payable to any private pension arrangement in respect of the employee and compensation payable pursuant to bonus, incentive, in-kind and deferred compensation, allowances or commission arrangements and identifying in each case the relevant employer and any other entity responsible for such salary or other compensation). Each Company Group Entity and, to the extent employing any Active Employees, each Seller Group Entity, is in compliance and has complied since the date falling three (3) years prior to the date of this Agreement in all material respects with all Legal Requirements, Orders and Contract terms relating to such employees, including terms relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Legal Requirements prohibiting discrimination and/or harassment on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation, or otherwise or requiring accommodation of such characteristics), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices. There are no material workers’ compensation, labor, or similar employment related claims pending or, to the Knowledge of Seller, being overtly threatened against any Company Group Entity or against any Seller Group Entity by any Active Employees.

(b) Schedule 3.14(b) of the Seller Disclosure Schedule lists each Active Employee as of June 21, 2010, in the case of Active Employees employed by an Entity in Japan and May 31, 2010 in the case of Active Employees employed by an Entity outside Japan, who is required by applicable Legal Requirements to hold a temporary work authorization or a particular class of non-immigrant visa in order to work in any jurisdiction in which such employee is employed (each a “Work Permit”), and shows for each such employee the type of Work Permit held and the remaining period of validity. With respect to each Work Permit, all of the information that any Seller Group Entity or any of the Company Group Entities has provided to the relevant Governmental Entities (collectively, “Immigration Authorities”) in the application for such Work Permit was true and complete in all material respects. The Company Group Entities have received the appropriate notice of approval from the Immigration Authorities with respect to each such Work Permit. Since the date falling three (3) years prior to the date of this Agreement, none of the Company Group Entities or Seller Group Entities has received any written notice from the Immigration Authorities that any Work Permit has been revoked, other than any revocation that has been cured in all material respects or with respect to which the notice was withdrawn. To the Knowledge of Seller, there is no action pending or overtly threatened to revoke or adversely modify the terms of any Work Permit. No Active Employee is a non-immigrant employee of a nationality other than that of the jurisdiction in which he or she is employed whose right to remain in such employment would terminate or otherwise be affected by the transactions contemplated by this Agreement. For each Active Employee hired after November 6, 1986 who is working in the United States, the respective Company Group Entity or Seller Group Entity that hired such Active Employee has completed and retained an Immigration and Naturalization Service Form I-9, in accordance with applicable Legal Requirements in all material respects.

(c) The employment of any terminated former employee of any of the Company Group Entities or Seller Group Entities who was primarily engaged in the Business has been terminated in material compliance with any applicable Contract terms and applicable Legal Requirements, and no Company Group Entity has any material liability under any Contract or applicable Legal Requirements toward any such terminated employee, except as (i) may be required under a Plan available generally to Active Employees or (ii) expressly set forth in the Restructuring Plan, that is reasonably likely to become a material liability of Purchaser or any Company Group Entity after the Closing Date. Except as otherwise expressly set forth in the Restructuring Plan, the Transactions will not (in and of themselves) cause Purchaser or any Company Group Entity to incur or suffer any material liability relating to, or material obligation to pay, severance, termination or other payment to any present or former employee.

(d) No Company Group Entity has made any loans (except advances for business expenses in the ordinary course of business) to any Active Employee that have not been fully repaid, forgiven or otherwise satisfied.

(e) During the three (3)-year period ending on the date hereof, no Company Group Entity and, to the extent having employed any Active Employees during such three (3)-year period, no Seller Group Entity, has experienced and, to the Knowledge of Seller, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, boycott, or other material labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation with respect to Active Employees. No Company Group Entity and, to the extent employing any Active Employees, no Seller Group Entity, is subject to any collective bargaining agreement or obligation to engage in collective bargaining with any trade union or similar organization with respect to Active Employees, except as required by any applicable Legal Requirement. No Company Group Entity and, to the extent employing any Active Employees, no Seller Group Entity, has since the date falling three (3) years prior to the date of this Agreement, engaged in any unfair labor practices within the meaning of any applicable Legal Requirements with respect to any Active Employees. There is no pending or, to the Knowledge of Seller, overtly threatened dispute between any of the Company Group Entities or, to the extent employing any Active Employees, any Seller Group Entity, on the one hand, and any trade union, works council or similar organization, on the other hand, with respect to employees engaged in the Business. No action, claim, labor dispute or Proceeding is pending or, to the Knowledge of Seller, being overtly threatened against any of the Company Group Entities or, to the extent employing any Active Employees, any Seller Group Entity, respecting or involving any applicant for employment in the Business, any current employee or any former employee engaged in the Business, or any class of the foregoing, by or before any Governmental Authority.

(f) No Company Group Entity is liable for any arrears of wages, salaries, bonuses or commissions owed to Active Employees except for bonuses and similar compensation earned during the period in which the Closing falls but payable on a deferred basis in accordance with the terms thereof.

(g) There has been no lay-off or reduction in force of employees engaged in the Business undertaken by or on behalf of any of the Company Group Entities since the date falling three (3) years prior to the date of this Agreement. No material Orders, awards, improvements, prohibitions or other notices have been served upon and no other material enforcement or similar Proceedings have been taken against any of the relevant Company Group Entities since the date falling three (3) years prior to the date of this Agreement pursuant to any legislation, regulations, Orders or codes of conduct of any Governmental Authority in respect of Active Employees.

(h) Except as expressly set forth in the Restructuring Plan, there are no plans for the future lay off, rationalization or similar measures for employees engaged in the Business undertaken by or on behalf of any of the Company Group Entities.

(i) Except as expressly set forth in the Restructuring Plan, there are no current negotiations with any union or similar organization for any material change in the rate of remuneration or the bonus, incentives, or private pension benefits of any Active Employee or any other material change to the costs or expenses associated with Active Employee activities.

3.15 Employee Benefits.

(a) Schedule 3.15(a) of the Seller Disclosure Schedule lists all material Plans. True, correct and complete copies of all material documents with respect to such Plans have been delivered or made available to Purchaser.

(b) Except for Unfunded Benefit Liabilities as of the date of this Agreement, all Plans are validly existing in all material respects with such regulatory authorities as may be applicable and, in the three-year period preceding the date of this Agreement, no written notice of non-compliance, failure to validly exist has been received by Seller or any of the Company Group Entities from any such Governmental Authority with respect to any of the Plans. The Unfunded Benefit Liabilities as at March 31, 2010 are set forth on Schedule 3.15(b) of the Seller Disclosure Schedule. With respect to any unfunded Plan providing pension, retirement, or similar benefits for which applicable Local GAAP or other Legal Requirement mandate that reserves be recorded on a statement of financial position, reserves have been recorded on the Latest Financial Statement in a manner that is consistent in all material respects with applicable Local GAAP and other Legal Requirements. With respect to any funded Plan providing pension, retirement, or similar benefits, such plans have been funded in all material respects in accordance with applicable Legal Requirements.

(c) No Company Group Entity has any unsatisfied material Liabilities or, to the Knowledge of Seller, is reasonably likely to incur any material Liabilities that are reasonably likely to become material Liabilities of any of the Company Group Entities or Purchaser with respect to any Plan. Each Plan to which any of the Company Group Entities contributes that is intended to qualify for any Tax benefit under applicable Legal Requirements has received any required confirmation of such qualification from an appropriate Governmental Authority and is in material compliance with all requirements of applicable Legal Requirements, as to both form and operation, necessary to maintain such qualification. Each Company Group Entity has performed all of its material obligations in relation to the Plans in accordance with the governing documentation of the Plans and the requirements of all applicable Legal Requirements.

(d) No written undertaking or assurance (whether or not constituting a legally binding commitment) has been given to any Active Employee as to the continuation of any of the Plans after the Closing.

(e) There are no pending criminal proceedings against, and no pending material civil, arbitration, administrative or other Proceedings or pending disputes by or against, the trustees, managers or administrators of the Plans or any of the Company Group Entities in relation to the Plans and, to the Knowledge of Seller, none is being overtly threatened.

(f) Employees of the Seller Group Entities who are to be transferred to a Company Group Entity can remain as participants in the Seller Pension Plans after the Closing Date under current applicable Legal Requirements.

3.16 Compliance with Laws. The Company Group Entities are, and at all times since the date falling three (3) years prior to the date of this Agreement has been, in compliance in all material respects with each Legal Requirement or Order that is applicable to such Company Group Entity or any of its respective properties, assets, operations or businesses, and, to the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that is reasonably likely (with or without notice or lapse of time) to constitute, or result in, a material default under, a material breach or violation of, or a material failure to comply with, any such Legal Requirement or Order by any Company Group Entity. Neither Seller nor any Company Group Entity has received, since the date falling three (3) years prior to the date of this Agreement, any written notice from any third party regarding any actual, alleged or potential material violation of any Legal Requirement or Order by any Company Group Entity in connection with the Business, except for violations that have been cured or notices that have been withdrawn.

3.17 Governmental Approvals.

(a) Each Company Group Entity has all material Governmental Approvals that are necessary or required in connection with the ownership and use of its properties or assets or the operation of its business. Each Company Group Entity has made all material filings with, and given all material notifications to, all material Government Authorities as required by all applicable Legal Requirements. Schedule 3.17(a) of the Seller Disclosure Schedule contains a complete and correct list and summary description of each such material Governmental Approval. Each such material Governmental Approval is valid and in full force and effect, and there is not pending or, to the Knowledge of Seller, being overtly threatened any Proceeding which is reasonably likely to result in the suspension, termination, revocation, cancellation, limitation or impairment of any such material Governmental Approval.

(b) The Company has delivered or made available to Purchaser complete and correct copies of all of the Governmental Approvals identified in Schedule 3.17(a) of the Seller Disclosure Schedule, including all renewals thereof and all amendments thereto.

3.18 Proceedings and Orders.

(a) There is no material Proceeding pending or, to the Knowledge of Seller, being overtly threatened against any Company Group Entity. To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that is reasonably likely to serve as a basis for the commencement of any such Proceeding. Since the date falling three (3) years prior to the date of this Agreement, no insurance company has asserted in writing to any Company Group Entity or Seller Group Entity that any such Proceeding is not covered by the applicable insurance policy held by any Company Group Entity or any Seller Group Entity in respect of the Business, other than any failure of coverage that has been cured or any assertion that has been withdrawn.

(b) No Company Group Entity nor any of their respective properties, assets, operations or businesses, nor any of their respective rights relating to any of the foregoing, is subject to any Order that remains in effect.

3.19 Environmental Matters.

(a) The operations of the Business are, and at all times since the date falling three (3) years prior to the date of this Agreement has been, in compliance in all material respects with all Environmental and Safety Laws.

(b) The Company and each other Company Group Entity, as applicable, has obtained and owns or possesses all material Governmental Approvals that are required under Environmental and Safety Laws to conduct the Current Business (collectively, the “Environmental Permits”), and the Company or the applicable other Company Group Entity is in compliance in all material respects with all such Environmental Permits, and all such Environmental Permits are in full force and effect, without unusual conditions or restrictions.

(c) There has been no material Release by any Company Group Entity or, to the Knowledge of Seller, any other Person at the Property or any of the Facilities in violation of any material Legal Requirement. To the Knowledge of Seller, no Hazardous Materials are present in, on, or under, or migrating to, or from, the Property in violation of any material Legal Requirement.

(d) There are no Proceedings pending or, to the Knowledge of Seller, being overtly threatened against any Company Group Entity or against any Seller Group Entity in respect of the Business alleging a violation of an Environmental and Safety Law by any Company Group Entity, noncompliance by any Company Group Entity with Environmental Permits, or alleging liability of any Company Group Entity for the presence of Hazardous Materials in violation of any material Legal Requirement. During the three (3) year period prior to the date of this Agreement, no Seller Group Entity nor any Company Group Entity has received any written notice from any Person or Governmental Authority alleging, and, to the Knowledge of Seller, no condition or circumstance currently exists that is reasonably likely to result in (with or without notice or lapse of time or both), a material violation of, or material failure to comply with, any material Environmental and Safety Law or Environmental Permit by any Company Group Entity or by any Seller Group Entity in respect of the Business.

(e) To the Knowledge of Seller, none of the following exists at the Property or any of the Facilities: any asbestos-containing material in any form which is friable; PCBs; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, solid waste management units, surface impoundments, waste piles or land disposal areas of any kind.

(f) The Company has delivered or made available to Purchaser complete and correct copies of all material studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other material documents similar thereto (whether in hard copy or electronic form) in any Seller Group Entity’s or any Company Group Entity’s possession regarding the presence or alleged presence of Hazardous Materials at, or on, or regarding any of such Entities’ compliance with any Environmental and Safety Laws.

3.20 Taxes.

(a) Since April 1, 2006, each of the Company Group Entities has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Authority all Tax Returns required to be filed; all such Tax Returns are true, complete and correct in all material respects; and no Company Group Entity has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b) All Taxes of the Company Group Entities (whether or not shown on any Tax Return) that are due and payable have been timely paid in full. Each of the Company Group Entities has withheld and timely paid over (or set aside for payment when due) all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, shareholder, creditor or other third party. All Active Employees have been properly classified for Tax purposes, including withholding of Taxes, in the relevant jurisdiction in which such classification is required. There are no liens for Taxes on any asset of any Company Group Entity, other than for Taxes not yet due and payable.

(c) Each of the Company Group Entities has made available to Purchaser complete and correct copies of (i) its income or franchise (whether federal, state, local or foreign) Tax Returns for all taxable periods beginning on or after January 1, 2008; and (ii) rulings it received from, and any agreements it entered into with Governmental Authorities that are currently in effect and relate to Taxes. Since April 1, 2006, no claim has been made by a Governmental Authority in a jurisdiction where neither the Company nor any other Company Group Entity files Tax Returns that the Company or any other Company Group Entity is or may be required to pay Taxes or file Tax Returns in that jurisdiction. No Company Group Entity does business in or derives income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been made available to Purchaser. Since April 1, 2006, no Company Group Entity has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty between Japan and such foreign country nor has received written notice from any Governmental Authority that any Company Group Entity has a permanent establishment in any foreign country.

(d) Since April 1, 2006, no Company Group Entity has been the subject of any Examination of Taxes. Any deficiencies and proposed adjustments with respect to Taxes of any Company Group Entity have been resolved, and no other deficiencies or proposed adjustments are expected to be asserted or made. No Examinations or other Proceedings with respect to Taxes or Tax Returns of any Company Group Entity are pending or, to the Knowledge of Seller, being overtly threatened. Since April 1, 2006, no material deficiency, underpayment, late payment or other unpaid liability has been raised in writing by any Governmental Authority with respect to Taxes of any Company Group Entity. No waiver or extension of any statute of limitations with respect to Taxes or Tax Returns of any Company Group Entity is currently in effect or has been requested.

(e) No Company Group Entity is the party to or subject of any closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement, or similar ruling or agreement relating to Taxes with any Governmental Authority.

(f) None of the Company Group Entities has been party to or received a Tax concession provided by a relevant Governmental Authority.

(g) The useable net operating losses for tax purposes available to the Company Group Entities at Closing will be as set forth on Schedule 3.20(g) of the Seller Disclosure Schedule, less any amount utilized as permitted by Section 7.17. These net operating losses shall expire on the schedule attached as Schedule 3.20(g) of the Seller Disclosure Schedule.

3.21 Insurance. Schedule 3.21 of the Seller Disclosure Schedule sets forth a complete and correct list of all material insurance policies, self-insurance arrangements and fidelity bonds, in effect as of June 30, 2010 that insure any Company Group Entity whether or not the applicable policy is held by any Company Group Entity or any Seller Group Entity (collectively, the “Insurance Policies”). The Company has delivered or made available to Purchaser true, correct and complete copies of all Insurance Policies. Each Insurance Policy is valid, binding, and in full force and effect and will remain so valid, binding, and in full force and effect, on the same terms as those in effect as of the date hereof in accordance with their terms, following the consummation of the Transaction. No Company Group Entity is in material breach of any Insurance Policy, and, to the Knowledge of Seller, no event has occurred, which, with notice or the lapse of time, is reasonably likely to constitute such a material breach, or permit termination, material modification, or material acceleration, of any Insurance Policy. Since the date falling three (3) years prior to the date of this Agreement, neither Seller, any Seller Group Entity, nor any Company Group Entity has received any written notice of cancellation or non-renewal of any Insurance Policy. Schedule 3.21 of the Seller Disclosure Schedule sets forth a complete and correct list as of June 30, 2010 of all claims filed by any Company Group Entity against any Insurance Policy in the last sixty (60) months. To the Knowledge of Seller, there is no such pending claim under any Insurance Policy as to which any insurer has disputed or denied liability. Neither Seller, any Seller Group Entity, nor any Company Group Entity has received any written notice of a material increase in the premium for any Insurance Policy that has not yet been effected.

3.22 Real Property.

(a) Schedule 3.22(a) of the Seller Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of each parcel of real property owned by each Company Group Entity (collectively, the “Owned Real Property”), including a street address, complete legal description or such description (Section, Block and Lot numbers or other legal description) as may be necessary to identify each parcel. The Company, or other Company Group Entity, as applicable, is the sole and exclusive legal owner of, and is in possession of, all Owned Real Property, including the buildings, structures, fixtures and Improvements situated thereon and appurtenances thereto, including such right of ways and easements running toward the benefit or burden of such Owned Real Property, in each case free and clear of all Encumbrances. Seller has made available to Purchaser all material Company Contracts pertaining to the Owned Real Property and are legally valid and binding and in full force and effect, and neither Seller, its Affiliates, nor any Company Group Entity has received any written notice of default, offset, counterclaim or defense asserted thereunder since the date falling three (3) years prior to the date of this Agreement.

(b) Schedule 3.22(b) of the Seller Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all permits and leasehold or subleasehold estates and other rights to use or occupy any land, buildings or structures, Improvements, fixtures, or other interest in real property held by each Company Group Entity (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) (including the street address of each Leased Real Property and the name of the lessor) and a list as of the date of this Agreement of all Real Property Leases and other material Company Contracts relating to each Real Property Lease). The Company or other Company Group Entity, as applicable, has been in lawful possession of the premises covered by each Real Property Lease since the commencement of the original term of such Real Property Lease. Company has delivered or made available to Purchaser complete and correct copies of each Real Property Lease and each material Company Contract relating to each Real Property Lease. All Real Property Leases are valid and in full force and effect in accordance with their respective terms and there exists no material default thereunder or, to the Knowledge of Seller, occurrence or condition which is reasonably likely to result in a material default thereunder or termination thereof.

(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are in good condition and repair (ordinary wear and tear excepted) and suitable in all material respects for the operation of the Current Business. There are no material structural deficiencies or material latent defects affecting any of the Improvements and, to the Knowledge of Seller, there are no facts or conditions affecting any of the Improvements that are reasonably likely to, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof by the Company Group Entities in the operation of the Current Business.

(d) There are no outstanding options or other contractual rights to purchase, lease or use, or rights of first refusal to purchase the Owned Real Property or any portion thereof or interests therein or contracts relating to the right to receive any portion of the income or profits from the sale, operation or development thereof.

(e) No Company Group Entity nor any sublessee of any Company Group Entity under any of the Real Property Leases has made any material alterations, additions or improvement to the Leased Real Property that are required to be removed (or of which any landlord or sublandlord could require removal) at termination of the applicable lease term.

(f) Since the date falling three (3) years prior to the date of this Agreement, neither Seller, any Seller Group Entity, nor any Company Group Entity has received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Real Property, as currently used and occupied, and the conduct of the Current Business thereon, violates in any material respect any deed restrictions or applicable Legal Requirements, consisting of building codes, zoning, subdivision or other land use or similar laws. Neither Seller, any Seller Group Entity, nor any Company Group Entity has received written notice of any material zoning or other land-use regulation proceeding, or any material change in any applicable Legal Requirements, which to the Knowledge of Seller, is reasonably likely to affect the use and operation of the Real Property as currently used and operated in any material respect, other than violation that was cured or any notice that was withdrawn.

(g) There are no eminent domain, condemnation or other similar proceedings pending or, to the Knowledge of Seller, threatened affecting any portion of the Owned Real Property. To the Knowledge of Seller, there are no eminent domain, condemnation or similar proceedings pending or threatened affecting any portion of the Leased Real Property.

(h) The Company Group Entities have all material licenses, certificates of occupancy, permits, authorizations and approvals required to operate the Current Business and utilize the Real Property and the Leased Real Property to the extent required in the conduct of the Current Business on such Real Property. The Company Group Entities have all material easements and utility rights required by Legal Requirements or by the normal use and operation of the Real Property to the extent required in the conduct of the Current Business on such Real Property or the Leased Real Property.

(i) No Company Group Entity has legally obligated itself to sell, assign or sublease or otherwise transfer or convey any Owned Real Property or its interest under any Real Property Lease to any Person, except as may be set forth in a Company Contract pertaining to the Leased Real Property identified in Schedule 3.22(b) of the Seller Disclosure Schedule. No Company Group Entity has legally obligated itself to place any Encumbrance or Improvement on any Real Property, except as may be set forth in a Company Contract affecting the Leased Real Property as identified in Schedule 3.22(b) of the Seller Disclosure Schedule. No Company Group Entity has hypothecated or assigned any rents or income from the Real Property, or any portion thereof, in any manner to any third party.

(j) Schedule 3.22(j) of the Seller Disclosure Schedule sets forth a complete and correct list of all Leased Real Property where the lessor is a Seller Group Entity, the average monthly rent payable and the applicable average monthly rent exemption thereunder for the twelve (12) month period ending on March 31, 2010.

3.23 Personal Property. The Company Group Entities have good and valid title to the material items of tangible personal property owned by them, and have legal right to use all other material items of tangible personal property used by them pursuant to the terms of Company Contracts governing the possession or use of such material items of tangible personal property, other than those disposed of in the ordinary course of business since March 31, 2010, in each case free and clear of all Encumbrances. Such material items of tangible personal property are in good operating condition and repair (subject to normal wear and tear).

3.24 Customers and Suppliers.

(a) Schedule 3.24(a) of the Seller Disclosure Schedule sets forth a complete and correct list of the twenty (20) largest customers of the Business, determined on the basis of sales revenues based on data managed by the Sales & Marketing Division of the Company, for each of the fiscal years ended March 31, 2009 and March 31, 2010 and sets forth the revenues received from each such customer during the applicable period.

(b) Schedule 3.24(b) of the Seller Disclosure Schedule sets forth a complete and correct list of:

(i) the twenty (20) largest suppliers of the Business, determined on the basis of costs of items purchased based on data managed by the Procurement Department of the Company for each of the fiscal years ended March 31, 2009 and March 31, 2010 and sets forth the amounts paid to each such supplier during the applicable period; and

(ii) all sole source material suppliers of the Business as of the date of this Agreement.

(c) No Company Group Entity is restricted (whether by Contract, Legal Requirement or otherwise) in any material respect from selling, licensing, distributing products or otherwise conducting the Current Business or any portion thereof with any customer or potential customer, in any geographic area, during any period of time or in any segment of the market. There is no material purchase commitment which provides that any supplier will be the exclusive supplier of or distributor for any product, component or service utilized in the Business by any Company Group Entity. There is no material purchase commitment requiring any Company Group Entity to purchase the entire output of a supplier.

(d) Since the date falling three (3) years prior to the date of this Agreement, no Company Group Entity, Seller or Seller Group Company has received any written notice or otherwise has Knowledge, that any current customer or supplier identified or required to be listed on Schedule 3.24(a) of the Seller Disclosure Schedule or Schedule 3.24(b) of the Seller Disclosure Schedule intends or is reasonably likely to cease dealing with any Company Group Entity, intends or is reasonably likely to otherwise materially reduce the volume of business transacted by such Person with any Company Group Entity or otherwise is materially dissatisfied with the service any Company Group Entity provides such Person.

3.25 Bank Accounts. Schedule 3.25 of the Seller Disclosure Schedule lists the name and location of each bank or other institution in which any Company Group Entity has any deposit account or safe deposit box and all account numbers as of the date of this Agreement. As of the date of this Agreement, all of the Company Group Entities’ cash (other than a reasonable amount of petty cash held by each Company Group Entity) is in the bank accounts described above, and the Company or other Company Group Entity, as applicable, has full legal and beneficial interest in all cash, cash equivalents and other financial assets deposited in such accounts, free and clear of any Encumbrances.

3.26 Company Transaction Expenses. Except as otherwise provided by the Transaction Agreements, there are no fees, costs, commissions or expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses), special bonuses, severance or other similar items of compensation (discretionary or otherwise) incurred by the Company or any other Company Group Entity at or prior to the Closing in connection with transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby or payable at or prior to the Closing to any employee or director of any Company Group Entity in connection with or arising out of the transactions contemplated hereby (collectively, the “Company Transaction Expenses”) or reasonably expected to be so incurred by any Company Group Entity.

3.27 Transactions with Affiliates. No Seller Group Entity (a) owns, directly or indirectly, any debt, equity or other ownership interest in any Entity with which any Company Group Entity has a material business relationship, other than (i) any Entity in which any Seller Group Entity, individually or in the aggregate together with any other Seller Group Entity, holds an investment (whether in the form of debt, equity, other ownership interest or any combination thereof) of less than one hundred million Yen (¥100,000,000); or (ii) any publicly-traded Entity in which such Seller Group Entity owns less than one percent (1%) of the issued and outstanding capital stock, (b) as at May 31, 2010, had any Indebtedness owed by any Seller Group Entity to any Company Group Entity; and (c) has any direct interest in any material asset, property or other material right primarily used for the Business, other than Business IP Assets, that will not be owned by Company Group Entities after the Closing.

3.28 Brokers. No Company Group Entity has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

3.29 Product Specifications and Warranties. Since the date falling three (3) years prior to the date of this Agreement, no Company Product marketed as of such date, and no facility in which any such Company Product has been developed, manufactured, stored or shipped, has been disqualified by any then shipping customers, other than any notice that has been withdrawn. Since the date falling three (3) years prior to the date of this Agreement, no Company Group Entity has received any written notice that any Company Product currently marketed has been rejected by any currently shipping customer due to a failure to meet product specifications. Schedule 3.29 of the Seller Disclosure Schedule sets forth a correct and complete statement of the Company Product warranty return experience by month of the Company Group Entities, on a segment by segment basis, and specifying in each case where failure rates for any such segment exceeded one percent (1%) per month (on average as measured over a consecutive three month period) of the installed base for such segment, and any material concessions, compensation for settlements or credits granted in connection with such warranty returns, for the two year period ended May 31, 2010; including any currently pending customer claims for compensation which have yet to be settled.

3.30 Product Liability. No Company Group Entity has any material liability that has been asserted by a third party on or prior to the date of this Agreement (and, to the Knowledge of Seller, there are no facts or circumstances that are reasonably likely to give rise to any future material liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Company Product.

3.31 Foreign Exchange Notification. All of the information provided by Seller to Purchaser, pursuant to reasonable requests of Purchaser, regarding the “restricted business” of the Company Group Entities for purposes of Purchaser’s filing of a prior notification under the Foreign Exchange and Foreign Trade Law of Japan is true and accurate.

3.32 Demerger. Seller has duly transferred to Company, in compliance with Legal Requirements and pursuant to the Company Demerger, those Contracts that license to a Seller Group Entity or Company Group Entity any Intellectual Property Rights (other than Patents) that are used by Company in the Business set forth on Schedule 3.32(a) of the Seller Disclosure Schedule, when delivered pursuant to Section 6.13. The Contracts set forth on Schedule 3.32(b) of the Seller Disclosure Schedule, when delivered pursuant to Section 6.13, sets forth a complete and correct list of Contracts existing as of the effective date of the Company Demerger that license to a Seller Group Entity or Company Group Entity any Intellectual Property Rights (other than Patents) that are used by Company in the Business but that were not transferred to the Company in connection with the Company Demerger (“Demerger Non-Transferred Contracts”).

3.33 Service Providers. Schedule 3.33 of the Seller Disclosure Schedule, when delivered pursuant to Section 6.13, sets forth each service provider that provides services indirectly to the Company Group Entities through contractual arrangements with Seller Group Entities and the nature of the services provided.

3.34 SSV Union Approval. Neither the consent nor approval of the SSV Union is required for the implementation of the Restructuring Plan as it relates to SSV pursuant to current applicable Legal Requirements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING SELLER

Seller represents and warrants to Purchaser as follows:

4.1 Ownership of Purchased Shares. Seller is the record and beneficial owner of all right, title and interest, in and to all of the Purchased Shares, free and clear of all Encumbrances. The delivery to Purchaser of the Purchased Shares as contemplated in this Agreement will transfer to Purchaser valid title to the Purchased Shares, free and clear of any and all Encumbrances.

4.2 Authority; Validity of Contemplated Transactions. Seller and any Seller Group Entity as applicable, has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which such Seller Group Entity is a party and to carry out the provisions of this Agreement and such other Transaction Agreements. The execution, delivery and performance by Seller and any Seller Group Entity as applicable of this Agreement and such other Transaction Agreements have been approved by all requisite action on the part of Seller or applicable Seller Group Entity. This Agreement has been duly and validly executed and delivered by Seller. Each of this Agreement and such other Transaction Agreements to which Seller or applicable Seller Group Entity is a party constitutes, or upon execution and delivery by Seller or applicable Seller Group Entity and each of the other parties thereto, will constitute, the legal, valid and binding obligation of Seller or Seller Group Entity as applicable, enforceable against Seller or applicable Seller Group Entity in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

4.3 Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, being overtly threatened against Seller (a) challenging or seeking to restrain, or prohibit the Transaction or (b) preventing Seller from performing its obligations under this Agreement or any Transaction Agreements to which it is a party.

4.4 Brokers. Other than Nikko Cordial Securities Inc., the fees of which shall be paid solely by Seller, Seller has not retained any broker or finder or incurred any Liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

4.5 Securities Act Matters.

(a) Illiquid Shares; Restriction on Resales. Seller acknowledges that the Issued Shares issued pursuant to this Agreement have not been, and when issued, will not be registered under the Securities Act, FIEL, the securities laws of any state of the United States or the securities laws of any other country. To the extent that the Securities Act or FIEL is applicable, the Issued Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or FIEL (as applicable) or unless an exemption from registration is available. In the absence of an effective registration statement covering such shares, to the extent that the Securities Act or FIEL applies, Seller acknowledges that it may sell, transfer or otherwise dispose of such shares only in a transaction for which an exemption from registration under the Securities Act or FIEL is available. Seller further understands that there is no assurance that any exemption from registration under the Securities Act or FIEL will be available or, if available, that such exemption will allow such Seller to dispose of or otherwise transfer any or all of the Issued Shares under the circumstances, in the amounts or at the times such Seller might propose. Seller understands and acknowledges that the certificate(s) evidencing the Issued Shares to be issued or delivered pursuant to this Agreement shall bear Purchaser’s standard form of Securities Act restrictive legend, as well as legends describing any applicable contractual restrictions. Seller understands that it may have to bear the economic risk of an investment in Issued Shares to be received by it pursuant to the transactions contemplated hereby for an indefinite period of time.

(b) Accredited Investor; Investment Intent. Seller is an “accredited investor” (as defined in Rule 501(a) under the Securities Act). Seller, either alone or with its representative, is capable of evaluating the risks and merits of owning the Issued Shares. Seller is acquiring the Issued Shares for investment only and not with a view to or intention of or in connection with any resale or distribution of such shares or any interest therein in violation of the Securities Act.

(c) Unregistered Securities. Seller has been advised and acknowledges that in issuing the Issued Shares to Seller pursuant hereto, Purchaser Parent is relying upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and/or upon Regulation S promulgated under the Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER AND

PURCHASER PARENT

Each of Purchaser and Purchaser Parent represents and warrants as follows:

5.1 Organization and Good Standing. Each of Purchaser and Purchaser Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

5.2 Authority; Binding Nature of Agreements. Each of Purchaser, Purchaser Parent and Affiliates of Purchaser that are party to any of the Transaction Agreements (each a “Purchaser Transaction Agreement Party”) has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and such other Transaction Agreements. The execution, delivery and performance by each Purchaser Transaction Agreement Party, as applicable, of this Agreement and such other Transaction Agreements have been approved by all requisite action on the part of such Purchaser Transaction Agreement Party. This Agreement has been duly and validly executed and delivered by Purchaser and Purchaser Parent. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery by each Purchaser Transaction Agreement Party , as the case may be, will constitute, the legal, valid and binding obligation of such Purchaser Transaction Agreement Party, as the case may be, enforceable against such Purchaser Transaction Agreement Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

5.3 Purchaser Parent Capital Structure. The authorized capital stock of Purchaser Parent consists of 750,000,000 Purchaser Parent Shares. At the close of business on July 2, 2010, (i) 431,046,132 Purchaser Parent Shares were issued and outstanding; (ii) 48,066,127 Purchaser Parent Shares were held by Purchaser Parent in its treasury; (iii) 85,620,294 Purchaser Parent Shares were reserved and available for issuance pursuant to the Purchaser Parent stock option, ESPP and RSU plans, and 44,476,194 Purchaser Parent Shares were subject to outstanding Purchaser Parent options and full value awards; (iv) 5,300,000 Purchaser Parent Shares were reserved and available for issuance pursuant to outstanding warrants of the Purchaser Parent and (v) 108,000,000 were reserved and available for issuance pursuant to convertible notes of the Purchaser Parent. Except as set forth in this Section 5.3, at the close of business on July 2, 2010, no shares of capital stock or other voting securities or equity interests of Purchaser Parent were issued, reserved for issuance or outstanding. Except as set forth in this Section 5.3 and except for the Issued Shares, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of Purchaser Parent; (B) any securities of Purchaser Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Purchaser Parent; or (C) any warrants, calls, options or other rights to acquire from Purchaser Parent, and no obligation of Purchaser Parent to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Purchaser Parent; and (ii) there are not any outstanding obligations of Purchaser Parent to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Issued Shares, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of any Encumbrances and will not be issued in violation of any preemptive rights or applicable Legal Requirements. Seller shall acquire all legal right, title and interest in and to the Issued Shares, free and clear of all Encumbrances.

5.4 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by each applicable Purchaser Transaction Agreement Party do not and will not (with or without notice or lapse of time):

(a) violate or result in any breach of (i) any of the provisions of the Charter Documents of such Purchaser Transaction Agreement Party; (ii) any resolutions adopted by the stockholders, or board of directors or committees thereof of such Purchaser Transaction Agreement Party; (iii) any of the terms or requirements of any material Governmental Approval held by such Purchaser Transaction Agreement Party or that otherwise relates to such Purchaser Transaction Agreement Party’s business; or (iv) any provision of a material Contract to which such Purchaser Transaction Agreement Party is a party;

(b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which such Purchaser Transaction Agreement Party t or any of its assets is subject; or (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any Contract to which such Purchaser Transaction Agreement Party is a party; or

(c) except for applicable requirements, if any, under any Antitrust Law, require such Purchaser Transaction Agreement Party to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

5.5 SEC Filings; Financial Statements.

(a) Purchaser Parent has delivered or made available to Seller accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2009, and all amendments thereto (the “SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Purchaser Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the U.S. Securities Exchange Act of 1934, as amended (as the case may be); and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes) contained in the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with Local GAAP in the United States applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes), and (iii) fairly present the consolidated financial position of Purchaser Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Purchaser Parent and its consolidated Subsidiaries for the periods covered thereby.

5.6 Brokers. Other than GCA Savvian Advisors, LLC, the fees of which will be paid solely by Purchaser, neither Purchaser nor Purchaser Parent has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

5.7 Proceedings. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser Parent or Purchaser (a) challenging or seeking to restrain, delay or prohibit the Transaction (b) preventing Purchaser or Purchaser Parent from performing its obligations under this Agreement or any Transaction Agreements to which it is a party.

5.8 Non-Reliance of Purchaser and Purchaser Parent. Except for the specific representations and warranties expressly made by Seller in Article III and Article IV or any Transaction Agreement, (a) each of Purchaser and Purchaser Parent acknowledges and agrees that: (i) Seller is not making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, any Company Group Entity, any Seller Group Entity or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any documents, projections, material or other information (financial or otherwise) regarding the Business, any Company Group Entity or any Seller Group Entity furnished or made available to Purchaser, Purchaser Parent or any of their respective Representatives (whether in any “data room,” “virtual data room,” management presentation or in any other form) in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (ii) no Representative or employee of any Seller Group Entity or any Company Group Entity has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided; (b) each of Purchaser and Purchaser Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; and (c) each of Purchaser and Purchaser Parent is acquiring the Purchased Shares subject only to the specific representations and warranties set forth in Article III and Article IV as further limited by the specifically bargained for exclusive remedies as set forth in Article IX.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1 Company’s Conduct of the Business Prior to the Closing. From and after the date hereof and prior to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), except (w) to the extent required to comply with applicable Legal Requirements after having provided Seller with prior written notice, (x) to the extent necessary to comply with any obligation of Seller under this Agreement, including complying with or giving effect to the Restructuring Plan and/or the Reorganization, (y) with the prior written consent of Purchaser or Purchaser Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth on Schedule 6.2, Seller shall cause the Company Group Entities to:

(a) Conduct the Business in the ordinary course of business (including Patent prosecution);

(b) Pay all of its material Taxes in a manner consistent with current practices;

(c) Maintain insurance coverage consistent with its insurance coverage in existence as of the date of this Agreement; and

(d) Use commercially reasonable efforts to maintain good relationships with employees, licensors, licensees, suppliers, contractors, distributors, customers, and others having business dealings with the Company Group Entities.

6.2 Restrictions on Company’s Conduct of the Business Prior to the Closing. During the Pre-Closing Period, except (w) to the extent required to comply with applicable Legal Requirements after having provided Seller with prior written notice, (x) to the extent necessary to comply with any obligation or covenant of Seller under this Agreement, including complying with or giving effect to the Restructuring Plan and/or the Reorganization, or (y) with the prior written consent of Purchaser or Purchaser Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth on Schedule 6.2, Seller shall cause the Company Group Entities not to:

(a) Acquire by merging or consolidating with, or by purchasing any equity securities or assets of, or by any other manner, any business or any Entity;

(b) Sell, transfer, lease, license, assign, option or otherwise encumber any of its assets (including any of the Business IP Assets) with a value of greater than fifty million yen (¥50,000,000) or that are material to the Business, except in the ordinary course of business;

(c) Provide promotions, coupons, discounts or price increases or decreases with respect to the customers, suppliers or distributors of any Company Group Entity, except in a manner consistent with current practices;

(d) Enter into any Material Contracts, except on commercially reasonable terms in the ordinary course of business;

(e) Materially change or announce any material change to the Company Products or any services sold by any Company Group Entity, other than customized changes to any Company Product for a particular customer;

(f) Terminate or amend in any material manner any Material Contract or material Governmental Approval;

(g) Commence any Proceeding involving amounts in excess of fifty million yen (¥50,000,000), other than for (i) the routine collection of Accounts Receivable or (ii) injunctive relief on the grounds that any Company Group Entity has suffered immediate and irreparable harm not compensable in money damages;

(h) Declare, authorize or pay any dividends on, make any other distributions with respect to, or redeem, repurchase or otherwise acquire any of its capital stock;

(i) Issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber, split, reclassify or authorize the issuance, sale, pledge, disposition, grant, split, reclassification or encumbrance of (1) any shares of capital stock or equity or similar interest in any Company Group Entity or (2) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or equity or similar interest in any Company Group Entity;

(j) Purchase, lease, license or otherwise acquire assets in a transaction in an amount exceeding fifty million yen (¥50,000,000), except for supplies or raw material acquired by any Company Group Entity in the ordinary course of business;

(k) Make any individual capital expenditure in excess of fifty million Yen (¥50,000,000) (other than capital expenditures required to be made under Section 6.12);

(l) Incur any Indebtedness exceeding fifty million Yen (¥50,000,000);

(m) Provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, stockholders, officers, employees or directors of Company, other than in the ordinary course of business;

(n) Materially change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records, except as required by Local GAAP;

(o) Materially defer or postpone making payments of any Accounts Payable, accrued expenses or other obligations unless such deferral or postponement is due to a good faith dispute as to liability or amount or is in accordance with past practices as to the timing of payments or other obligations;

(p) Write-off as uncollectible, any Accounts Receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves, or accelerate the collection of any Accounts Receivable, unless such acceleration is in accordance with the Company’s past practices as to the timing of such collections;

(q) Knowingly incur any Liability in an amount exceeding fifty million yen (¥50,000,000), except in the ordinary course of business;

(r) Amend its Charter Documents;

(s) Accelerate, materially amend or change the period of exercisability or vesting of any options or rights to acquire any equity or similar ownership interest in Company or other rights granted under any Plans, except as specifically contemplated in this Agreement or as required under the terms of such Plans;

(t) Hire any new employee except consistent with current practices; terminate any officer (or, with respect to an Entity in Japan, any Person who is a shikkouyakuin or of higher position) or director; increase the annual level of compensation of any existing employee except for regular, scheduled compensation increases in the ordinary course of business; establish or adopt any Plan; or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant other than in the ordinary course of business;

(u) Make any severance payments to any employee, officer or director, except payments made pursuant to written agreements or applicable work rules outstanding as of the date of this Agreement and listed in Schedule 6.2;

(v) Make, amend, or revoke any material election relating to Taxes; adopt or change any accounting period relating to Taxes; file any material amendment to any Tax Return; enter into any Tax sharing, allocation, indemnity or similar agreement; enter into any closing agreement; settle or compromise any material claim or assessment relating to Taxes; surrender the right to any material refund of Tax; consent to any extension or waiver of the limitations period applicable to any Taxes or Tax Returns; take any other action outside the ordinary course of business that is reasonably likely to materially increase the tax liability of the Company Group Entities, taken as a whole.

(w) Enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 6.2(a) through (u).

6.3 Certain Notifications.

(a) During the Pre-Closing Period, Seller shall promptly notify Purchaser in writing of its becoming aware of any:

(i) Fact, circumstance or event that is reasonably likely to have a Company Material Adverse Effect;

(ii) Fact, circumstance, event, or action by any Company Group Entity or Seller Group Entity the existence, occurrence, or taking of which would result in the condition set forth in Section 9.1(a) not being satisfied;

(iii) Material breach of any covenant or obligation of Seller hereunder; and

(iv) Fact, circumstance or event which will result in, or is reasonably likely to result in, any of the conditions in Section 9.1 or 9.3 not being satisfied.

(b) During the Pre-Closing Period, Purchaser and Purchaser Parent shall promptly notify Seller in writing of its becoming aware of any:

(i) Fact, circumstance, event, or action by Purchaser or Purchaser Parent the existence, occurrence, or taking of which would result in the condition set forth in Section 9.2(a) not being satisfied;

(ii) Material breach of any covenant or obligation of Purchaser or Purchaser Parent hereunder; and

(iii) Fact, circumstance or event which will result in, or is reasonably likely to result in, any of the conditions in Section 9.2 or 9.3 not being satisfied.

6.4 Access to Information. During the Pre-Closing Period, Seller shall, and shall cause the Company Group Entities to, (i) permit Purchaser and its Representatives to have reasonable access at all reasonable times after receiving reasonable advance notice from Purchaser, and in a manner so as not to unreasonably interfere with the normal business operations of Seller or any Company Group Entity, to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to the Business; (ii) furnish Purchaser and/or Purchaser’s Representative with all financial, operating and other data and information related to any Company Group Entity or the Business (including copies thereof), as Purchaser may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Business provided, however, that Seller may restrict or otherwise prohibit access to any documents or information to the extent that Seller or Company determines in good faith that any applicable Legal Requirement requires it to do so. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained herein or any Transaction Agreement or the conditions to the obligations of the parties to consummate the Transaction. Purchaser shall, and Purchaser Parent shall cause Purchaser to, provide a certificate to Seller upon completion of its due diligence investigation of the Company Group Entities and the Business, indicating (i) that it has completed such due diligence review and (ii) whether or not it is, acting reasonably and in good faith, satisfied with the results thereof. If Purchaser delivers a certificate that it is so satisfied, the condition precedent set forth in Section 9.1(n) shall be deemed waived by Purchaser. The disclosure of any materials in the VDR prior to the date hereof, or reference to such materials in the Seller Disclosure Schedule, will not limit the scope of Purchaser’s diligence hereunder.

6.5 Reasonable Best Efforts. During the Pre-Closing Period, (a) Seller shall use its reasonable best efforts to cause the conditions set forth in Sections 9.1 and 9.3 to be fulfilled and satisfied as soon as practicable following the execution and delivery of this Agreement and to consummate the transactions contemplated by this Agreement and (b) each of Purchaser and Purchaser Parent shall use its reasonable best efforts to cause the conditions set forth in Sections 9.2 and 9.3 to be fulfilled and satisfied as soon as practicable following the execution and delivery of this Agreement and to consummate the transactions contemplated by this Agreement.

6.6 Consents.

(a) Unless otherwise agreed to by Purchaser and Purchaser Parent, Seller shall, and shall cause each of the Company Group Entities to, use its commercially reasonable efforts to obtain all Consents that are listed on Schedule 3.4 of the Seller Disclosure Schedule, all Consents with respect to Demerger Non-Transferred Contracts and any other consents otherwise needed to consummate the Transaction; provided, however, that in no event shall Seller or any Company Group Entity be required to make any payment to the relevant Consent counterparty or any Affiliate thereof to obtain any such Consent. Purchaser and Purchaser Parent shall use its commercially reasonable efforts to assist Seller and the Company Group Entities as applicable in its efforts to obtain any Consent referred to in the preceding sentence; provided, however, that in no event shall Purchaser or Purchaser Parent be required to make any payment to the relevant Consent counterparty or any Affiliate thereof to assist in obtaining any such Consent.

(b) Purchaser and/or Purchaser Parent (as applicable), and Seller shall file, and to the extent applicable, Seller shall cause Company to file, the notification report, and all other documents to be filed in connection therewith, required by the HSR Act and the notification rules promulgated thereunder with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, as well as any other filings required under the Antitrust Laws of any other jurisdiction as reasonably determined by Purchaser, including any notification report or other documents required to be filed by the Anti-Monopoly Law of the People’s Republic of China (the “AML”) and the Anti-Monopoly Act of Japan (the “AMA”), as soon as practicable following the date hereof, but in any event within ten (10) Business Days for any filings required under the HSR Act, AML, AMA or any other Antitrust Law. All fees and expenses, including any applicable filing fees, in connection with any notification or other antitrust filing required in connection with the Transaction shall be borne equally by Purchaser and Seller.

(c) Purchaser, Purchaser Parent and Seller shall furnish, (and Seller, to the extent applicable, shall cause Company to furnish), promptly to any requesting Governmental Authority any additional information requested in connection with any antitrust notification filed in such jurisdiction. Purchaser and Purchaser Parent shall use, and Seller shall, to the extent applicable, cause Company to use, commercially reasonable efforts to furnish to the other all information required for any application or other filing to be made pursuant to any applicable Legal Requirement in connection with the transactions contemplated by this Agreement. Subject to applicable Legal Requirements, each party shall promptly inform the other party of any oral communication with, and provide copies of written communications with, any Government Authority with jurisdiction over the enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) regarding any such filings or any such transaction. Subject to applicable Legal Requirements, no party hereto shall independently participate in any formal meeting with any Government Antitrust Entity in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Government Antitrust Entity, the opportunity to attend and participate. Subject to applicable Legal Requirements and subject to all applicable privileges (including the attorney client privilege), Purchaser Parent shall consult and cooperate, and Seller shall cause Company to consult and cooperate, with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to Proceedings under any Antitrust Law. Company or Purchaser Parent may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 6.6(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(d) Subject to Section 6.6(e), each party shall use its commercially reasonable efforts to cause the applicable waiting period under each Antitrust Law where a notification or filing has been made to terminate or expire, and to cause any required approval or other Consent under each such Antitrust Law to be obtained, at the earliest possible date after the notification is made.

(e) Notwithstanding anything to the contrary in this Section 6.6 or elsewhere in this Agreement, it is expressly understood and agreed that:

(i) Neither Purchaser, Purchaser Parent nor Seller shall be required to agree to any material concessions in connection with the obtainment of any Consent, or otherwise incur any material Liability or obligation of any kind, nor shall Seller be under any obligation to cause any Seller Group Entity or Company Group Entity to do any of the foregoing in this paragraph (e)(i),

(ii) Neither Purchaser, Purchaser Parent nor Seller shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture in order to obtain any Consent required under applicable Antitrust Laws, nor shall Seller be under any obligation to cause any Seller Group Entity or Company Group Entity to do any of the foregoing in this paragraph (e)(ii),

(iii) Neither Purchaser, Purchaser Parent nor Seller shall have any obligation to litigate, contest or resist any Proceeding instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law (“Antitrust Proceeding”),

(iv) Neither Purchaser, Purchaser Parent nor Seller shall have any obligation to take any action to have an Antitrust Order vacated, lifted, reversed or overturned,

(v) Seller shall cause Company not to conduct or agree to conduct a Divestiture without the prior written consent of Purchaser Parent.

(f) Without limiting the generality of the undertakings pursuant to Section 6.6(e), it is expressly understood and agreed that Seller shall, with the prior consent of Purchaser, cause Company to use its commercially reasonable efforts to prevent the entry of any Antitrust Order; provided, however, that, Purchaser and its counsel shall be responsible for all such discussions with any Government Antitrust Entity (after consultation with Company and its counsel) to the maximum extent permitted by Legal Requirement and except as required by any Government Antitrust Entity.

6.7 Indebtedness and Intercompany Arrangements.

(a) Indebtedness.

(i) Each of Seller and Purchaser Parent shall use its commercially reasonable efforts (without being required to pay any additional fees, premiums or other amounts) to have the DBJ Loans, and, if requested by Purchaser, the BOT Loan and the Shoko Loan, remain in full force and effect from and after Closing on the same terms as those terms in effect as of the date hereof, or refinanced on terms substantially economically equivalent in the aggregate thereto.

(ii) Seller shall ensure that all guarantees set forth in Schedule 3.10(c) of the Seller Disclosure Schedule shall be dealt with as set forth therein.

(iii) No later than July 31, 2010, Seller shall provide to Purchaser a complete and correct list of all Indebtedness (other than Intercompany Indebtedness) of any Company Group Entity, including all Capital Leases, as of the date of this Agreement.

(b) Intercompany Arrangements:

(i) Prior to the Closing, Seller shall cause (x) any Indebtedness owed by any Seller Group Entity to any Company Group Entity to be repaid in full and (y) all Deposits made by any Company Group Entity to any Seller Group Entity for cash management purposes to be returned to the Company Group Entity that made such Deposit.

(ii) Prior to the Closing, Seller shall execute a release substantially in form and substance as attached hereto as Exhibit E (the “Intercompany Release”).

(iii) No later than July 31, 2010, Seller shall provide to Purchaser a complete and correct list of all Intercompany Indebtedness as of the date of this Agreement.

(iv) No later than October 21, 2010, Seller shall provide to Purchaser a complete and correct list of all Indebtedness owed by any Seller Group Entity to a Company Group Entity, as at September 30, 2010. If the Closing does not occur on or prior to November 21, 2010, Seller shall provide an updated list, as of the last day of each subsequent month prior to Closing, no later than the twenty-first (21st) day of the following month, each of which shall set forth all Indebtedness owed by any Seller Group Entity to a Company Group Entity as of the last day of the previous month.

6.8 Financial Statements and Periodic Financial Information Seller shall promptly deliver to Purchaser copies of:

(a) During the Pre-Closing Period, the monthly management accounts of the Company Group Entities, which shall include a balance sheet, statement of income and statement of cash flows, each on a management accounting basis (the “Monthly Management Accounts”), prepared in a manner consistent with the Company’s past practice and Relevant Books and Records, and in accordance with the Company’s internal policies, as they are finalized between the date of this Agreement and the Closing Date, but in any event no later than the fifteenth (15th) day following the last day of each such month, provided that the statement of cash flows may be provided no later than the 21st day following the last day of each such month, and provided further that the Monthly Management Accounts that would otherwise be required to be finalized by August 15 under this Section 6.8(a) shall be finalized by August 22.

(b) During the Pre-Closing Period, the monthly financial statements of the Closing Company Group Entities (the “Monthly Financial Statements”), prepared in accordance with J-GAAP applied on a consistent basis throughout the periods covered, as they are finalized between the date of this Agreement and the Closing Date, but in any event no later than sixty (60) days following the last day of each such month (the “Monthly Financial Statement Date”), together with schedules setting forth in reasonable detail (including the calculation thereof), (i) Net Working Capital of the Closing Company Group Entities as at the relevant Monthly Financial Statement Date and a forecast of Actual Closing Net Working Capital, (ii) the aggregate amount of Indebtedness of the Closing Company Group Entities to or in favor of third parties (other than the Seller Group Entities) as at the relevant Monthly Financial Statement Date and a forecast of Closing Outstanding Third Party Indebtedness, (iii) the aggregate amount of Intercompany Indebtedness of the Company Group Entities as at the relevant Monthly Financial Statement Date and a forecast of Closing Intercompany Indebtedness, (iv) the amount of any Company Portion Seller Restructuring Plan Costs and Seller Incurred Restructuring Plan Costs incurred during such month, the aggregate amount of each such costs incurred since the date of this Agreement and a forecast of the aggregate amount of each such costs that will be incurred as of the Closing, in each instance assuming that the Closing is the Assumed Closing Date and (v) a reconciliation between the Monthly Financial Statements and the Monthly Management Accounts. Notwithstanding the foregoing, the statement of cash flows, and reconciliation thereof to the statement of cash flows delivered pursuant to Section 6.8(a), may be provided within two (2) weeks following the delivery of the relevant balance sheet and statement of income under this Section 6.8(b).

(c) Unaudited consolidated balance sheets, and the related unaudited consolidated statements of operations of the Pro Forma Company Group Entities and in the case of (iii), (iv) and (v) below, related unaudited consolidated statements of cash flow of the Pro Forma Company Group Entities and footnotes thereto (the “Interim Financial Statements”) as of the end of, and for, (i) the quarter ended March 31, 2010, (ii) the six (6) months ended June 30, 2010, (iii) the six (6) months ended September 30, 2010 and 2009, (iv) the nine (9) months ended September 30, 2010 and 2009 and (v) the nine (9) months ended December 31, 2010 and 2009, in each case, prepared in accordance with U.S. GAAP and SAS 100 Review, and each such accounting standard applied on a consistent basis throughout the periods covered, as they are finalized, but in any event no later than October 31, 2010 (in the case of (i) and (ii)), December 15, 2010 (in the case of (iii) and(iv)) or March 16, 2011 (in the case of (v)), provided, however, that Seller’s obligation to deliver any Interim Financial Statements under this Section 6.8(c) shall surive the Closing until such obligations are satisfied, and provided further, that notwithstanding the foregoing, Seller’s obligation to deliver any Interim Financial Statements under this Section 6.8(c) shall terminate for any financial statements that would cover a period or a portion of a period after the Closing Date. Purchaser shall and shall cause the Company Group Entities to cooperate with Seller and its Representatives in order to enable Seller to fulfill any of the foregoing obligations, including providing necessary access to the Relevant Books and Records.

6.9 Preparation of Pro Forma Audited Financial Statements of Company Group Entities. Promptly after the date of this Agreement, Seller shall use its commercially reasonable efforts to cause to be prepared audited consolidated balance sheets, and the related consolidated statements of operations, consolidated statement of changes in stockholders’ equity, and consolidated statement of cash flows, of the Pro Forma Company Group Entities as of and for the fiscal years ended March 31 in each of 2009 and 2010, together with the notes thereto, which accounts shall have been prepared in accordance with U.S. GAAP and U.S. GAAS, applied on a consistent basis throughout the periods covered, and audited by an international accounting firm of international reputation (“Audited Pro Forma Financial Statements”). Seller shall use its commercially reasonable efforts to deliver the Audited Pro Forma Financial Statements no later than the Closing.

6.10 Conduct Prior to the Closing. Seller agrees that during the Pre-Closing Period, unless Purchaser shall otherwise consent in writing (which Purchaser may refuse to do in its sole and absolute discretion) or except as expressly contemplated by this Agreement, Seller shall not sell, dispose of, mortgage, pledge or otherwise transfer or encumber any interest in any of the Purchased Shares.

6.11 Capital Expenditures. Prior to the Closing Date, except as otherwise agreed by Purchaser or Purchaser Parent, Seller shall, or shall cause the Company Group Entities to, make not less than eighty percent (80%) of the budgeted capital expenditures set forth, during the quarterly period set forth, on Schedule 6.11, and shall provide to Purchaser written confirmation upon making each such capital expenditures. Prior to the Closing Date, except as otherwise agreed by Purchaser or Purchaser Parent, Seller shall, or shall cause the Company Group Entities to, pay for the budgeted capital expenditures actually made in accordance with past practices and in any event no later than six (6) months after the commitment for such capital expenditure was made, and shall provide to Purchaser written confirmation upon such payment.

6.12 Certain Intellectual Property Matters.

(a) On or before August 31, 2010, Seller shall provide to Purchaser a complete and correct list (as of June 30, 2010) of all Company IP Assets that are issued Patents, registered Trademarks, and registered Copyrights (including any pending applications for any of the foregoing). Such list will identify the jurisdictions in which each such item has been issued or registered or in which any such application for such issuance or registration has been filed, any applicable registration or application number, and any co- or joint owner or managing division (管理部署)(kanri busho).

(b) On or before September 30, 2010, Seller shall provide to Purchaser a complete and correct list (to the Knowledge of Seller as of such date) of all actions that must be taken by the Company Group Entities within one hundred twenty (120) days following such date to maintain, perfect, preserve, or renew their rights in the Registered IP Assets, including the payment of any registration, maintenance or renewal fees and the filing of any documents, certificates, or responses to office actions.

(c) During the Pre-Closing Period, Seller shall notify Purchaser if Seller obtains Knowledge of any misappropriation of any Trade Secrets owned by any Company Group Entity (or to be assigned to any Company Group Entity pursuant to the IP Assignment Agreement) that are material to the Business.

6.13 Updated Seller Disclosure Schedules.

(a) No later than fifteen (15) days after the date hereof, Seller shall provide to Purchaser complete and correct copies of (i) updated Schedule 3.14(a) (Active Employees), Schedule 3.14(b) (Active Employees Requiring a Work Permit), Schedule 3.21 (Insurance Policies and Claims Filed Thereunder) and Schedule 3.27(b) (Indebtedness) of the Seller Disclosure Schedule, in each case providing the information described in the corresponding provision of Article III as of the date hereof but relating solely to matters occurring after the date set forth in the relevant Section to which such Schedule relates and (ii) an English translation of Schedule 3.32(b) (Demerger Non-Transferred IP Contracts) of the Seller Disclosure Schedule.

(b) No later than September 1, 2010, Seller shall provide to Purchaser a complete and correct copy of Schedule 3.33 of the Seller Disclosure Schedule.

(c) No later than fifteen (15) days after the date hereof, Seller shall provide to Purchaser an updated Schedule 6.11 to provide actual capital expenditures committed but unpaid as of the end of Q1/2010, anticipated cash expenditures for Q2/2010 and Q3/2010 (based on actual capital expenditures committed but unpaid as of the end of Q1/2010) and anticipated cash expenditures for Q4/2010 and Q1/2011 (based on budgeted capital expenditures Q2/2010 and Q3/2010).

6.14 Third Party Patent License. Seller shall abide by and comply with the covenants set forth in Schedule 6.14.

6.15 Recapitalization of Seller Loan Receivables. Upon Purchaser’s request, Seller shall discuss in good faith any proposal by Purchaser of the recapitalization of the Seller Loan Receivables.

6.16 July Disclosed Documents.

(a) Between July 9, 2010 and the date hereof, Seller has disclosed a number of documents to the VDR that have not been reviewed by Purchaser or its Representatives (such documents, collectively, the “July Disclosed Documents”). With respect to the July Disclosed Documents, the parties agree as follows:

(i) if any of the July Disclosed Documents are Material Contracts that require the consent of any counterparty thereto in connection with the Transaction or consummation thereof, Purchaser shall have the unilateral right, acting in good faith, to add any such Material Contract to the list of Contract Consents pursuant to Section 9.1(c)(iv) provided that Purchaser notifies Seller on or prior to September 1, 2010; and

(ii) if Purchaser reasonably determines acting in good faith, that certain action should be taken prior to Closing with respect to any such July Disclosed Documents, including, without limitation, the termination or amendment of any Contract included in the July Disclosed Documents, then the closing conditions set forth in Section 9.1 shall be expanded to include the completion of any such action prior to the Closing Date provided that Purchaser notifies Seller on or prior to September 1, 2010.

(b) Seller hereby agrees that Purchaser shall have the right to update Schedule 9.1(c)(iv) and Schedule 9.1(p) in order to incorporate any changes or modifications contemplated by paragraphs (a)(i) and (a)(ii) above.

(c) Seller hereby agrees to reimburse Purchaser fifty percent (50%) of the legal fees and expenses of Purchaser Parent’s legal advisors with respect to its due diligence review of the July Disclosed Documents; provided that Seller’s portion of such fees and expenses do not exceed two hundred fifty thousand dollars ($250,000).

6.17 Specified Employees. Within thirty (30) days from the date hereof, Purchaser shall deliver to Seller a list of Active Employees divided into certain categories of general functionality, such as finance, sales, human resources and R&D/engineering (the “Specified Employee List”).

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Intellectual Property License Agreement. On or before the Closing, Company and Seller shall enter into cross-license agreement, substantially in the form attached hereto as Exhibit F (the “Intellectual Property License Agreement”).

7.2 Trademark License Agreement. On or before the Closing, Seller and Company shall enter into a trademark license agreement, substantially in form and substance as attached hereto as Exhibit G (the “Trademark License Agreement”).

7.3 Transition Services Agreement. On or before the Closing, Company and Seller shall enter into a transition services agreement, substantially in the form attached hereto as Exhibit H-1 (the “Transition Services Agreement”). The terms and conditions applicable to such services will be set forth on schedules to be attached to the Transition Services Agreement, which, in the case of each such service that has been identified by Purchaser and Seller as of the date hereof, shall be in accordance with the terms described in attached Exhibit H-2 and which, in all cases, shall otherwise in form and substance reasonably satisfactory to Purchaser and Seller.

7.4 IP Assignment Agreement(s). On or before the Closing, Purchaser or its designated Affiliate and Seller shall enter into an intellectual property assignment agreement, substantially in form and substance attached hereto as Exhibit I (the “IP Assignment Agreement”).

7.5 Leases. On or before the Closing:

(a) Purchaser and Seller shall enter into good faith negotiations for the lease by Company (or another Company Group Entity designated by Purchaser) of certain real property and premises (including, fixtures and equipment thereon) owned by a Seller Group Entity and used by a Company Group Entity as of the date hereof and as of the Closing Date, including those properties set forth on Schedule 7.5(a), pursuant to lease agreements, each on the terms and conditions set forth in Exhibit J-1 or as otherwise mutually agreed by the parties.

(b) Purchaser and Seller shall enter into good faith negotiations for the sublease by Company (or another Company Group Entity designated by Purchaser) of certain real property parcels leased by or shared with a Seller Group Entity as of the date hereof and as of the Closing Date, including those properties set forth on Schedule 7.5(b), pursuant to a master sublease agreement on terms and conditions set forth in Exhibit J-2 or as otherwise mutually agreed by the parties.

(c) Seller shall no later than thirty (30) days prior to the Closing provide to Purchaser a proposal for the consolidation of the Company’s headquarters. Purchaser and Purchaser Parent shall thereafter discuss possible consolidation of Company’s headquarters.

7.6 Service Provider Agreements. From the date of this Agreement until the Closing, Seller shall use its commercially reasonable efforts to cause each service provider set forth on Schedule 7.6(a) to provide, directly through a service agreement with a Company Group Entity designated by Purchaser, or indirectly through Seller, services on the same terms as those in effect as of the date hereof, or on terms substantially economically equivalent in the aggregate thereto, or such other terms reasonably acceptable to Purchaser. From the date of this Agreement until the Closing, Seller shall use its commercially reasonable efforts to cause each service provider set forth on Schedule 7.6(b) to provide directly through a service agreement with a Company Group Entity designated by Purchaser such services on the same terms as those in effect as of the date hereof, or on terms substantially economically equivalent in the aggregate thereto, or such other terms reasonably acceptable to Purchaser. After delivery of Schedule 3.33 by Seller and prior to the Closing Date, Purchaser shall, after consultation with Seller, update Schedule 7.6(a) and Schedule 7.6(b) to allocate the service providers set forth on Schedule 3.33 of the Seller Disclosure Schedule between Schedule 7.6(a) and Schedule 7.6(b).

7.7 Secondment Agreement. At the Closing, certain of the Seller Group Entities and certain of the Company Group Entities shall enter into six (6) secondment agreements as contemplated in Annex III and substantially in the forms attached hereto as Exhibit K (the “Secondment Agreements”).

7.8 No Solicitation of Competing Transactions. Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, Seller shall not, and they shall cause the other Company Group Entities and Seller Group Entities and the Representatives of the Company Group Entities and Seller Group Entities and Parent not to, directly or indirectly, (i) initiate, solicit or encourage any inquiries, or make any statements to third parties that may reasonably be expected to lead to any proposal concerning the sale of any Company Group Entity or the Business (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) or a sale of any assets of any Company Group Entity or the Business or transaction the consummation of which would be inconsistent with or interfere with or prevent or delay, in any way whatsoever, the consummation of the Transaction (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, Seller or Company is approached in any manner by a third Person concerning a Competing Transaction (a “Competing Party”), Seller shall promptly, and in any event within twenty-four hours of such contact, inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Seller shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto, subject to the terms of any confidentiality agreement in effect between Seller and such Competing Party.

7.9 Non-Competition and Non-Solicitation Agreement.

(a) Non-Competition.

(i) For a period commencing on the Closing Date and ending on the date three (3) years following the Closing Date, Seller shall not and shall cause the other Seller Group Entities not to, directly or indirectly, anywhere in the world: (x) engage in, own, manage, carry on, promote, participate in or assist in, any Prohibited Business; (y) own or purchase any interest in, manage, operate or finance any Person that engages in any Prohibited Business or (z) enter into any marketing, manufacturing, designing, distribution, sales, service, support or other similar agreement with any Person if such agreement would support or assist such Person’s Prohibited Business.

(ii) Notwithstanding the foregoing, the obligations set forth in Section 7.9(a)(i) shall not apply to (1) any transaction solely among Parent and its Subsidiaries including Seller Group Entities; (2) any business conducted by OS Electronics Co., Ltd. and its Subsidiaries (collectively, “OS”); (3) any passive investment of up to 5% of the issued and outstanding ownership interests in a single Person; (4) the acquisition of any Person that engages in any Prohibited Business, provided that Seller or Seller Group Entity acquirer divests such acquired Prohibited Business within six (6) months of such acquisition; (5) holding of the Issued Shares; (6) any Contract or transaction involving or relating to the manufacture, design, sale, service, supply or procurement for or to any Seller Group Entity of semiconductor products or any parts or components thereof or any service related thereto.

(iii) In addition, in the event that Seller merges into or with Parent, or ceases to exist as the result of any other business combination with Parent, Section 7.9(a)(i) shall continue to apply only to such Entities, departments, divisions or other business groups which belonged to a Seller Group Entity at any time between the date hereof and the effective date of such merger or other business combination.

(b) Non-Solicitation of Employees of the Business. For a period commencing on the Closing Date and ending on the date five (5) years following the Closing Date (the “Nonsolicitation Period”), Seller shall not, and shall cause each of the Seller Group Entities not to, directly or indirectly, whether through a third Person or otherwise, recruit, solicit or knowingly induce any individual who (i) is employed by or is a consultant or has a similar contractual relationship with Purchaser or any Company Group Entity as of the date hereof or (ii) is an Eligible Business Employee (excluding any Seconded Employee who was not transferred to a Company Group Entity and returned to a Seller Group Entity after such Seconded Employee’s secondment to a Company Group Entity), to accept employment with or enter into a consulting or similar relationship with any Person, other than Purchaser or any Company Group Entity, or terminate any such relationship with Purchaser or any Company Group Entity; provided, however, that the prohibition in this Section 7.9(b) shall not be deemed to have been violated by: (v) any Seller Group Entity’s general solicitation of employment not specifically directed at individuals described above, including advertising of open positions, participating in job fairs, or other generalized forms of solicitation with respect to employment opportunities; (w) the implementation of Restructuring Plan; (x) any Seller Group Entity’s solicitation of employment through any third party, provided that such third party has not been instructed to focus on any of the persons set forth in subsections (i) and (ii) of this Section 7.9(b); or (y) any Seller Group Entity’s solicitation for employment directed at any individual who has no longer been employed or seconded to Purchaser or any Company Group Entity for a period of not less than six (6) months as of the date of such solicitation. Additionally, without Purchaser’s prior written consent, during the Nonsolicitation Period, Seller shall not, and shall cause each of the Seller Group Entities not to, hire or enter into a consulting or other similar arrangement with any No-Hire Employee.

(c) Non-Solicitation of Seller Employees. During the Nonsolicitation Period, Purchaser and Purchaser Parent shall not, and shall cause their Affiliates and the Company Group Entities to not, directly or indirectly, whether through a third Person or otherwise, recruit, solicit or knowingly induce any Person who is employed by Seller or any of its Affiliates as of the date hereof and is not an Eligible Business Employee, to accept employment with or enter into a consulting relationship with Purchaser or its Affiliates; provided, however, that the prohibition in the foregoing clause shall not be deemed to have been violated by (w) Purchaser’s, its Affiliate’s or any Company Group Entities’ general solicitation of employment not specifically directed at employees of Seller or its Affiliates, including advertising of open positions, participating in job fairs, or other generalized forms of solicitation with respect to employment opportunities, or (x) any Purchaser’s, its Affiliate’s or any Company Group Entities’ solicitation of employment through any third party, provided that such third party has not been instructed to focus on the employees of Seller or its Affiliates.

(d) Non-Solicitation of Customers and Suppliers. During the Nonsolicitation Period, Seller shall not and shall cause the other Seller Group Entities not to, directly or indirectly, (i) call upon, for its own account or for the account of any other Person, any customer of the Company Group Entities as of the Closing Date or (ii) call upon for the account of any other Person any supplier or vendor of the Company Group Entities with respect to the Company Products as of the Closing Date, for the purpose of soliciting or selling products or services of any Prohibited Business. During the Nonsolicitation Period, Seller shall not, and shall cause the other Seller Group Entities to not, directly or indirectly, knowingly induce any customer, supplier or vendor of the Company Group Entities as of the Closing Date to cease doing business related to the Business as of the Closing Date, in whole or in part with, or otherwise knowingly interfere with the Business as of the Closing Date of, the Company Group Entities.

(e) Scope. The covenants contained in Sections 7.9(a) through (c) shall be construed as a series of separate covenants, one for each county, city, state and country throughout the world. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Sections 7.9(a) through (c). If, in any Proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7.9 are deemed to exceed the time, geographic or other scope limitations permitted by applicable Legal Requirement, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Legal Requirements.

Each party acknowledges that (i) the goodwill associated with the Business and customer relationships prior to the Closing are an integral component of the value of Company to Purchaser and are reflected in the payments to Seller from Purchaser contemplated by this Agreement, (ii) Seller’s agreements as set forth herein are necessary to preserve the value of the Business, including their goodwill and customer relationships, for Purchaser following the Closing, and (iii) Purchaser’s agreements as set forth herein are necessary to preserve the value of the Transaction for Seller and its Affiliates following the Closing. Each party also further acknowledges that the limitations of time, geographic scope and scope of activity agreed to in this Section 7.9 are reasonable.

7.10 Confidentiality.

(a) Each party agrees that, for a period of five (5) years from and after the Closing, it will not, and will use reasonable efforts to ensure that its Affiliates will not, through any action or inaction, use (except as contemplated by, or in connection with the performance and/or enforcement of, any Transaction Agreement), or disclose to any other Person, any Confidential Information relating to the other party (it being understood that following the Closing this Section 7.10 shall apply to the use or disclosure of any Confidential Information of any Company Group Entity or the Business by the Seller Group Entities and after the Closing shall not apply with respect to the use or disclosure of the Confidential Information of any Company Group Entity or the Business by Purchaser and its Affiliates); provided, however, that the foregoing prohibitions shall not apply to (i) subject to Section 7.10(b), disclosures that are required by any Legal Requirement (including any rule or regulation of the SEC or of a stock exchange which may require such disclosure) or by a Governmental Authority; (ii) information that is ascertainable or obtained from public or published information or is otherwise publicly known through no wrongful act of the using or disclosing party; (iii) information received from a Person not known after reasonably inquiry to the using or disclosing party to be under an obligation to keep such information confidential; (iv) information independently developed by the using or disclosing party without use of the other party’s information; (v) information that was rightfully known by the disclosing party before receipt from the other party; and (vi) information disclosed to or filed with any Person for the purpose of obtaining consents to, or the financing of, the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, each party may (without prior notification to, or approval or consent by, any other party) disclose to taxing authorities and/or to such party’s representatives (including outside counsel and advisors) any confidential or non-public information that is required to be disclosed in connection with such party’s tax filings, reports, claims, audits, or litigation.

(b) Notwithstanding Section 7.10(a), in the event a party is required to disclose Confidential Information of another party (in such event, such other party is a “Nondisclosing Party,” and the party required to disclose is the “Disclosing Party”) pursuant to any Legal Requirement, and would otherwise be prohibited from doing so under this Section 7.10, the Disclosing Party shall: (i) promptly notify the Nondisclosing Party of the existence, terms and circumstances surrounding such requirement; (ii) consult with the Nondisclosing Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information which the Disclosing Party is legally compelled to disclose and advise the Nondisclosing Party reasonably in advance of such disclosure so that the Nondisclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. The Disclosing Party shall not oppose actions by the Nondisclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

(c) The provisions of this Section 7.10 shall not limit or restrict in any way any additional confidentiality obligations applicable to the parties and their Affiliates under any of the other Transaction Agreements.

7.11 Public Announcements. No party shall make, or cause or permit to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement or the Transaction without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that any party and any Affiliate of a party may, without the prior consent of the other parties, (a) make such press release, public disclosure, securities law filings, or public announcement as may be required in such party’s good faith opinion under applicable Legal Requirements, including stock exchange rules and regulations (including the filing of Forms 8-K announcing the Transaction and the filing of this Agreement with the Securities and Exchange Commission as may be required under applicable Legal Requirements) and (b) issue or make any press release or public announcement that is consistent with and not more expansive than press releases or other public announcements that were previously made in compliance with the terms of this Section 7.11.

7.12 Current Public Information. Purchaser Parent shall ensure that the condition set forth in paragraph (c) of Rule 144 of the Securities Act (“Rule 144”) is satisfied at all times during the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, except to the extent the failure of Purchaser Parent to comply with the conditions set forth in paragraph (c) of Rule 144 results from the failure of the Company Group Entities to timely provide correct and complete financial information to Purchaser Parent.

7.13 Purchaser Parent’s Obligations. Purchaser Parent shall cause Purchaser and, to the extent applicable, Purchaser’s Affiliates, to satisfy and perform, and Purchaser Parent shall ensure the full satisfaction and performance by Purchaser and, to the extent applicable, Purchaser’s Affiliates, of all of the obligations of Purchaser and, to the extent applicable, Purchaser’s Affiliates, under this Agreement and each of the other Transaction Agreements.

7.14 Benefit of Business Assets. Seller shall, and shall cause Seller Group Entities to, ensure that the Company Group Entities own or have the right to use all Business Assets and Services through the Transaction Agreements as of the Closing. Without limiting the generality of the foregoing, if, through inadvertence or for any other reason, after the Closing, the Company Group Entities do not have the benefit of any Business Assets and Services held by a Seller Group Entity as of the Closing Date, Seller shall, and shall cause the Seller Group Entities to, transfer or make available, at no charge for assets and pursuant to the Transitional Services Agreement for services, such Business Assets and Services following the Closing to any Company Group Entity designated by Purchaser or Company.

7.15 Financial Arrangements.

(a) Securitization of Receivables.

(i) The parties agree that the Securitization of Receivables Transactions (and terms and conditions thereunder), in each case existing as of the date hereof, shall remain in full force and effect with respect to the Stage 1 Securitization Entities for a period of six (6) months from the Closing Date, after which such Securitization of Receivables Transactions shall terminate.

(ii) The parties agree that the Securitization of Receivables Transactions (and terms and conditions thereunder), in each case existing as of the date hereof, shall remain in full force and effect with respect to the Stage 2 Securitization Entities until the date falling twelve (12) months after the Closing Date, after which such Securitization of Receivables Transactions shall terminate.

(b) Supplier Alternative Payment Systems. Prior to the Closing Date, Seller shall cause the Company Supplier Alternative Payment System and the SSMC Supplier Alternative Payment System, in each case as in effect as of the date hereof, to be continued (other than the SSMC Supplier Alternative Payment System as it relates to Resona Banking Corporation, which Seller shall use its commercially reasonable efforts to be continued) from and after the Closing on such same terms for the applicable period set forth as follows:

(i) Company: The Company Supplier Alternative Payment System shall be continued until the date falling twelve (12) months after the Closing Date.

(ii) SSMC: The SSMC Supplier Alternative Payment Systems shall be continued until the date falling twelve (12) months after the Closing Date, as it relates to Sumitomo Mitsui Banking Corporation (“SMBC”), and until the date falling ninety (90) days after the Closing Date, as it relates to Resona Banking Corporation. If requested by SMBC, Purchaser and Purchaser Parent shall provide a memorandum agreeing to the termination of the SSMC Supplier Alternative Payment System as it relates to SMBC as of twelve (12) month anniversary of the Closing Date, and shall provide quarterly financial statements of Company and New SSMC during such twelve (12) month period.

(c) Any guarantees or other similar instruments provided by any Seller Group Entity as of the date hereof in respect of the SSMC Supplier Alternative Payment System described above shall not be withdrawn and shall remain in full force and effect for the applicable period after the Closing Date as set forth in Section 7.15(b)(ii).

(d) Between the date hereof and the Closing Date, Seller shall use its commercially reasonable efforts to cause that all suppliers of KSS transition to a promissory note system and any KSS Supplier Alternative Payment System shall, as of the Closing, be terminated to the extent that such transition to a promissory note system is completed.

(e) Between the date hereof and the Closing Date, Seller shall use commercially reasonable efforts to enable the Company Group Entities to continue after the Closing Date the same banking relationships of the Company Group Entities as in place as of the date hereof. In furtherance of the foregoing, upon the request of Purchaser from time to time, Seller shall use commercially reasonable efforts to introduce Purchaser to such banks and arrange meetings in respect thereof.

7.16 Transaction with Seller Group Entities. The parties agree that agreements in effect as of the Closing Date between any Company Group Entity, on the one hand, and any Seller Group Entity, on the other hand, listed on Schedule 7.16(a), shall terminate as of the Closing Date and listed on Schedule 7.16(b), shall continue in effect. Seller and Purchaser shall negotiate in good faith and mutually agree on each of Schedule 7.16(a) and Schedule 7.16(b) prior to the Closing Date, and no party shall take any position inconsistent with the Transaction Agreements.

7.17 Net Operating Losses. Seller shall not use or carry back any net operating loss or other tax loss, or make any election that would limit or eliminate Purchaser’s ability to use the net operating loss or other tax loss; provided, however, that Seller may use (a) up to two hundred million Yen (¥200,000,000) of such net operating losses to offset taxable income of any Subsidiary of Seller arising in the current fiscal year and (ii) up to nineteen billion five hundred million Yen (¥19,500,000,000) to offset any taxable income arising as a result of the Reorganization contemplated by Section 9.1(f)(ii).

7.18 Reorganization. Seller shall, and shall cause SSMC and New KSS to, effect the Reorganization in accordance with applicable Legal Requirements, abide by the terms of the SSMC Demerger Agreement and the KSS Demerger Agreement, as applicable, and conduct any and all processes, including processes in connection with the perfection of rights, using its commercially reasonable efforts to procure Consents from counterparties with respect to agreements having termination rights or are otherwise affected by the Reorganization and using its commercially reasonable efforts to procure Consents from counterparties with respect to agreements governed by the laws of a jurisdiction other than Japan necessary to transfer the demerged business as respectively contemplated by the SSMC Demerger Agreement and the KSS Demerger Agreement. No later than fifteen (15) days after the date hereof, Seller shall deliver to Purchaser the lists of specific assets, liabilities and Contracts to be transferred under the KSS Demerger Agreement in accordance with the format provided in Attachment 1(Details of Transferred Rights and Obligations) of the form of demerger agreement in Schedule 9.1(f)(i), which shall be agreed to by Purchaser, and subject to updates and revisions as mutually agreed by Seller and Purchaser prior to the execution of such demerger agreement. Seller shall cause New SSMC to conduct the demerged business and KSS to conduct the non-demerged business in the same manner as they were operated prior to the effective date of the respective demergers, including the transfer and/or reacquisition of permits/approvals, change in registrations with respect to Registered IP Assets and other assets, transfer and/or reacquisition of any insurance covering the transferred business or assets and submitting any notices and applications or filings required with Governmental Authorities. Seller shall, and shall cause SSMC and New KSS to, update Purchaser from time to time of any material developments during the course of effecting the Reorganization. Seller shall bear all costs and expenses incurred in connection with or related to the Reorganization.

7.19 Hazardous Material Waste. Seller and Purchaser shall mutually cooperate to identify, promptly after the date hereof but no later than forty-five (45) days from the date hereof, all Hazardous Materials waste existing on any Real Property. Seller shall, and shall cause each of the Seller Group Entities to, use its commercially reasonable efforts to remove, at its sole cost and expense, all such Hazardous Materials waste, including Polychlorinated Biphenyl (PCB) waste, from such Real Property prior to Closing, apply promptly after the date hereof for any Governmental Approval required therefor, and shall in any event remove all such Hazardous Materials waste, including PCB waste, from such Real Property no later than the later of (i) three (3) months after the Closing Date and (ii) the date three (3) months after the receipt of Governmental Approval to remove such Hazardous Materials waste (the “Removal Date”). To the extent any Hazardous Materials waste are to be removed after the Closing Date, Purchaser Parent and Purchaser shall reasonably cooperate in the removal of such Hazardous Materials waste.

7.20 SNA Assignment and Assumption Agreement. On or before Closing, Seller shall cause SNA, and Purchaser shall or shall cause its designated Affiliate, to enter into an assignment and assumption agreement, substantially in the form attached hereto as Exhibit L (the “Transferred SNA Business Assignment and Assumption”).

7.21 SCE Assignment and Assumption Agreement. On or before Closing, Seller shall cause SCE, and Purchaser shall or shall cause its designated Affiliate, to enter into an assignment and assumption agreement duly executed by SCE, substantially in the form attached hereto as Exhibit M (the “Transferred SCE Business Assignment and Assumption”).

7.22 Transfer of SSMPE Interest. At Closing, Seller shall cause SANYO Marketing Corporation to sell all of its ownership interests in SSMPE (“SSMPE Ownership Interests”) to an Entity in the Philippines to be designated by Purchaser, and Purchaser or Purchaser Parent shall cause such Entity in the Philippines to purchase from SANYO Marketing the SSMPE Ownership Interests, and the SSMPE Ownership Interests shall, upon such transfer, be deemed to constitute part of the Purchased Business hereunder.

7.23 SLTI. Seller shall bear and reimburse Purchaser for any costs and expenses arising after the Closing Date in connection with the dissolution of SLTI, including any severance or other amounts owed to any employee of SLTI.

ARTICLE VIII

EMPLOYEE MATTERS

8.1 Employee Matters. The parties agree to certain matters regarding the Active Employees as set forth in Annex III.

8.2 Restructuring Plan.

(a) Attached hereto as Annex IV is (i) the restructuring plan formulated by the parties for the Company Group Entities and of the Business (the “Restructuring Plan”), and (ii) a schedule (the “Seller Restructuring Plan Costs Schedule”) setting forth eleven billion two hundred million Yen (¥11,200,000,000) in restructuring costs (the “Seller Restructuring Plan Costs”), the timing and amount of each of the Seller Restructuring Plan Costs to be incurred in connection with carrying out apart of the Restructuring Plan and the party that will incur or assume such Seller Restructuring Plan Costs. Such portion of Seller Restructuring Plan Costs that is designated to be incurred by a Company Group Entity in the Seller Restructuring Costs Schedule shall be referred to as “Company Portion Seller Restructuring Plan Costs”. For the avoidance of doubt, any further developments or amendments made to the Restructuring Plan pursuant to Section 8.2(b) shall not affect the Seller Restructuing Plan Costs Schedule provided herein.

(b) The parties acknowledge that the Restructuring Plan may be further developed and amended from time to time as mutually agreed by the parties.

(c) As soon as practicable after the date hereof, Seller shall, or shall cause the other Seller Group Entities or Company to, submit and discuss the Restructuring Plan, to the Japan Unions and SET Union, and shall use commercially reasonable efforts to obtain all necessary consents or approvals prior to the Closing. Purchaser and Purchaser Parent shall reasonably assist Seller or the other Seller Group Entities to obtain such consents or approvals, including providing information reasonably requested by such unions. Prior to the Closing, Seller shall promptly notify Purchaser and Purchaser Parent in the event that the consent or approval of the SSV Union is required or necessary for the implementation of the Restructuring Plan as it pertains to SSV, including as a result of any change in applicable Legal Requirement (a “Change of Law”).

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a) Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date, except that any such representations and warranties that expressly relate to a specified date shall be true and correct in all material respects only as of such date.

(b) Covenants. Seller shall have duly performed in all material respects all of the obligations, agreements and covenants to be performed or complied with by it in this Agreement on or prior to the Closing Date (including agreements of Seller to cause the Seller Group Entities or Company Group Entities to take or refrain from taking certain actions).

(c) Deliveries. Seller shall have delivered or have caused to be delivered to Purchaser:

(i) Transfer Consents: Consents in substantially the form attached hereto as Exhibit N (“Transfer Consents”), duly executed by each Transferred Employee;

(ii) Certificate of Representations and Warranties. A certificate executed on behalf of Seller by its Representative Director or other duly authorized officer of Seller, certifying the matters in Sections 9.1(a) and (b);

(iii) Transaction Agreements. Each of the Transaction Agreements (together with complete schedules thereto) to which any Seller Group Entity or any Company Group Entity is a party duly executed by the applicable Seller Group Entity or the applicable Company Group Entity, as the case my be;

(iv) Consents. Consents, in form and substance reasonably satisfactory to Purchaser, required in connection with the Transaction pursuant to each of the Contracts listed on Schedule 9.1(c)(iv) (the “Contract Consents”) as may be updated by Purchaser (x) pursuant to Section 6.16(a)(i), (y) no later than September 1, 2010 to include any Contract listed in Schedule 3.13(d) of the Seller Disclosure Schedule or Schedule 3.13(l) of the Seller Disclosure Schedule that Purchaser reasonably determines is material to the Business or (z) no later than September 1, 2010 to include any Contract of SSMC that Purchaser reasonably determines is material to the Business and requires consent of the counterparty in connection with the SSMC Demerger, in each case duly executed by the counter-party to each such Contract;

(v) Relevant Books and Records. The Relevant Books and Records to the extent in the physical possession of a Seller Group Entity as of the Closing, provided, however, that to the extent that any such Relevant Books and Records are not primarily related, but are otherwise material, to the Business, Seller may deliver copies of such Relevant Books and Records;

(vi) Resignations. To the extent that Purchaser has notified Seller in writing at least ten (10) Business Days prior to the Closing Date that any director of a Company Group Entity resign as of the Closing, evidence satisfactory to Purchaser of the resignation of such director effective as of the Closing; provided however, the requirement to deliver evidence of any such resignation shall be waived by Purchaser if Seller agrees to indemnify Purchaser of any Damages arising from the removal of such director;

(vii) Company and Seller Representative Director’s Certificates. Certificates duly executed by a Representative Director or other duly authorized officer of each of Company and Seller respectively, and each attaching correct and complete copies of Company’s and Seller’s respective commercial register, articles of incorporation, regulations of the board of directors (except in the case of Seller), and board resolutions indicating board approval of this Agreement, any applicable Transaction Agreements and the Transaction (including the transfer of the Purchased Shares from Seller to Purchaser);

(viii) Other Documentation. Such other certificates, instruments or documents that are (A) reasonably requested by Purchaser in writing a reasonable time prior to the Closing Date and (B) required to transfer the Purchased Business in accordance with the terms hereof and consummate the Transaction, and to vest in Purchaser title to the Purchased Business, free and clear of all Encumbrances (other than licenses in the case of Transferred IP Assets); and

(ix) Financial Statements. The Audited Pro Forma Financial Statements contemplated by Section 6.9.

(d) No Proceedings. Since the date of this Agreement, no Proceeding by a Person other than a Governmental Authority that has a reasonable likelihood of success as reasonably determined by Purchaser shall have been commenced and be continuing (a) involving any challenge to, or seeking material Damages or other material relief in connection with, the Transaction or (b) that is reasonably likely to have the effect of preventing or making illegal the Transaction.

(e) No Company Material Adverse Effect. No event that has had a Company Material Adverse Effect shall have occurred since the date hereof.

(f) Reorganization. Seller shall have completed, or have caused KSS and SSMC to complete, prior to the Closing Date, the following transactions (collectively, the “Reorganization”) on terms set forth in Section 9.1(f)(i), Section 9.1(f)(ii) and Section 7.18, and Seller shall have delivered evidence of the completion of the Reorganization to Purchaser:

(i) Amorton Spin-Out. A split off of KSS’s Amorton business and all KSS employees into a new entity wholly owned by Seller (“New KSS”) in accordance with an “absorb-type demerger” (kyushu bunkatsu) agreement that is substantially in the form of Schedule 9.1(f)(i).

(ii) SSMC Spin-Out. A split off of SSMC’s entire business (including all the assets and liabilities, but excluding Gifu Employees and Gunma Employees) into a new entity wholly owned by Company (“New SSMC”) in accordance with an “absorb-type demerger” (kyushu bunkatsu) agreement that is substantially in the form of Schedule 9.1(f)(ii)-1, and a sale and purchase of all of the shares of SSMC from Company to Seller or its designee pursuant to a share purchase agreement that is substantially in the form of Schedule 9.1(f)(ii)-2.

(g) Audited Pro Forma Financial Statements. The 2009 Audited Pro Forma Financial Statements shall not be materially different in the aggregate in the reasonable determination of Purchaser from the 2009 Unaudited Financial Statements, but taking into account that (i) the 2009 Audited Pro Forma Financial Statements reflect the Reorganization and the other transactions contemplated by this Agreement, and the 2009 Unaudited Financial Statements do not and (ii) the 2009 Audited Pro Forma Fiancial Statements are prepared under U.S. GAAP and the 2009 Unaudited Financial Statements are prepared under J-GAAP.

(h) Closing Cash and Cash Equivalents Balance. The Closing Cash and Cash Equivalents shall be no less than ten billion Yen (¥10,000,000,000).

(i) Bank Debt. The aggregate amount (including principal and interest thereon) of Closing Outstanding Bank Debt shall not exceed twelve billion seven hundred million Yen (¥12,700,000,000).

(j) DBJ Loan. The DBJ Loan shall either (i) remain in full force and effect on the same terms as those terms in effect as of the date hereof, or (ii) have been refinanced on terms reasonably acceptable to Purchaser or on terms substantially economically equivalent in the aggregate to the terms in effect as of the date hereof.

(k) Other Indebtedness. The aggregate amount of all Closing Outstanding Third Party Indebtedness shall not exceed one hundred fifty million Yen (¥150,000,000).

(l) Closing Intercompany Indebtedness. There shall be no Closing Intercompany Indebtedness.

(m) Due Diligence. Purchaser shall have completed its due diligence review of the Business and the Company Group Entities, with results reasonably satisfactory to Purchaser.

(n) Service Provider Agreements. Seller shall have made any necessary arrangements that enable such Company Group Entities to receive services from each service provider as set forth on Schedule 7.6(a) and Schedule 7.6(b), directly from such service provider or indirectly through Seller (in the case of service providers set forth on Schedule 7.6(a)) and directly from such service provider (in the case of service providers set forth on Schedule 7.6(b)), on the same terms as those in effect as of the date hereof, or on terms substantially economically equivalent in the aggregate thereto or otherwise reasonably acceptable to Purchaser; provided, however, that if such Company Group Entities are not able to directly receive services from a service provider set forth in Schedule 7.6(b), but Seller has made necessary arrangements that enable such Company Group Entities to receive such service indirectly through Seller, to the same extent and on the same terms as those in effect between Seller and such service provider as of the date hereof, or on terms substantially economically equivalent in the aggregate thereto or otherwise reasonably acceptable to Purchaser then the receipt of such services directly from such service provider shall not be a condition to Purchaser’s obligation to consummate the Transaction pursuant to this Section 9.1(n) with respect to such service provider.

(o) Supplier Alternative Payment Arrangements. Seller shall have delivered a certificate to Purchaser certifying that the SSMC Alternative Payment System as it relates to SMBC shall continue for a twelve (12) month period following the Closing Date.

(p) Additional Matters. Each matter set forth on Schedule 9.1(p), as such schedule may be updated pursuant to Section 6.16(b).

9.2 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:

(a) Representations and Warranties. The representations and warranties made by Purchaser and Purchaser Parent in this Agreement shall be true and correct in all material respects, on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date, except that any such representations and warranties that expressly relate to a specified date shall be true and correct in all material respects only as of such date.

(b) Covenants. Purchaser and Purchaser Parent shall have duly performed all of the agreements and covenants and satisfied all of the conditions to be performed or complied with Purchaser or Purchaser Parent on or prior to the Closing Date.

(c) Deliveries. Purchaser shall have delivered or have caused to be delivered to Seller:

(i) Certificate of Representations and Warranties. Certificates duly executed on behalf of Purchaser and Purchaser Parent by a duly authorized officer of Purchaser and Purchaser Parent, respectively, each certifying that the conditions set forth in Sections 9.2(a) and (b) have been duly satisfied;

(ii) Transaction Agreements. Duly executed copies of each of the Transaction Agreements to which Purchaser or any of its Affiliates is a party;

(iii) New SSMC Support Letter. Support letter from Purchaser to New SSMC in connection with the SSMC Demerger in substantially the same form as Exhibit O; and

(iv) Purchaser Representative and Purchaser Parent Representative Certificates. Certificates duly executed by a duly authorized officer of each of Purchaser and Purchaser Parent respectively, and each attaching correct and complete copies of Purchaser’s certificate of formation and Purchaser Parent’s articles of incorporation, respectively, regulations of the board of directors or other governing body, and resolutions of the board or other governing body approving this Agreement, any applicable Transaction Agreements and the Transaction.

(d) Securities Filings. Purchaser Parent shall be current in all filings with the U.S. Securities and Exchange Commission on and as of the Closing Date and shall have delivered to Seller a certificate executed on behalf of Purchaser Parent by a duly authorized officer of Purchaser Parent to this effect.

(e) Foreign Exchange Notification. Purchaser shall have filed with the relevant Governmental Authorities a prior notification of inbound direct investment under the Foreign Exchange and Foreign Trade Law of Japan, and the relevant waiting period (and any extension thereof) shall have expired.

9.3 Conditions to Obligations of Each Party to Close. The respective obligations of each party to this Agreement to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following condition(s), any of which may be waived by Purchaser or Seller, as applicable, in writing:

(a) No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transaction, awarding material Damages in connection with the Transaction, or requiring a Divestiture that would adversely affect the Business in any material respect. Since the date of this Agreement, no Proceeding by a Governmental Authority shall have been commenced (and be continuing) or threatened (i) involving any challenge to, or seeking material Damages or other material relief in connection with, the Transaction or (ii) that is reasonably likely to have the effect of preventing or making illegal the Transaction. There shall not be any Legal Requirement prohibiting Seller from selling or Purchaser from owning, operating or controlling the Business or that makes performance of any material post-Closing obligations under this Agreement or the consummation of the Transaction illegal.

(b) Antitrust Waiting Periods. The waiting periods (and any extensions thereof) under the HSR Act, AML, AMA and any other filings required under any other applicable Antitrust Law shall have expired or been terminated and all filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required under applicable Antitrust Laws to be obtained prior to the Closing Date from Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the Transaction will have been made or obtained (as the case may be).

ARTICLE X

POST-CLOSING OBLIGATIONS

10.1 Accounting and Tax. If, after the Closing, Seller request access to or copies of the books and records of any Company Group Entity or such other cooperation as may be necessary for the settlement of accounts, including making corrections to previously settled accounts, or for dealing with tax inspections, Purchaser shall cause the Company Group Entities to promptly provide such requested access and cooperation.

10.2 Environment. Purchaser shall, and shall cause the Company Group Entities to, cooperate with Seller, at Seller’s sole cost and expense, when Seller takes reasonable measures or countermeasures in connection with the contamination of the soil or groundwater or in connection with other environmental problems existing as of the Closing Date at the Seller’s Tokyo factory (1-1, Sakata 1-chome, Oizumi-machi, Oura-gun, Gunma) or at the Gifu site (180 Omori, Anpachi-cho, Anpachi-gun, Gifu). Notwithstanding the foregoing, any and all liabilities in connection with such environmental problems shall be the sole responsibility of Seller and indemnifiable by Seller pursuant to Section 12.2.

ARTICLE XI

TERMINATION

11.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated (without prejudice to any other remedies that may be available at law or in equity):

(a) by the mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller (i) upon any breach of the other party (including Purchaser Parent, if Seller is the terminating party) of any representation, warranty or covenant, which breach shall not have been cured within twenty (20) Business Days of being notified in writing thereof by the non-breaching party and which would result in the failure of any condition precedent set forth in Section 9.1(a) and 9.1(b) or 9.2(a) and 9.2(b), as the case may be, not being satisfied and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(c) by either Purchaser or Seller if the Closing has not occurred on or prior to March 31, 2011 for any reason; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date or who is, on the date of termination, in material breach of this Agreement.

11.2 Effect of Termination. If this Agreement is terminated in accordance with Section 11.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article XI and Article XIII; provided, however, that nothing herein shall relieve any party from liability for (a) the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement (other than the obligation described in (b) below) or (b) a breach of such party’s obligation to consummate the Transaction in accordance with the terms and subject to the conditions hereof.

ARTICLE XII

INDEMNIFICATION

12.1 Survival of Representations, Warranties and Special Indemnities.

(a) All representations and warranties of Seller in this Agreement or any other Transaction Agreement shall survive the Closing until the date falling on the second (2nd) anniversary of the Closing Date (the “Escrow Release Date”); provided, however, that the Specified Reps shall survive the Closing until the date falling on the fifth (5th) anniversary of the Closing Date.

(b) The indemnities of Seller set forth in Section 12.2(a)(iii) through Section 12.2(a)(xv) (each, a “Special Indemnity” and collectively, the “Special Indemnities”) shall survive the Closing and remain in full force and effect until the following applicable dates:

(i) the Special Indemnity in Section 12.2(a)(iv) (Taxes) shall survive until the date falling ninety (90) days after the expiration of the applicable statute of limitations;

(ii) the Special Indemnity in Section 12.2(a)(xv) (Reorganization) shall survive until the date falling six (6) months after the Closing Date, unless there is Proceeding challenging the validity of the Reorganization prior to such date, in which case such Special Indemnity shall survive in respect of such challenge;

(iii) the Special Indemnities in Sections 12.2(a)(iii) (Purchase Price Adjustment), 12.2(a)(v) (Pre-Closing Warranties), 12.2(a)(vi) (Amorton Business), 12.2(a)(viii) (Third Party Non-Patent Licenses), 12.2(a)(x) (Company Transaction Expenses), 12.2(a)(xiii) (Employee Inventions) and Section 12.2(a)(xiv) (Company Demerger), shall survive until the fifth (5th) anniversary of the Closing Date;

(iv) the Special Indemnities in Section 12.2(a)(vii) (Patent Licenses) and 12.2(a)(ix) (Known Claims) shall survive until the sixth (6th) anniversary of the Closing Date;

(v) the Special Indemnity in Section 12.2(a)(xi) (Environmental) shall survive until the tenth (10th) anniversary of the Closing Date; and

(vi) the Special Indemnity in Section 12.2(a)(xii) (Gas Contracts) shall survive until the date that is one (1) year after the term of the applicable contract referenced in Section 12.2(a)(xii).

(c) All representations and warranties of Purchaser or Purchaser Parent in this Agreement or any other Transaction Agreement shall survive the Closing until the date falling on the Escrow Release Date, provided, however, that the Specified Reps of Purchaser shall survive the Closing until the date falling five (5) years after the Closing Date and the representations and warranties set forth in Section 5.8 shall survive the Closing indefinitely without limitation.

12.2 Indemnification by Seller.

(a) Subject to the limitations set forth in this Article XII, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser Parent, its Subsidiaries and its Representatives (collectively, “Purchaser Parties”) from any and all liabilities, losses, loss of value, damages, Taxes, debts, obligations, costs or expenses, interest, awards, judgments, settlements, Orders, fines and penalties (including reasonable attorneys’ fees, costs and expenses), whether or not involving a third-party claim (collectively, “Damages”), arising out of or resulting from:

(i) any breach of a representation or warranty of Seller contained in this Agreement, in any Schedule or certificate delivered pursuant to this Agreement or in any other Transaction Agreement;

(ii) any breach of any covenant of Seller contained in this Agreement;

(iii) any Purchase Price Adjustment Amount payable by Seller as contemplated by Section 1.4 to the extent not paid within the time period required in Section 1.4;

(iv) any Pre-Closing Taxes;

(v) any Pre-Closing Warranties;

(vi) the operation and ownership of the Amorton Business;

(vii) the matters set forth on Schedule 12.2(a)(vii) (Patent Licenses);

(viii) the matters set forth on Schedule 12.2(a)(viii) (Third Party Non-Patent Licenses);

(ix) the matters set forth on Schedule 12.2(a)(ix) (Known Claims);

(x) any Company Transaction Expenses;

(xi) any of: (A) the presence of any Hazardous Materials on any Property as of the Closing Date, (B) the violation of any Environmental and Safety Law by the Company Group Entities or the Seller Group Entities prior to the Closing Date, (C) any Liability under any Environmental and Safety Law based on the conduct of the Company Group Entities or Seller Group Entities prior to the Closing Date, or (D) any Liability of any predecessor of any of the Company Group Entities or Seller Group Entities arising prior to the Closing Date under any Environmental and Safety Law, which Liability was assumed by the Company Group Entities by Contract or was imposed upon any of them pursuant to any applicable Legal Requirement;

(xii) the termination of any Gas Contracts prior to the expiration of the term (not taking into account any early termination rights that a party may have) as set forth in each respective Gas Contract;

(xiii) any royalties, compensation or other fees that become payable prior to the Closing to any employee or former employee of a Seller Group Entity or a Company Group Entity, or that became payable to such individual as of Closing in connection with the Transaction, under the internal rules of the Seller Group Entities, as applicable, in connection with Intellectual Property Rights invented by such individual prior to the Closing;

(xiv) any failure to transfer any Contracts that were to be transferred from Seller to Company pursuant to the Company Demerger (including those Contracts set forth on Schedule 3.32(a)) of the Seller Disclosure Schedule; and

(xv) the invalidity of the KSS Demerger or the SSMC Demerger.

(b) Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Damages with respect to such breach, default or failure to be true and correct.

(c) Since following the Closing, Company will be owned by Purchaser, the parties agree that any recovery by Purchaser after the Closing pursuant to this Article XII shall be against Seller, who will have no right of reimbursement, contribution or other recovery against Company or other Company Group Entities.

(d) Subject to Section 12.5(e), the representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Purchaser Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by any of the Purchaser Parties with respect to, or any knowledge acquired (or capable of being acquired) by the Purchaser Parties at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver by Purchaser of any provision of this Agreement or any Transaction Agreement will not affect or limit the provisions of this Article XII.

(e) Without limiting the effect of any other limitation set forth in Section 12.5 or elsewhere in this Agreement, if at any time after the date of this Agreement and prior to the Closing Date, (i) Seller discloses in writing to Purchaser and Purchaser Parent a matter occurring after the date of this Agreement that would constitute a breach of or inaccuracy in the representations and warranties of Seller in this Agreement, (ii) such inaccuracy or breach resulted in any condition set forth in Section 9.1 or 9.3 not being satisfied, and (iii) Purchaser and Purchaser Parent elect to waive the unsatisfied condition and consummate the Transaction, then no representation or warranty of Seller in this Agreement shall be deemed to have been breached in respect of such matter to the extent of such written disclosure by Seller.

(f) Indemnification Escrow Period; Distribution upon Escrow Release Date.

(i) The Escrow Account shall be held in escrow by the Escrow Agent as security in favor of Purchaser for any Purchase Price Adjustment Amount payable by Seller in favor of Purchaser pursuant to Section 1.4 and as security in respect of Seller’s indemnification obligations pursuant to this Article XII. Subject to the following requirements, the Escrow Account shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., Pacific time, on the Escrow Release Date (the “Escrow Period”).

(ii) Promptly after the date falling twelve (12) months after the Closing Date, the Escrow Agent shall release from the Escrow Account and pay to Seller an amount of cash equal to two billion one hundred fifty million Yen (¥2,150,000,000) less (i) any amount paid from the Escrow Account for satisfaction of any Damages, and (ii) such amount of the Escrow Account set forth in any Claims Notice delivered to the Escrow Agent with respect to any Asserted Liability that remains unresolved as of such date.

(iii) Except as set forth below, promptly after the Escrow Release Date the Escrow Agent shall release from the Escrow Account and pay to Seller an aggregate amount of cash equal to the remaining portion of the Escrow Amount after satisfaction of any Damages. Notwithstanding anything in this Agreement to the contrary, the Escrow Period shall not terminate and the Escrow Release Date shall be extended with respect to such amount of the Escrow Account set forth in any Claims Notice delivered to the Escrow Agent prior to termination of the Escrow Period. As soon as any such Damages and claims has been resolved, the Escrow Agent shall release from the Escrow Account and pay to Seller an aggregate amount of cash equal to the remaining portion of the Escrow Amount not required to satisfy any other such unresolved Damages or claims.

12.3 Indemnification by Purchaser

(a) Subject to the limitations set forth in this Article XII, from and after the Closing, Purchaser and Purchaser Parent shall jointly and severally indemnify, defend and hold harmless Seller, its Affiliates and its Representatives (collectively, “Seller Parties”) from any and all Damages, arising out of, relating to or resulting from:

(i) any breach of a representation or warranty of Purchaser or Purchaser Parent contained in this Agreement, in any certificate delivered pursuant to this Agreement or in any other Transaction Agreement (without taking into account any “materiality,” “material adverse effect” or similar qualifiers included therein);

(ii) any breach of any covenant of Purchaser or Purchaser Parent contained in this Agreement;

(iii) any purchase price adjustments contemplated by Section 1.4; and

(iv) any guarantee by any Seller Group Entity for the benefit of any Company Group Entity or the Business, that continues or is provided after the Closing, in each case, solely to the extent such Damages arise or result from any non-payment by the relevant Company Group Entity after the Closing Date.

(b) The representations, warranties, covenants and obligations of Purchaser and Purchaser Parent, and the rights and remedies that may be exercised by the Seller Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by the Seller Parties with respect to, or any knowledge acquired (or capable of being acquired) by any of the Seller Parties at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver by Seller of any provision of this Agreement will not affect or limit the provisions of this Article XII.

12.4 Procedures for Indemnification.

(a) Notice. Promptly after any Purchaser Party or Seller Party, as the case may be, entitled to indemnification hereunder (an “Indemnified Party”) (i) becomes aware of circumstances that have resulted in, or which are reasonably likely to result in, Damages for which the Indemnified Party may be entitled to indemnification (“Potential Indemnification Event”) for or (ii) receives written notice of any third-party demand, claim or circumstances which, with the lapse of time, the giving of notice or both, reasonably could give rise to a claim or the commencement (or threatened commencement) of any Proceeding that may result in Damages for which the Indemnified Party may be indemnified hereunder (the demand, claim or Proceeding referred to in this clause (ii), an “Asserted Liability”), the Indemnified Party shall give notice thereof (a “Claims Notice”) to any other party or parties who may become obligated to provide indemnification hereunder (an “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability or Potential Indemnification Event in reasonable detail to the extent known, and shall indicate the amount (estimated, if necessary and if reasonably capable of estimation) of the Damages that have been, or that may be, suffered by the Indemnified Party (the “Claimed Amount”) and the specific representations and warranties or covenants alleged to be breached, or any other clauses of Section 12.2 under which indemnification is being sought. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Claimed Amount at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability, the Claimed Amount or Potential Indemnification Event. If a Claims Notice is not provided promptly as required by this Section 12.4, the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party except to the extent the Indemnifying Party is actually materially prejudiced by such late receipt of a Claims Notice.

(b) Opportunity to Contest. The Indemnified Party shall proceed with the defense of any Asserted Liability. The Indemnified Party shall have the right to settle, adjust or compromise such Asserted Claim; provided, however, that if the Indemnified Party settles, adjusts or compromises any such Asserted Liability without the consent of the Indemnifying Party, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnified Party in connection with such Asserted Liability; and provided, further, that if the Indemnifying Party consents to any such settlement, adjustment or compromise, such consent shall not be evidence that such Asserted Claim is subject to indemnification by the Indemnifying Party under this Article XII and shall not be taken into account by any arbitrator or other trier of fact in determining whether the Indemnifying Party has any liability with respect to such settlement, adjustment or compromise, the Asserted Liability or any facts relating to the Asserted Liability. The Indemnifying Party may participate, at its own expense, in the defense of an Asserted Liability. The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other as to all Asserted Liabilities, shall make reasonably available to each other, as reasonably requested, all information, records, and documents reasonably related to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability. The Indemnifying Party and the Indemnified Party also shall make reasonably available to each other, as reasonably requested, their respective personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability.

(c) Notwithstanding the foregoing, the provisions of Schedule 12.4(c) shall apply with respect to the special indemnities set forth in (i) Section 12.2(a)(vii) (Patent Licenses), (ii) Section 12.2(a)(viii) (Third Party Non-Patent Licenses) and (iii) Section 12.2(a)(ix) (Known Claims), solely relating to item 1 of Schedule 12.2(a)(ix).

12.5 Limitations on Indemnification.

(a) No amount shall be payable by Seller to any Purchaser Party pursuant to Section 12.2(a) (other than Section 12.2(a)(ii)) unless the aggregate amount of Damages indemnifiable by Seller under Section 12.2(a) (except for Section 12.2(a)(ii)) exceeds an amount (the “Seller Basket”) equal to three hundred twenty-four million Yen (¥324,000,000), at which point Seller shall become liable for all such Damages, including the Damages reflected in the Seller Basket.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) the maximum amount of aggregate indemnifiable Damages which may be recovered from Seller under Section 12.2(a)(i) (other than with respect to a Specified Rep) shall be an amount equal to four billion nine hundred million Yen (¥4,900,000,000);

(ii) the maximum amount of aggregate indemnifiable Damages which may be recovered from Seller under Section 12.2(a)(i) with respect to a Specified Rep (other than a Fundamental Rep) shall be an amount equal to eleven billion six hundred million Yen (¥11,600,000,000);

(iii) the maximum amount of aggregate indemnifiable Damages which may be recovered from Seller under Sections 12.2(a)(v) (Pre-Closing Warranties), (vi) (Amorton Business), (viii) (Third Party Licenses), (x) (Company Transaction Expenses), (xii) (Gas Contracts), (xiii) (Employee Inventions), and (xiv) (Company Demerger), shall be an amount equal to fifty percent (50%) of the Purchase Price as may be adjusted pursuant to Section 1.4;

(iv) the maximum amount of aggregate indemnifiable Damages which may be recovered from Seller under (1) Section 12.2(a)(i) with respect to a Fundamental Rep, (2) pursuant to any of Sections 12.2(a)(iii) (Purchase Price Adjustment), (iv) (Taxes), (vii) (Patent Licenses), (ix) (Known Claims), (xi) (Environmental) and (xv) (Reorganization) and (3) Section 12.2(a)(ii) in respect of any breach of any pre-Closing covenant that did not constitute a Willful Breach, shall be an amount equal to the Purchase Price as may be adjusted pursuant to Section 1.4

(v) Notwithstanding the foregoing, in no event shall

(x) the aggregate amount of Damages recoverable from Seller by the Purchaser Parties under the subsections of Section 12.2(a) referred to in Sections 12.5(b)(i) and 12.5(b)(ii) exceed eleven billion six hundred million Yen (¥11,600,000,000),

(y) the aggregate amount of Damages recoverable from Seller by the Purchaser Parties under the subsections of Section 12.2(a) referred to in Sections 12.5(b)(i), 12.5(b)(ii) and 12.5(b)(iii) exceed an amount equal to fifty percent (50%) of the Purchase Price as it may be adjusted pursuant to Section 1.4, and

(z) the aggregate amount of Damages recoverable from Seller by the Purchaser Parties under the subsections of Section 12.2(a) referred to in Sections 12.5(b)(i), 12.5(b)(ii), 12.5(b)(iii) and 12.5(b)(iv) exceed an amount equal to one hundred percent (100%) of the Purchase Price as it may be adjusted pursuant to Section 1.4.

(c) The limitations set forth in subsections (a) and (b) of this Section 12.5 shall not apply to (i) any Seller indemnification obligation arising out of, relating to or resulting from fraud by Seller with the intent to deceive or intentional misrepresentation by Seller with the intent to deceive or (ii) any claim pursuant to Section 12.2(a)(ii) with respect to (A) a Willful Breach by Seller of any pre-Closing covenant or (B) breach of any covenant required to be performed by Seller after the Closing.

(d) Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Article XII, “Damages” shall exclude, and no Indemnified Party shall be entitled to recover pursuant to this Article XII, any remote, unforeseeable or punitive damages.

(e) The amount of any Damages that are subject to indemnification under this Article XII shall be calculated net of the amount of any insurance proceeds or reimbursements actually received by any Indemnified Party or any Affiliate of any Indemnified Party in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages. Each Indemnified Party shall seek, and shall cause each of its Affiliates to seek, recovery under all insurance policies covering any Damages to the same extent as it would if such Damages were not subject to indemnification hereunder. In the event that an insurance recovery is made by an Indemnified Party or any Affiliate of an Indemnified Party with respect to any Damages for which such Indemnified Party has already been indemnified hereunder, then a refund equal to the aggregate amount of the insurance recovery shall be made promptly to the Indemnifying Party.

(f) To the extent that an Indemnified Party is entitled to indemnification pursuant to this Article XII, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related. The Indemnified Party shall assign all rights to pursue any claims against, or otherwise recover amounts from, such other Person, and otherwise take any action that the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise the right of subrogation of the Indemnifying Party under this Section 12.5(f).

(g) Promptly after an Indemnified Party becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any breach of any representation, warranty or covenant of the Indemnifying Party contained in this Agreement or any other claim for indemnification pursuant to this Article XII, the Indemnified Party shall take all reasonable steps to mitigate and minimize all Damages that may result from or relate to such breach or claim.

(h) No party shall be able to bring an indemnification claim pursuant to Section 12.2(a)(ii) or Section 12.3(a)(ii), as applicable, with respect to a breach of (i) any pre-Closing covenant unless it has delivered a Claims Notice with respect to such breach prior the second (2nd) anniversary of the Closing Date; and (ii) a covenant required to be performed after the Closing that has a stated duration unless it has delivered a Claims Notice with respect to such breach prior to the later of (A) the third (3rd) anniversary of the last day that such covenant is in effect under the Agreement; and (B) the fifth (5th) anniversary of the date on which a breach of such covenant occurs.

(i) Solely with respect to indemnification for a breach of the representation and warranty of Seller contained in Section 3.13(h) or Section 3.8(c) (solely to the extent such a breach of Section 3.8(c) would also constitute a breach of Section 3.13(h)), Damages for which Seller shall indemnify Purchaser Parties shall be limited to Damages attributable to the period prior to the sixth (6th) anniversary of the Closing Date.

12.6 Remedies Exclusive. Subject to Section 15.10, from and after Closing, the right of an Indemnified Party to receive indemnification payments from the Indemnifying Party pursuant to this Article XII shall be the sole and exclusive right and remedy exercisable by the Indemnified Party with respect to any and all claims under, relating to or arising out of this Agreement or with respect to breaches of representations or warranties contained in any Transaction Agreement, and no Person shall have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by applicable Legal Requirements, provided, however, that this Section 12.6 shall not preclude any party from asserting any other right or seeking any other remedies for fraud with the intent to deceive or for Willful Breach by such other party that committed such fraud with the intent to deceive or Willful Breach; and provided further, however, if an Indemnified Party is entitled to indemnification under more than one of the provisions of Section 12.2(a) or Section 12.2(b), as the case may be, such Indemnified Party may elect, in its sole discretion, the provision of Section 12.2(a) or Section 12.2(b), as the case may be, under which to seek indemnification.

12.7 Nature of Indemnification Payments. Any indemnification payment made by Seller or Purchaser pursuant to this Article XII shall be deemed by the parties as an adjustment to the Purchase Price.

12.8 Offset. If any claim as to which Purchaser or Seller, as applicable, has delivered a Claims Notice is pending or unresolved at the time that any payment is due from Purchaser or any Company Group Entity to Seller or any other Seller Group Entity, or from Seller or any other Seller Group Entity to Purchaser or any of its Affiliates, as applicable, pursuant to any of the Transaction Agreements or otherwise, Purchaser or Seller, as applicable, shall have the right, in addition to any other rights or remedies of Purchaser or Seller, as applicable (whether pursuant to this Agreement or applicable Legal Requirements) to withhold from such payment an amount equal to the amount of such claim until such matters are finally resolved in accordance with this Agreement. If it is finally determined that such claims are covered by this Article XII, without limiting any other rights or remedies of Purchaser or Seller as applicable (whether pursuant to this Agreement or to applicable Legal Requirements), Purchaser or Seller shall have the right to offset the amount of such claims against the retained payments.

ARTICLE XIII

TAX MATTERS

13.1 Preparation and Filing of Tax Returns. Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by Company or any other Company Group Entities after the Closing Date for a taxable period beginning before the Closing Date. To the extent any Tax shown as due on such Tax Return is payable by Seller (taking into account indemnification obligations hereunder), such Tax Return shall be provided to Seller at least thirty (30) days prior to the due date for filing such return (or, if required to be filed within thirty (30) days of the Closing Date, as soon as possible following the Closing Date); and Seller shall have the right to review and consent to such Tax Return, which consent shall not be unreasonably withheld, conditioned or delayed. The failure of Seller to propose any changes to any such Tax Return within fifteen (15) days of receipt thereof shall constitute consent. The Seller shall pay to Purchaser, on or before the due date thereof, the amount of Taxes shown as due on such Tax Returns that are payable by Seller (taking into account indemnification obligations hereunder).

13.2 Amended Returns; Tax Elections. Except consistently with a resolved audit, Seller may not amend (or permit the amendment of) a Tax Return of any Company Group Entity, or make, amend or revoke (or permit the making, amendment, or revocation of) any Tax election of any Company Group Entity, in each case, with respect to a taxable period beginning before the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. The failure of Purchaser to propose any changes to any such amendment or revocation of a Tax Return within thirty (30) days of receipt thereof shall constitute consent.

13.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller and timely paid when due; provided, however, that if any Japanese consumption tax is imposed on the payment of the Purchase Price allocated to the Transferred IP Assets as a result of such Transferred IP Assets being transferred to a Japanese Entity designated by Purchaser Parent or Purchaser, such consumption tax shall be borne by Purchaser or its Affiliates, as applicable, and Purchaser shall pay to Seller an amount equal to such consumption tax within five (5) Business Days after the Allocation is determined as final in accordance with Section 1.3(b)(ii). Except as otherwise required by applicable Tax law, Seller shall prepare and file, at its sole cost and expense, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

13.4 Straddle Period Allocations. For purposes of this Agreement, Taxes of any Company Group Entity incurred with respect to a taxable period that includes but does not end on the day immediately preceding the Closing Date, shall be allocated to the portion of the taxable period ending on the day immediately preceding the Closing Date (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such taxable period occurring through the Closing Date compared to the total number of days in such taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the day immediately preceding the Closing Date.

13.5 Termination of Tax Sharing Agreements. All Tax sharing, allocation, indemnity or similar agreements with respect to or involving Company or any other Company Group Entity shall be terminated as of the Closing Date and, after the Closing Date, Seller shall indemnify Purchaser and hold Purchaser harmless for any liability, including successor liability, under any such Tax sharing allocation, indemnity or similar arrangement.

13.6 Cooperation, Access to Information, and Record Retention. If any of the Company Group Entities, Purchaser, or Seller receives any notice of a pending or threatened Tax assessment, adjustment, audit, litigation or other Proceeding (“Tax Audit”) relating to any Company Group Entities, which may give rise to a liability of another party hereto (including but not limited to indemnification obligations hereunder), (i) the first party shall promptly notify such other party within ten (10) Business Days of receiving such notice; and (ii) both parties shall keep each other informed on a regular basis regarding the status thereof. If the Tax Audit relates to the period prior to the Closing, Seller may, upon providing, within fifteen (15) days of its receipt of notice, written notice to Company and Purchaser, assume the defense of any such Tax Audit, and thereafter conduct the defense thereof at its own expense. If Seller elects to elects to defend such Tax Audit, Purchaser shall, and shall cause Company Group Entities to, make available to Seller or its representatives all records and other materials reasonably required by Seller for use in contesting such Tax Audit, and cooperate fully with Seller in the defense thereof. The Company Group Entities, Purchaser, and Seller shall cooperate, and cause their representatives and Affiliates to cooperate, to the extent reasonably requested by any other party in connection with the preparation and filing of Tax Returns of any Company Group Entities. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company Group Entities, Purchaser and Seller shall (i) retain all books and records with respect to Taxes and Tax Returns of the Company Group Entities for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) with respect thereto; (ii) abide by all record retention agreements entered into with any Governmental Authority, with respect to Taxes; and (iii) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, allow such party to take possession of such books and records. The Company Group Entities, Purchaser, and Seller shall cooperate to obtain any certificate or other document from any Governmental Authority relating to Taxes.

13.7 Tax Refund. If, after the Closing, any Company Group Entity receives any Tax refund attributable to Pre-Closing Taxes, including any interest thereon, such Company Group Entity shall pay Seller the amount equal to the Tax refund, including any interest thereon by wire transfer of immediately available funds to the Seller Account.

ARTICLE XIV

ISSUED SHARES

14.1 Legends and Transfer of Issued Shares. Each certificate representing Issued Shares will be imprinted with a legend substantially in the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred without registration or an exemption therefrom. Further, the shares represented by this certificate are subject to a right of first offer in favor of ON Semiconductor Corporation “ON” in accordance with the terms of Section 14.3 of that certain Purchase Agreement dated as of July 15, 2010, by and among ON, Semiconductor Components Industries, LLC and SANYO Electric Co., Ltd., a copy of which is on file at the offices of ON.

14.2 Ownership of Issued Shares.

(a) Seller shall not transfer or otherwise dispose of any of the Issued Shares for a period of two (2) years after the Closing Date; provided, however, that, subject to Section 14.3, Seller may transfer or otherwise dispose, of (i) up to one-half (1/2) of the Issued Shares prior to the first (1st) anniversary of the Closing Date, and (ii) up to all of the Issued Shares after the first (1st) anniversary of the Closing Date. Notwithstanding the foregoing, nothing in this Section 14.2 shall be deemed to limit Seller’s ability to (i) merge or consolidate with another Entity or give effect to any similar business combination involving Seller, (ii) engage or participate in or unwind any hedging transaction or other similar transaction relating to any or all of the Issued Shares (including the pledging of the Issued Shares) or relating to Seller’s ownership thereof or interest therein; (iii) participate in any merger, consolidation, reorganization or similar business combination involving Purchaser Parent in which Purchaser Parent Shares are exchanged or converted into cash or other property; (iv) tender or sell shares in connection with, or otherwise participate in, any tender or exchange offer or similar transaction with respect to Purchaser Parent Shares or (v) transfer or otherwise dispose of any or all of the Issued Shares after any event or situation that is or is reasonably likely to be a triggering event or situation for delisting of Purchaser Parent Shares under the rules of the relevant stock exchanges (the transactions referred to above being referred to as “Exempted Transactions”).

(b) If requested by Seller, Purchaser Parent shall cause the legend referred to in Section 14.1 to be removed from the certificates representing the Issued Shares in accordance with applicable securities laws.

14.3 Purchaser Parent’s Right of First Offer

(a) Before any Issued Shares held by Seller may be transferred, whether prior to the second (2nd) anniversary of the Closing Date in accordance with Section 14.2(a) or thereafter (such shares, the “Offered Shares”), Seller shall first offer Purchaser Parent an opportunity to purchase the Offered Shares (the “ROFO Right”), and shall deliver to Purchaser Parent written notice setting forth the number of Offered Shares that Seller desires to sell or transfer (such notice, the “ROFO Notice”); provided, however, that the ROFO Right shall not apply to any transfer or other disposition of any Issued Shares in connection with an Exempted Transaction.

(b) Purchaser Parent shall have the right, but not the obligation, to exercise its ROFO Right to purchase (or cause its Affiliate designee to purchase) all of the Offered Shares at the ROFO Price, provided, however, that if the fair market value of the Offered Shares is greater than fifty million Dollars ($50,000,000), Purchaser Parent may purchase some, but no less than one-third (1/3), of the Offered Shares. Purchaser Parent shall exercise its ROFO Right by delivering to Seller, no later than ten (10) Business Days following the ROFO Notice Date (the “ROFO Exercise Period”), a written notice (the “ROFO Exercise Notice”) setting forth the number of Offered Shares that Purchaser Parent elects to purchase in accordance with the immediately preceding sentence of this Section 14.3(b) (the “ROFO Shares”); provided, however, that Seller shall have the right to withdraw the ROFO Notice at any time on or prior to the date falling five (5) Business Days following the ROFO Notice Date and, if timely withdrawn, the ROFO Notice shall have no further force or effect. Promptly following receipt of the ROFO Exercise Notice (but in no event later than three (3) Business Days after the ROFO Price is determined), Seller and Purchaser Parent shall enter into a stock purchase agreement pursuant to which Seller shall provide Purchaser Parent with customary representations, warranties and indemnities in connection with such sale as to Seller’s valid ownership of the ROFO Shares, its ability to convey title thereto free of all Encumbrances (other than those arising under applicable securities laws), and Seller’s authority, power and right to enter into such binding stock purchase agreement and to consummate the sale and purchase thereunder without violating applicable Legal Requirements. Upon entering into such stock purchase agreement, Purchaser Parent (or its Affiliate designee) shall purchase the ROFO Shares from, and deliver the purchase price of the ROFO Shares to, Seller, and Seller shall sell the ROFO Shares and deliver the certificate representing the ROFO Shares to Purchaser Parent (or its Affiliate designee). If, upon receipt of a ROFO Notice from Seller, Purchaser Parent reasonably determines that it is legally prohibited from acquiring the Offered Shares during the ROFO Exercise Period, then Purchaser Parent shall promptly notify Seller that it is not electing to exercise the ROFO Right.

(c) In the event Purchaser Parent does not timely elect to purchase some of the Offered Shares (such Offered Shares that Purchaser Parent has not timely elected to purchase, the “Remaining Offered Shares”), Seller may then sell the Remaining Offered Shares to any Person or Persons. In the event that such Remaining Offered Shares have not been sold within ninety (90) days after the earlier of the expiration of the ROFO Exercise Period or the date on which Purchaser Parent notifies Seller that it does not elect to exercise the ROFO Right, Seller may not sell such Remaining Offered Shares without first offering such Remaining Offered Shares to Purchaser Parent in the manner set forth in this Section 14.3.

(d) In the event that Seller timely withdraws the ROFO Notice in accordance with Section 14.3(b), Seller shall not transfer, sell or offer for transfer or sale any of the Issued Shares for a period of ninety (90) days following the date of the withdrawal of the ROFO Notice.

(e) In the event that Seller intends to transfer any of the Issued Shares otherwise than pursuant to a registration statement filed in compliance with the Securities Act, Seller must, prior to any such transfer, furnish Purchaser Parent with a written opinion from counsel in form and substance reasonably satisfactory to Purchaser Parent to the effect that Seller may transfer such Issued Shares without registration under the Securities Act or other applicable securities laws.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1 Expenses. Except as otherwise provided in Section 6.6(b) (Consents) and Section 13.3 (Transfer Taxes), whether or not the Transaction is consummated, each party shall pay its own fees, costs and expenses in connection with this Agreement and the Transaction (including the fees, costs and expenses of its advisers, accountants and legal counsel).

15.2 Interpretation. No party shall be considered the draftsperson, and this Agreement and the Transaction Agreements have been reviewed, negotiated and accepted by all parties and their attorneys, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any of the Transaction Agreements. Unless the context shall otherwise require, words using the singular or plural number shall also include the plural or singular number, respectively. The words “include,” “includes” and “including” herein or in any Transaction Agreement shall be deemed to be followed by the phrase “without limitation” and the word “or” shall include the meaning “either or both.” Unless the context shall otherwise require, any reference herein or in any Transaction Agreement to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Unless the context otherwise provides, all pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires. All references in this Agreement or any other Transaction Agreement to “Section,” “Subsection,” “Article,” “Exhibit,” “Schedule” or “Annex” (or similar references) shall be deemed to be references to a section, subsection or article of, or exhibit to, the agreement in which they occur, unless the context otherwise requires. The table of contents and the captions and other headings contained in this Agreement or any Transaction Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein or therein have been included for convenience of reference only and shall not, in any way, be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement or any Transaction Agreement. The Seller Disclosure Schedule will be arranged in schedules corresponding to the lettered and numbered Sections and paragraphs contained in Article III or IV or Sections 6.1 or 6.2; provided, however, that any disclosure with respect to a lettered or numbered Section or paragraphs contained in Article III or IV or Sections 6.1 or 6.2 shall also be deemed to be disclosed with respect to any other lettered or numbered Sections or paragraphs in Article III or IV or Sections 6.1 or 6.2 if it is reasonably apparent on the face of such disclosure that such disclosure is applicable to the subject matter of such other lettered or numbered Sections or paragraphs in Article III or IV or Sections 6.1 or 6.2.

15.3 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information; (b) to execute and deliver to each other party such other documents; and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

15.4   Notices.

(a) All notices, requests, demands and other communications hereunder shall be either (i) delivered in person; (ii) sent by international courier service or other express commercial delivery service; or (iii) sent by facsimile with confirmation of receipt and, in each case, addressed as follows:

If to Seller:	SANYO Electric Co., Ltd. Corporate Planning Headquarters
5-5 Keihan-hondori 2-chome
Moriguchi City, Osaka 570-8677 Japan
Fax: +81-6-6994-7516

with copies to (which copy shall not constitute notice):

SANYO Electric Co., Ltd.
Legal Headquarters 5-5 Keihan-hondori 2-chome
Moriguchi City, Osaka 570-8677 Japan
Fax: +81-6-6994-0992

If to Purchaser or Purchaser Parent:	ON Semiconductor Corporation
5005 E. McDowell Road
Phoenix, AZ 85008 U.S.A Fax: +1-602-244-5500 Attn: General Counsel

with copies to (which copy shall not constitute notice):

Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 U.S.A
Fax: +1-415-268-7522
Attn: Eric McCrath, Esq. and Randy Laxer, Esq.

(b) All notices, requests, instructions or documents given to any party in accordance with this Section 15.4 shall be deemed to have been given on the date of mailing or transmission, whether delivered by hand, by international courier service, or by facsimile, with confirmation of receipt on such date.

(c) Any party may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 15.4.

15.5 Entire Agreement. This Agreement, the Schedules, the Exhibits, the Annexes and the Transaction Agreements constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written understandings, all contemporaneous oral negotiations and discussions, and all other writings and agreements relating to the subject matter of this Agreement.

15.6 Modifications, Amendments and Waivers. This Agreement and any Transaction Agreements cannot be amended or changed nor any performance, term, or condition waived in whole or in part, except by a writing signed by the party against whom enforcement of the amendment, change or waiver is sought. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

15.7 Successors and Assigns. This Agreement cannot be assigned by any party without the prior written consent of the other parties and any assignment in violation of this Section 15.7 shall be null and void; provided, however, that Purchaser may assign this Agreement (i) to Affiliates of Purchaser or (ii) following the Closing, in connection with any merger, sale of all or substantially all of Purchaser’s assets or similar corporate transaction, including a sale or transfer of Company, its assets, or a significant portion thereof; provided further, however, that in case of any assignment of this Agreement, the assignor shall not be released from its obligations hereunder without the consent, in the case of Purchaser, of Seller, and in the case of Seller, of Purchaser. Upon any consolidation or merger in which a party is not the surviving corporation, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of such party, the successor corporation formed by such consolidation or into or with which such party is merged or the Entity to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for and may exercise every right and power of, and be obligated to perform every obligation of, such party with the same effect as if such successor Entity has been named as such party herein; provided, however, that the predecessor party in the case of a sale, assignment, transfer, lease, conveyance or other disposition shall not be released from any of the obligations hereunder.

15.8 Governing Law. This Agreement is to be construed in accordance with and governed by the laws of Japan, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the Japan to the rights and duties of the parties.

15.9 Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provisions shall be deemed severed herefrom, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. The parties shall replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

15.10 Specific Performance. Each party agrees that irreparable harm, for which there will be no adequate remedy at law and for which the ascertainment of monetary damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party accordingly agrees that, notwithstanding Section 12.6 but subject to Section 15.12, the other parties shall be entitled to specifically enforce this Agreement and to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof or thereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law.

15.11 Counterparts. This Agreement may be executed in any number of counterparts which may be delivered by facsimile, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

15.12 Dispute Resolution. Each party agrees that, upon written request of any other party, it shall use commercially reasonable efforts to settle amicably through good faith discussions any dispute or disagreement which may arise under or pursuant to this Agreement. In the event that any such dispute or disagreement cannot be resolved through such discussions, the parties agree that any dispute or disagreement which may arise under or pursuant to this Agreement or the Transaction Agreements or the transactions contemplated hereby or thereby shall be settled by the parties amicably through good faith discussions upon the written request of any party. In the event that any such dispute cannot be resolved through such discussions within a period of twenty (20) days after delivery of such written request, the dispute shall be finally settled by binding arbitration in the Republic of Singapore, using the English language and in accordance with the Rules of Arbitration of the International Chamber of Commerce then in effect. The arbitrator(s) shall have the authority to grant specific performance, and to allocate between the Purchaser and Seller the costs of arbitration in such equitable manner as the arbitrator(s) may determine, provided, however, that each party shall bear its own translation, transportation and travel costs. Judgment upon the award so rendered may be entered in any court of competent jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

15.13 Attorneys’ Fees, Costs and Expenses. Subject to Section 15.12, in any Proceeding to enforce an arbitral award in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred in connection with such enforcement Proceeding.

15.14 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

PURCHASER:

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

By:	Its sole member
ON Semiconductor Corporation

By:	/s/ KEITH JACKSON
Name:	Keith Jackson
Title:	President and Chief Executive Officer

PURCHASER PARENT:

ON SEMICONDUCTOR CORPORATION

By:	/s/ KEITH JACKSON
Name:	Keith Jackson
Title:	President and Chief Executive Officer

SELLER:

SANYO ELECTRIC CO., LTD.

By:	/s/ SEIICHIRO SANO
Name:	Seiichiro Sano
Title:	President

Signature Page – Purchase Agreement

EXHIBIT A

CERTAIN DEFINITIONS

“Accounts Payable” means all accounts payable and other amounts owed to trade creditors of any Company Group Entity.

“Accounts Receivable” means all accounts receivable, notes receivable and other monies due to any Company Group Entity for sales and deliveries of goods and performance of services (whether or not on the books of any Company Group Entity).

“Active Employees” means the Company Group Employees and the Eligible Business Employees; and “Active Employee” means any Company Group Employee or Eligible Business Employee.

“Actual Closing Net Working Capital” has the meaning specified in Section 1.4(b).

“Actuary” has the meaning specified in Section 1.4(i).

“Actuary Statement” has the meaning specified in Section 1.4(i).

“Actuary Statement Dispute Notice” has the meaning specified in Section 1.4(l).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control,” “controlled by” and “under common control with,” with respect to the relationship between or among two or more Persons, means (i) the ownership of a majority of the voting share capital of a Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreed Enterprise Value” means fifty-five billion Yen (¥55,000,000,000).

“Agreement” means the Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules, exhibits, annexes and schedules attached hereto), as it may be amended from time to time, but does not include any other Transaction Agreement.

“Allocation” has the meaning specified in Section 1.3(b)(ii).

“AMA” has the meaning specified in Section 6.6(b).

“AML” has the meaning specified in Section 6.6(b).

“Amorton Business” means the amorphous silicon solar cells and amorphous solar cells business of KANTO SANYO Semiconductors Co., Ltd.

Exhibit A – 1

“Amorton Employees” means the employees of KSS who are primarily engaged in the Amorton Business.

“Antitrust Law” means the HSR Act, AML, AMA and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Antitrust Order” means any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents, prohibits or delays the consummation of any transaction contemplated by this Agreement under any Antitrust Law.

“Antitrust Proceeding” has the meaning specified in Section 6.6(e)(iii).

“Applicable Spot Rate” means the Tokyo spot rate in effect the date five (5) Business Days prior to the date hereof for the Yen equivalent of the local currency as applicable.

“Asserted Liability” has the meaning specified in Section 12.4(a).

“Assumed Closing Date” means November 1, 2010.

“Audited Pro Forma Financial Statements” has the meaning specified in Section 6.9.

“Bank Debt” means, collectively, the BOT Loan, the DBJ Loans and the Shoko Loan.

“BOT” means the BOT LEASE Co. Ltd.

“BOT Loan” means the Indebtedness of SSMC to BOT pursuant to a purchase agreement between SSMC and BOT.

“Business” means the business of developing, designing, manufacturing, assembling, diagnosing, repairing, engaging in warranty services for, testing, distributing, marketing and selling, and conducting research with respect thereto, semiconductor products and parts and components therefor, as currently conducted by the Company Group Entities, including any technologies or products currently under development or design.

“Business Assets and Services” means all the assets and services, wherever located and whether held, owned or leased by or provided to a Seller Group Entity or Company Group Entity, that are primarily used in the Business (other than the Business IP Assets and the Excluded Business Assets and Services).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the United States or Japan.

“Business IP Assets” means all Intellectual Property Rights owned, held, or in-licensed by any Company Group Entity or Seller Group Entity and used in the Business.

Exhibit A – 2

“Capital Leases” means, with respect to any Person at any date, all capitalized lease obligations of such Person at such date.

“Cash and Cash Equivalents” means cash, cash equivalents and marketable securities of the Company Group Entities, including cash and time deposits at banks and accrued interest receivable, as determined in accordance with J-GAAP , applied on a basis consistent with the basis used in the preparation of the Unaudited Financial Statements

“Cash Consideration” has the meaning specified in Section 1.3(c)(i).

“Charter Documents” of any Person means such Person’s articles of incorporation, by-laws, certificate of formation, limited liability company agreement or equivalent governing or organizational documents, including all amendments thereto.

“Claims Notice” has the meaning specified in Section 12.4(a).

“Closing” has the meaning specified in Section 1.2.

“Closing Adjustment Base Date” means the last day of the month immediately prior to the month in which the Closing takes place.

“Closing Assumed Unfunded Benefit Liabilities” means the aggregate amount of the Unfunded Benefit Liabilities associated with Niigata Employees and SSDC Employees as of the Closing Adjustment Base Date.

“Closing Balance Sheet” has the meaning specified in Section 1.4(b).

“Closing Balance Sheet Dispute Notice” has the meaning specified in Section 1.4(b).

“Closing Cash and Cash Equivalents” means Cash and Cash Equivalents of the Company Group Entities as at Closing Adjustment Base Date.

“Closing Cash and Cash Equivalents Shortfall” means (i) zero or (ii) in the event that Purchaser elects to waive the Closing condition set forth in Section 9.1(k), the amount that ten billion Yen (¥10,000,000,000) exceeds Estimated Closing Cash and Cash Equivalents.

“Closing Cash Payment” has the meaning specified in Section 1.3(c)(i).

“Closing Company Group Entities” means Company and its Subsidiaries (including as a Subsidiary for this purpose, SSMPE, and SCE and SNA to the extent of the Transferred SCE Business and the Transferred SNA Business) existing as of the Closing Adjustment Base Date; provided, for the avoidance of doubt, the Closing Company Group Entities shall be determined after giving effect to the Reorganization.

“Closing Date” has the meaning specified in Section 1.2.

“Closing Factoring Liabilities” means the amount of the Factoring Liabilities as of Closing Adjustment Base Date.

Exhibit A – 3

“Closing Intercompany Indebtedness” means the aggregate amount of Intercompany Indebtedness of the Company Group Entities as at the Closing Adjustment Base Date, other than the Permitted Intercompany Indebtedness.

“Closing Net Working Capital” means Net Working Capital as of the Closing Adjustment Base Date.

“Closing Net Working Capital Adjustment” has the meaning specified in Section 1.4(d).

“Closing Net Working Capital Target” means thirty-six billion two hundred sixty-nine million Yen (¥36,269,000,000).

“Closing Outstanding Bank Debt” means the aggregate amount of Bank Debt as at the Closing Adjustment Base Date.

“Closing Outstanding Third Party Indebtedness” means the aggregate amount of Indebtedness (other than Bank Debt, Intercompany Indebtedness (including Permitted Intercompany Indebtedness), Identified Capital Leases, any Indebtedness of a Company Group Entity incurred to replace any Housing Loan Guarantee, factoring liabilities with third party financial institutions and Indebtedness of the Company Group Entities consented to by Purchaser pursuant to Section 6.2) as at the Closing Adjustment Base Date.

“Closing Statement” has the meaning specified in Section 1.4(b).

“Company” has the meaning specified in the preamble of this Agreement.

“Company Contracts” has the meaning specified in Section 3.12(a).

“Company Demerger” means the demerger of the Company from Seller effected as of July 3, 2006.

“Company Group Employee” means any and all Persons employed by any Company Group Entity as of the date hereof, but, for the avoidance of doubt, shall not include Eligible Business Employees.

“Company Group Entities” means Company and its Subsidiaries (including as a Subsidiary for this purpose, SSMPE, and SCE and SNA to the extent of the Transferred SCE Business and the Transferred SNA Business, but excluding the Amorton Business) ; provided, however, that for purposes of Sections 3.5 and 6.8(a), SCE and SNA shall not be deemed to be Subsidiaries of the Company, but Amorton Business shall be included within the Subsidiaries of Company.

“Company IP Assets” means all Intellectual Property Rights that (a) any Company Group Entity owns immediately prior to the Closing Date or (b) are Transferred IP Assets.

Exhibit A – 4

“Company Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the financial condition, business, or results of operations of the Company Group Entities taken as a whole or the Business as a whole or (b) to prevent consummation of the Transaction or otherwise to prevent Seller from performing its obligations under any of the Transaction Agreements; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and there shall not be taken into account in determining whether there has been or will be a Company Material Adverse Effect, any adverse event, change or effect arising from or attributable to: (a) conditions affecting (i) the industry in which the Company Group Entities operate generally that do not affect the Company Group Entities in a materially disproportionate manner when compared to other companies operating in the same industry, or (ii) the economy or financial markets in any location where any Company Group Entity has operations or sales that do not affect the Company Group Entities in a materially disproportionate manner when compared to other companies operating in the same industry; (b) changes in Legal Requirements or Local GAAP or the interpretation thereof; (c) any acts of war or terrorism or any natural disaster; (d) the announcement or pendency of this Agreement, any other Transaction Agreement or the Transaction; (e) any action or inaction required to cause compliance with the terms of or the satisfaction of any condition set forth in, or any action or inaction required by, this Agreement or any Transaction Agreement; (f) any breach by Purchaser or Purchaser Parent of this Agreement; (g) any action or inaction by Seller or any Company Group Entity consented to by Purchaser or Purchaser Parent pursuant to the terms of this Agreement; (h) the failure by the Company Group Entities to meet internal estimates, predictions, projections or forecasts of revenue, net income or other measure of financial performance; or (i) circumstances that are temporary in nature or are not otherwise durationally significant.

“Company Portion Seller Restructuring Plan Costs” has the meaning specified in Section 8.2(a).

“Company Products” mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for any Company Group Entity (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Company Shares” means all of the issued and outstanding capital stock of the Company.

“Company Supplier Alternative Payment System” means any arrangement under which Seller causes certain banks to pay the accounts payable arising from Company’s purchase of certain parts and other goods from certain of Company’s suppliers after Seller assumes such accounts payable from Company, and all Contracts entered into in connection with or otherwise related to such arrangements.

“Company Transaction Expenses” has the meaning specified in Section 3.26.

“Competing Party” has the meaning specified in Section 7.8.

“Competing Transaction” has the meaning specified in Section 7.8.

Exhibit A – 5

“Confidential Information” means all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, manufacturing processes, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, Representatives, or consultants.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” means any agreement, contract, obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Contract Consents” has the meaning specified in Section 9.1(c)(iv).

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, publication, reproduction, distribution, performance and transformation, moral rights and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

“Current Business” means the Business as it is being conducted by the Company Group Entities on the date of this Agreement, including, the stage of development or design of any technologies or products that are under development or design by the Company Group Entities as of the date of this Agreement.

“Damages” has the meaning specified in Section 12.2(a).

“DBJ” means the Development Bank of Japan.

“DBJ Loans” means the Indebtedness of SSMC under loan agreements between SSMC and DBJ.

“Deposits” means security deposit, earnest money, advance or other deposits temporarily or provisionally provided by a Company Group Entity to a Seller Group Entity.

“Determination Period” means the twenty (20) trading days immediately prior to the date of this Agreement.

“Disclosing Party” has the meaning specified in Section 7.10(b).

Exhibit A – 6

“Divestiture” means (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of a party, its Affiliates or Subsidiaries; (2) the imposition of any material limitation or restriction on the ability of a party or any of its Affiliates to freely conduct their business or the ability of any Company Group Entity to conduct the Business; or (3) the holding separate of the Purchased Shares or any material limitation or regulation on the ability of Purchaser or any of its Affiliates to exercise full rights of ownership of the Purchased Shares.

“Eligible Business Employee” means any person employed by any Seller Group Entity and primarily engaged in activities relating to the Business, including Seconded Employees, in each case, as of the date hereof.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, deed of trust, equitable interest, claim, preference, license, encroachment, right of first refusal, community property interest, joint ownership interest, and any restriction on the use, transfer or possession of any asset or property or irregularities in title, in each case, other than Permitted Encumbrances.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environmental and Safety Laws” means any federal, state, local, administrative or foreign Legal Requirement that pertains to (i) the condition or protection of air, groundwater, surface water, drinking water, land or soil, surface or subsurface strata or medium, natural resources or other environmental media; (ii) the protection of human health and safety; or (iii) the generation, treatment, manufacturing, use, storage, handling, recycling, presence, Release, disposal, transportation or shipment of any Hazardous Materials.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental and Safety Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning specified in Section 1.3(d).

“Escrow Agent” means a financial institution to be mutually agreed by the parties.

“Escrow Agreement” means an escrow agreement to be entered into on customary terms and conditions among Seller, Purchaser and the Escrow Agent relating to the Escrow Amount.

“Escrow Amount” has the meaning specified in Section 1.3(d).

“Escrow Period” has the meaning specified in Section 12.1(f)(i).

“Escrow Release Date” has the meaning specified in Section 12.1(a).

“Estimated Closing Cash and Cash Equivalents” has the meaning specified in Section 1.4(a)(i).

“Estimated Closing Outstanding Bank Debt” has the meaning specified in Section 1.4(a).

Exhibit A – 7

“Estimated Closing Net Working Capital” has the meaning specified in Section 1.4(a)(i).

“Estimated Closing Net Working Capital Adjustment Amount” has the meaning specified in Section 1.4(a)(vi).

“Estimated Seller Restructuring Costs” means eleven billion two hundred million Yen (¥11,200,000,000).

“Estimated Transferred Unfunded Benefit Liabilities” has the meaning specified in Section 1.4(a)(ii).

“Examination” means any audit, formal examination, formal investigation, claim, request for information or ruling request by any Governmental Authority.

“Exempted Transactions” has the meaning specified in Section 14.2(a).

“Excluded Business Assets and Services” means: (a) any “Excluded Asset” identified as such in the Transferred SCE Business Assignment and Assumption or the Transferred SNA Business Assignment and Assumption; and (b) any asset or service that is subject to a service agreement referred to in Section 7.6.

“Facilities” means all buildings and improvements on the Property.

“Factoring Liabilities” means the amount of payables or other liabilities owed by Company overseas sales subsidiaries to any Seller Group Entity minus receivables or other assets credited to any Company Group Entity by any Seller Group Entity, arising from Securitization of Receivables Transactions.

“FIEL” means the Financial Instruments and Exchange Law of Japan.

“Final Resolution Date” has the meaning specified in Section 1.4(b).

“Financial Statements” means the Unaudited Financial Statements, the Audited Pro Forma Financial Statements and the Interim Financial Statements.

“Fundamental Reps” means the representations and warranties under Sections 3.1, 3.2(a), 4.1 and 4.1.

“Gas Contracts” means agreements entered by any Seller Group Entity for the provision of natural gas (including hydrogen and nitrogen)for the operations of the SSMC Gifu facilities and/or the SSMC Gunma facilities.

“Gifu and Gunma Employees” means those SSMC employees who are registered with the SSMC Gifu facilities or the SSMC Gunma facilities, regardless of the actual working location.

“Government Antitrust Entity” has the meaning specified in Section 6.6(c).

Exhibit A – 8

“Governmental Approval” means any: permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by any Governmental Authority.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, unit, body or Entity and any court or other tribunal); or (d) multinational organization or body.

“Hazardous Materials” means any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Authority or under any Environmental and Safety Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains friable asbestos, polychlorinated biphenyls, urea formaldehyde or lead.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Identified Capital Leases” has the meaning specified in Section 3.10(a).

“Illustrative Purchase Price Calculation” means the illustrative calculation of the Purchase Price set forth on Annex II.

“Immigration Authorities” has the meaning specified in Section 3.14(b).

“Improvements” has the meaning specified in Section 3.22(c).

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans from third-party financing parties; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances or similar credit transactions, whether or not then due, issued for the account of such Person; (iv) all capitalized lease obligations of such Person; (v) all interest rate protection agreements of such Person (valued on a market quotation basis); (vi) all guarantees of such Person in connection with any of the foregoing; (vii) any debt-like obligation or financing-type arrangement in respect of the deferred purchase price of property or property received as of the Closing with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise; (viii) any accrued interest, prepayment premiums or penalties or other similar costs or expenses related to any of the foregoing; provided, however, that with respect to any Company Group Entity or Seller Group Entity, the determination of “Indebtedness” shall be in accordance with J-GAAP; provided further, however, that Indebtedness does not include accounts payable to trade creditors and accrued expenses.

“Indemnified Party” has the meaning specified in Section 12.4(a).

Exhibit A – 9

“Indemnifying Party” has the meaning specified in Section 12.4(a).

“Independent Accounting Firm” has the meaning specified in Section 1.4(c).

“Independent Actuary” has the meaning specified in Section 1.4(l).

“Insurance Policies” has the meaning specified in Section 3.21.

“Integration Period” has the meaning specified in Annex III.

“Intellectual Property License Agreement” has the meaning specified in Section 7.1.

“Intellectual Property Licenses” means (i) any grant to a Person of any right or authorization to use or practice or any covenant not to sue under or release from any claim of damages for infringement, unauthorized use or disclosure, or misappropriation of any Company IP Assets, and (ii) any grant to Company of any right or authorization to use or practice or any covenant not to sue under or release from any claim of damages for infringement, unauthorized use or disclosure, or misappropriation of any Person’s Intellectual Property Rights or Technology which is necessary, useful, or otherwise related to the Business.

“Intellectual Property Rights” means all right, title, and interest arising from or in respect of any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all Patents; (ii) all Trademarks; (iii) all Copyrights; (iv) any Trade Secrets; and (v) all rights, benefits, privileges, causes of action, and remedies relating to any of the foregoing, whether before or hereafter accrued, including the exclusive rights to apply for and maintain all registrations, renewals, and extensions, to sue for all past, present, and future infringements, unauthorized uses or disclosures, or misappropriations of any rights relating thereto, and to settle and retain proceeds from any such actions.

“Intercompany Indebtedness” means all Indebtedness owing by a Company Group Entity to a Seller Group Entity.

“Intercompany Release” has the meaning specified in Section 6.7(b)(ii).

“Interim Financial Statements” has the meaning specified in Section 6.8(c).

“Inventory” means all finished goods, work in process for the production of finished goods, raw materials and other materials and supplies to be used or consumed by Company Group Entities in the production of its goods or the provision of services.

“Investments” has the meaning specified in Section 3.25.

“IP Assignment Agreement” has the meaning specified in Section 7.4.

“Issued Shares” has the meaning specified in Section 1.3(c)(ii).

“ITU Application” means any intent-to-use trademark application with respect to any Purchased IP Asset that is pending at any time between the date of the Agreement and the Closing.

Exhibit A – 10

“Japan Unions” means all labor unions and other labor organizations whose approval is necessary to carry out and to complete the Restructuring Plan in Japan.

“J-GAAP” means Japan generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Knowhow” means all right, title and interest in all Technology, Trade Secrets, ideas, concepts, proprietary techniques, processes, business and other methodologies, scientific, technical, research, development, engineering and business information, and other knowhow, including all trade secret rights arising under any law, including common law, state law, federal law or laws of foreign countries, other than Copyrights, Patents and Trademarks.

“Knowledge” or “knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: such individual is actually aware of such fact or other matter. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any director of Seller or Company or any of the individuals listed on Exhibit D has Knowledge of such fact or other matter.

“KSS” means KANTO SANYO Semiconductors Co., Ltd.

“KSS Employees” means employees, including those seconded to other Company Group Entities, of KSS other than those employees who are primarily engaged in the Amorton Business as of the date hereof.

“KSS Supplier Alternative Payment System” means any arrangement by which a Seller Group Entity causes certain banks to pay the accounts payable of KSS arising from its purchase of certain parts and other goods from certain of its suppliers on its behalf, and all Contracts entered into in connection with or otherwise related to such arrangements.

“KSS Transfer Date” means a date specified by Purchaser, after consultation with Seller, for the transfer of the KSS Employees from New KSS to KSS, expected (but not required) to be April 1, 2011, but in any event no later than June 30, 2012.

“Latest Balance Sheet Date” means March 31, 2010.

“Latest Financial Statement” has the meaning specified in Section 3.5(a).

“Lease Agreements” shall mean the lease agreements, master sublease agreement and the guarantee agreements contemplated by Section 7.5.

“Leased Real Property” has the meaning specified in Section 3.22(b).

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, determination, decision, opinion or interpretation, in each case having the force of law enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

Exhibit A – 11

“Liability” means any debt, obligation, liability or Tax of any nature (including any unmatured, unaccrued, contingent, conditional, joint or several liability), regardless of whether such debt, obligation, liability or Tax would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, or liability is immediately due and payable.

“Local GAAP” means the generally accepted accounting principles applicable in a particular jurisdiction.

“Material Contracts” has the meaning specified in Section 3.12(a).

“Monthly Financial Statements” has the meaning specified in Section 6.8(b).

“Net Working Capital” means, as of any date, the (a) the sum of the Company Group Entities’ current assets (which shall include all Accounts Receivable) on a consolidated basis but which shall exclude Cash and Cash Equivalents and deferred tax assets, minus (b) the sum of the Company Group Entities’ current liabilities (which shall include any Indebtedness accelerated as a result of the consummation of the Transaction but shall exclude Bank Debt, Intercompany Indebtedness, accounts payable facilities, notes payable facilities anddeferred tax liabilities), in each case as of such date. The foregoing shall be determined on a consolidated basis for the Company Group Entities and in accordance with J-GAAP, applied on a basis consistent with the basis used in the preparation of the Unaudited Financial Statements (except as otherwise provided with respect to the exclusion of certain Indebtedness in the immediately preceding sentence).

“New KSS” has the meaning specified in Section 9.1(f)(i).

“New SSMC” has the meaning specified in Section 9.1(f)(ii).

“Niigata Employees” means those SSMC employees who are registered with the SSMC Niigata facility, regardless of actual working location.

“No-Hire Employee” means any Person who is employed by or is a consultant or has a similar relationship with any Company Group Entity as of the date hereof or is an Eligible Business Employee (excluding those employees who did not transfer to a Company Group Entity) and either (i) holds a position as of the date hereof of manager (buchō) or above or (ii) is primarily engaged in a research and development, sales or engineering function.

“Nondisclosing Party” has the meaning specified in Section 7.10(b).

“Nonsolicitation Period” has the meaning specified in Section 7.8(b).

“Off the Shelf Software” has the meaning set forth in Section 3.12(a)(viii).

“Offered Shares” has the meaning specified in Section 14.3(a).

Exhibit A – 12

“Open Source Software” means any software, including programs, libraries, drivers, header files, APIs, and scripts, that is incorporated into, combined with, or distributed in conjunction with any Company Products, and that is, contains, or is derived in any manner (in whole or in part) from any software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (i.e., software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org), or similar licensing or distribution terms, including any version of the following licenses and licenses substantially similar thereto: (i) the GNU General Public License; (ii) the GNU Lesser or Library General Public License; (iii) the Artistic License; (iv) the Mozilla Public License; (v) the Netscape Public License; (vi) the Sun Community Source License; (vii) the Sun Industry Standards License; (viii) the Common Public License; (ix) the BSD License; (x) the Apache License; (xi) the OpenSymphony Software License; and (xii) the MIT License.

“Order” means any temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel.

“OS” has the meaning specified in Section 7.9(a)(i).

“Owned Real Property” has the meaning specified in Section 3.22(a).

“Parent” means Panasonic Corporation.

“party” and “parties” has the meaning specified in the preamble to this Agreement.

“Patent Claimant” means a Person claiming infringement, invalidity, or other violation of with Patent rights in connection with a Third Party Patent License.

“Patents” means all patent rights, title and interests in and to all letters patent and rights accorded under patent law systems, utility models, and applications therefor, including continuations, divisionals, continuations-in-part, reissues, reexaminations, substitutions, renewals, and extensions thereof, and patents issuing thereon.

“Permitted Encumbrances” means: (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons, and purchase money liens incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith; (b) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice; (c) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of any Company Group Entity and do not materially detract from the value of the property upon which such encumbrance exists; (d) liens securing Taxes, assessments and governmental charges not yet due and payable; (e) leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of the business of any Company Group Entity and any interest or title of a licensor under any license or sublicense; (f) banker’s liens, rights of setoff and similar liens incurred on deposits made in the ordinary course of business; (g) restrictions on transfer of securities under applicable company law or securities laws and (h) any Encumbrance that does not materially interfere with the ownership or operation of the assets to which it relates.

Exhibit A – 13

“Permitted Indebtedness” means Bank Debt and Permitted Intercompany Indebtedness.

“Permitted Intercompany Indebtedness” means the Seller Loan Receivables and Closing Factoring Liabilities.

“Person” mean any individual, Entity or Governmental Authority.

“Personally-Identifiable Information” means any information that can be used to identify a specific individual as defined by applicable Legal Requirement in the relevant jurisdictions, such as the individual’s name, address, telephone number, fax number, email address, credit card or financial account number, medical information, or health insurance information.

“Plans” means every plan, fund, Contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA); (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA); or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA) that is maintained by any of the Company Group Entities or Seller Group Entities for the benefit of the Active Employees and their beneficiaries and with respect to which the Company Group Entities could reasonably be expected to have any material direct or indirect Liability. The term “Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which none of the Company Group Entities and Seller Group Entities has any present or potential material liability, nor does it include any employment, agency or consulting Contract or private pension, insurance, disability or other plan maintained by any employee.

“Pre-Closing Taxes” means (i) any Taxes imposed on or payable by any Company Group Entity for taxable periods (or portions thereof) before the Closing Date (determine with respect to taxable periods that include but do not end on the Closing Date, pursuant to Section 13.4 (Straddle Period Allocations)), and (ii) any Taxes resulting from the Transaction.

“Pre-Closing Warranties” means (i) the actual cost to Purchaser or any Company Group Entity to repair, replace or provide customer credit, as set forth in the applicable customer agreement, for products sold or shipped by Seller, its Affiliates or any Company Group Entity prior to the Closing that fail to conform to the warranty applicable to such products and which are returned to Purchaser or any Company Group Entity; (ii) the actual transportation costs paid by Purchaser or any Company Group Entity for shipment of a repaired or replaced product to the customer of such returned product; and (iii) labor costs actually incurred by Purchaser or any Company Group Entity for the installation of such repaired or replaced product.

Exhibit A – 14

“Privacy Policies” has the meaning specified in Section 3.13(n).

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, formal contest, hearing, formal inquiry, formal inquest, audit, formal examination or formal investigation commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Pro Forma Company Group Entities” means the Company and its Subsidiaries as shall exist at the Closing and the Amorton Business (including as a Subsidiary for this purpose, SSMPE, and SNA to the extent of the Transferred SNA Business), subject to adjustments to be agreed upon in writing by Seller and Purchaser Parent.

“Prohibited Business” means any activity or other business that is competitive or in competition with the Business of the Company Group Entities, other than the Amorton photovoltaic device business, Laser diode business (but not the Laser driver business), LED business (but not the LED driver business), ISB (Integrated System in Board) business, designing of ASIC (application specific integrated circuits) for digital camera, and designing of semiconductor integrated circuit and its module for the development of for power management modules and tuner modules.

“Projected Benefit Obligations” means, in respect of any employee as of a specified date, the aggregate of the obligations of a Company Group Entity or Seller Group Entity, as applicable, or of a fund that has recourse to a Company Group Entity or Seller Group Entity, for the benefits in respect of such employee, which benefits accrue during such employee’s period of service as determined based on a formula stipulated in employment regulations, employee contracts, the relevant Company Group Entity or Seller Group Entity employee pension fund or applicable Legal Requirement, and which are payable after termination of such employee’s employment on a voluntary or involuntary basis. The determination of Projected Benefit Obligations shall be based on certain assumptions that are consistent with assumptions used in the Company’s Audited Pro Forma Financial Statements for the fiscal year ended March 31, 2010, and consistent with the terms set forth in Annex I. For the avoidance of doubt, Projected Benefit Obligations do not include any additional liabilities that may arise in connection with layoffs or other terminations by a Company Group Entity or Seller Group Entity.

“Property” means all real property leased or owned by any Company Group Entity.

“Purchase Price” has the meaning specified in Section 1.3(a).

“Purchase Price Adjustment Amount” has the meaning specified in Section 1.4(h).

“Purchased Business” has the meaning specified in Section 1.1.

“Purchased Shares” means the Company Shares.

Exhibit A – 15

“Purchaser” has the meaning specified in the preamble of this Agreement.

“Purchaser Parent” has the meaning specified in the preamble of this Agreement.

“Purchaser Parent Share Price” means six hundred and five point ninety-two Yen (¥605.92) per Purchaser Parent Share; provided, however, that if during the period commencing on the date hereof and ending on the Closing Date, the outstanding Purchaser Parent Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Purchaser Parent during such period, or a record date with respect to any such event shall occur during such period, then the Purchaser Parent Share Price shall be adjusted to the extent appropriate to provide the same economic effect as would have resulted pursuant to this Agreement had no such action been taken in respect of the Purchaser Parent Shares.

“Purchaser Parent Shares” has the meaning specified in Section 1.3(c)(ii).

“Purchaser Parties” has the meaning specified in Section 12.2(a).

“Real Property” has the meaning specified in Section 3.22(b).

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements or Contracts (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any Company Group Entity holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Company Group Entity.

“Registered IP Assets” means issued Patents, registered Trademarks, and registered Copyrights, including any pending applications for any of the foregoing.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

“Relevant Books and Records” means all original books of account, ledgers, general, financial and accounting records, files, papers, customers’ and suppliers’ lists, sales and promotional literature, customer and supplier correspondence and other data, records and documents primarily related to, or primarily used by any of the Seller Group Entities and the Company Group Entities in connection with, the Business whether or not physically held at a Company Group Entity as of the date hereof.

“Remaining Offered Shares” has the meaning specified in Section 14.3(c).

“Reorganization” has the meaning specified in Section 9.1(f).

Exhibit A – 16

“Representatives” means, in respect of any party, officers, directors, employees, attorneys, accountants, advisors, agents, and subsidiaries of such party.

“Resolutions” means, collectively, all minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of a Company Group Entity, a Company Group Entity’s Board of Directors and all committees thereof.

“Restricted Assigned Copyrights and Know-How” means Copyrights and Know-How that are (a) (i) jointly owned by one or more Seller Group Entities and one or more Third-Party IP Owners or (ii) jointly owned by one or more Seller Group Entities, one or more Company Group Entities, and one or more Third-Party IP Owners; (b) used by Company Group Entities primarily in the Business as conducted immediately prior to the Closing Date; and (c) assignable only with the consent of the Third-Party IP Owners, subject to obtaining the consent of such Third-Party IP Owners.

“Restricted Assigned Patents” means Patents listed on Exhibit H to the Intellectual Property Assignment Agreement, which are (a) (i) jointly owned by one or more Seller Group Entities and one or more Third-Party IP Owners or (ii) jointly owned by one or more Seller Group Entities, one or more Company Group Entities, and one or more Third-Party IP Owners; and (b) assignable only with the consent of the Third-Party IP Owners.

“Restricted IP Assets” means all Business IP Assets any Seller Group Entity owns jointly with a third party or parties that may not be assigned without the consent of such third party or parties.

“Restructuring Plan” has the meaning specified in Section 8.2(a).

“ROFO Exercise Notice” has the meaning specified in Section 14.3(b).

“ROFO Exercise Period” has the meaning specified in Section 14.3(b).

“ROFO Notice” has the meaning specified in Section 14.3(a).

“ROFO Notice Date” means the date on which Seller delivers the ROFO Notice.

“ROFO Price” means the average trading price of Purchaser Parent’s common stock for the twenty (20) day period commencing nine (9) days prior to the ROFO Notice Date and ending ten (10) days following the ROFO Notice Date.

“ROFO Right” has the meaning specified in Section 14.3(b).

“ROFO Shares” has the meaning specified in Section 14.3(b).

“Sales and Marketing Personnel” means Eligible Business Employees primarily engaged in sales and marketing activities for or relating to the Business of the Company Group Entities.

“SAS 100” means Statement of Auditing Standards 100: Objective and General Principles Governing an Audit of Financial Statements.

Exhibit A – 17

“SCE” means SANYO Component Europe GmbH.

“SCE Employees” means the Active Employees employed by SCE.

“Seconded Employees” means those employees of any Seller Group Entity who are seconded to any Company Group Entity.

“Secondment Agreements” has the meaning specified in Section 7.7.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization of Receivables Transactions” means such arrangements under which any of Company Group Entity Products are supplied outside of Japan via a Seller Group Entity.

“Seller” has the meaning specified in the preamble of this Agreement.

“Seller Account” has the meaning specified in Section 1.3(c)(i).

“Seller Basket” has the meaning specified in Section 12.5(a).

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on the date hereof.

“Seller Group Entities” means Seller and its Subsidiaries other than the Company Group Entities.

“Seller Incurred Restructuring Plan Costs” has the meaning specified in Section 1.4(a)(vii).

“Seller IP Assets” means all Business IP Assets any Seller Group Entity owns or has a license to, other than Restricted IP Assets.

“Seller Loan Receivables” means the outstanding amount of certain loans made by Seller to Company pursuant to a loan agreement dated December 26, 2008, a complete and correct copy of which is attached hereto as Exhibit B.

“Seller Parties” has the meaning specified in Section 12.3(a).

“Seller Pension Plans” means pension plans of Seller.

“Seller Restructuring Plan Costs” has the meaning specified in Section 8.2(a).

“Seller Restructuring Plan Costs Schedule” has the meaning specified in Section 8.2(a).

“SET” means SANYO Electric (Taichung) Co., Ltd.

“SET Union” means the labor union of SET.

“Shareholders’ Register Request” has the meaning specified in Section 2.1(a).

Exhibit A – 18

“Shoko” means The Shoko Chukin Bank, Ltd.

“Shoko Loan” means the Indebtedness of KSS pursuant to a loan agreement between KSS and Shoko.

“SNA” means SANYO North American Corporation.

“SNA Employees” means the Active Employees employed by SNA.

“Specified Employee” means those Active Employees listed on the Specified Employee List.

“Specified Employee List” has the meaning specified in Section 6.17.

“Specified Rep” means (i) with respect to Seller, the representations and warranties of Seller contained in Section 3.1 (Organization, Good Standing, Qualification), Section 3.2(a) (Company Group Entities), Section 3.3(c) (Capitalization), Section 3.8 (Ownership and Sufficiency of Business Assets), Section 3.13 (Intellectual Property), Section 3.15 (Employee Benefits), Section 3.19 (Environmental Matters), Section 3.20 (Taxes), Section 4.1 (Ownership of Purchased Shares) and Section 4.2 (Authority: Validity of Contemplated Transaction) and (ii) with respect to Purchaser, the representations and warranties of Purchaser contained in Article V, except for Section 5.5 (SEC Filings, Financial Statements) and Section 5.6 (Proceedings).

“SSDC” means SANYO Semicon Device Sales Co., Ltd.

“SSDC Employees” means employees of SSDC.

“SSMC” means SANYO Semiconductor Manufacturing Co., Ltd.

“SSMC Employees” mean Niigata Employees, Gifu and Gunma Employees.

“SSMC Supplier Alternative Payment System” means any arrangement under which a Seller Group Entity causes certain banks to pay the accounts payable of SSMC arising from its purchase of certain parts and goods from certain of its suppliers on its behalf, and all Contracts entered into in connection with or otherwise related to such arrangements.

“SSMC Transfer Date” means a date specified by Purchaser, after consultation with Seller, for the transfer of the Gifu and Gunma Employees from SSMC to New SSMC, expected (but not required) to be in the fourth quarter of calendar year 2011, but in any event no later than June 30, 2012.

“SSMPE” means SSMP Estate Corporation.

“SSMPE Ownership Interests” has the meaning specified in Section 7.22.

“SSV Union” means the labor union of SANYO Semiconductor (Vietnam) Co., Ltd.

“Stage 1 Securitization Entities” means the Entities set forth on Schedule 7.15(a)(i).

Exhibit A – 19

“Stage 2 Securitization Entities” means each of the Company Group Entities other than the Stage 1 Securitization Entities.

“Stock Consideration” has the meaning specified in Section 1.3(c)(ii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation or limited liability company in Japan, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company (outside of Japan), partnership, association, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Supplier Alternative Payment System” means the Company Supplier Alternative Payment System and the SSMC Supplier Alternative Payment System.

“Target Number of Transferring Gifu and Gunma Employee” has meaning specified in Annex III.

“Target Number of Transferring KSS Employee” has the meaning specified in Annex III.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any federal, state, local or foreign income, alternative or add-on minimum income, ad valorem, business license, capital, custom, disability, documentary, employment, environmental, excise, franchise, gains, gross income, gross receipts, import, license, occupation, payroll, personal property, premium, profits, property transfer, real property, recording, registration, sales, services, severance, social security, stamp, transfer, unemployment, unemployment insurance, use, value added, wage, windfall profit or withholding tax, custom, duty, levy or other governmental assessment, charge or fee in the nature of a tax (whether payable directly or by withholding); (b) any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and (c) any estimated Tax, interest, fines, penalties or additions to Tax with respect to amounts referred to in clauses (a) or (b) hereof.

“Tax Return” means any return, report, estimate, certificate, declaration of estimated tax, claim for refund, information statement or other document filed with or submitted, or required to be filed with or submitted with or to any governmental Tax authority with respect to the determination, assessment, collection or payment of any Taxes, including information returns, statements (whether or not attached to a return).

Exhibit A – 20

“Technology” means, collectively, all technology, formulae, recipes, specifications (including information regarding materials, ingredients, tools, apparatus, sources, vendors), procedures, processes, methods, techniques, ideas, creations, inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), improvements, know-how, research and development, technical data, designs, models, algorithms, subroutines, software, works of authorship, copyrightable subject matter, and other similar materials, recordings, graphs, drawings, reports, analyses, and other writings, confidential or proprietary information, and general intangibles of like nature, and all tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Technology Systems” has the meaning specified in Section 3.13(m).

“Third-Party IP Owners” means a third party (other than a Company Group Entity or Seller Group Entity) that owns a joint Patent or Copyright together with one or more Seller Group Entities.

“Third Party License” means a license agreement between any Company Group Entity or Seller Group Entity and a third party which grants any Company Group Entity a right to use such third party Intellectual Property Rights prior to the Closing Date.

“Third Party Non-Patent License” shall mean any Contract that licenses to a Seller Group Entity or Company Group Entity any Intellectual Property Rights (other than Patents) that were used by the Company in the Business.

“Third Party Non-Transferred Non-Patent License” shall mean any Contract that licenses to a Seller Group Entity or Company Group Entity any Intellectual Property Rights (other than Patents) that are used by any Company Group Entity in the Business, that was not transferred from Seller to Company pursuant to the Company Demerger or otherwise transferred from Seller to Company prior to Closing.

“Third Party Patent License” means those Contracts set forth in Schedule 3.13(o) of the Seller Disclosure Schedule.

“Third Party Purchaser” has the meaning specified in Section 14.3(c).

“Trademarks” means all trademarks, service marks, trade names, service names, brand names, trade dress, together with the goodwill associated with any of the foregoing, and all applications, ITU Applications, registrations and renewals thereof.

“Trademark License Agreement” has the meaning specified in Section 7.2.

“Trade Secrets” means any trade secrets or similar forms of protection for confidential information, including invention disclosures, formulae, recipes, specifications (including information regarding materials, ingredients, tools, apparatus, sources, vendors), procedures, processes, methods, techniques, ideas, creations, inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), improvements, know-how, research and development, technical data, designs, models, algorithms, subroutines and similar confidential information.

Exhibit A – 21

“Transaction” means, collectively, the transactions contemplated by the Transaction Agreements, and the execution, delivery and performance thereof.

“Transaction Agreements” means (i) this Agreement; (ii) the Escrow Agreement; (iii) the Secondment Agreements; (iv) the IP Assignment Agreement; (v) the Intellectual Property License Agreement; (vi) the Transition Services Agreement; (vii) the Lease Agreements; (viii) the Intercompany Release; (ix) Transferred SCE Business Assignment and Assumption; (x) Transferred SNA Business Assignment and Assumption.

“Transfer Consents” has the meaning specified in Section 9.1(c)(i).

“Transferred Employee” means each employee of Seller that will transfer to the Company as at the Closing.

“Transfer Offered Employees” means any employee of Seller primarily engaged in Business as of the date hereof.

“Transferred Gifu and Gunma Employees” means those Gifu Employees and Gunma Employees who transfer from SSMC to New SSMC as of the SSMC Transfer Date.

“Transferred IP Assets” means , collectively, the Transferred Patents, the Transferred Copyrights and Know-How and the Transferred Trademarks, each as defined under the Intellectual Property Assignment Agreement.

“Transferred KSS Employees” means those KSS Employees who transfer to KSS from New KSS as of the KSS Transfer Date.

“Transferred SCE Business” means all of the assets and liabilities of SCE to be transferred under the Transferred SCE Business Assignment and Assumption.

“Transferred SNA Business” means all of the assets and liabilities of SCE to be transferred under the Transferred SNA Business Assignment and Assumption.

“Transferred SCE Business Assignment and Assumption” has the meaning specified in Section 7.21.

“Transferred SNA Business Assignment and Assumption” has the meaning specified in Section 7.20.

“Transferred Unfunded Benefit Liabilities” means the aggregate of (i) the Unfunded Benefit Liabilities associated with the Transferred Employees, (ii) the Unfunded Benefit Liabilities associated with Transferred Gifu and Gunma Employees, and (iii) the Unfunded Benefit Liabilities associated with Transferred KSS Employees.

“Transfer Taxes” has the meaning specified in Section 13.3.

“Transition Services Agreement” has the meaning specified in Section 7.3.

Exhibit A – 22

“Unassigned Third Party Patent License” means those Third Party Patent Licenses for which Seller does not obtain the necessary Consent to assign such Third Party Patent License to Company (or its designated Company Group Entity).

“Unaudited Financial Statements” has the meaning specified in Section 3.5(a).

“Unfunded Benefit Liabilities” means, in respect of any employee as of a specified date, the unfunded portion of the Projected Benefit Obligations, as calculated in accordance with those provision of J-GAAP and applicable to Japanese corporations with greater than three hundred (300) employees, with respect to such employee as of such specified date, less the market value of any pension fund assets associated therewith as of such specified date. The determination of Unfunded Benefit Liabilities shall be based on certain assumptions that are consistent with assumptions used in the Company’s Audited Pro Forma Financial Statements for the fiscal year ended March 31, 2010, and consistent with the terms set forth in Annex I.

“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“U.S. GAAS” means U.S. Generally Accepted Auditing Standards.

“VDR” means that certain online virtual data room to which Seller has disclosed certain information regarding the Seller Group Entities, Company Group Entities and the Business.

“Willful Breach” means, in respect of the breach of a covenant by a party, (a) such party shall have willfully breached such covenant and (b) any of such party’s directors or executive officers had actual knowledge, at the time of Seller’s breach of such covenant, that Seller was breaching such covenant.

“Work Permit” has the meaning specified in Section 3.14(b).

“Yen” means Japanese Yen.

Exhibit A – 23

INTELLECTUAL PROPERTY LICENSE AGREEMENT

by and between

SANYO SEMICONDUCTOR CO., LTD.

a Japanese corporation

and

SANYO ELECTRIC CO., LTD.

a Japanese corporation

Dated as of [    ], 2010

-i-

(continued)

		Page

ARTICLE VIII MISCELLANEOUS		9

8.1	Purchase Agreement Terms	9

8.2	Injunctive Relief	9

8.3	Notices	9

Exhibits

Exhibit A: Certain Defined Terms		A-1

-ii-

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”) dated as of [    ], 2010 (“Effective Date”), is entered into between Sanyo Electric Co., Ltd., a company organized under the laws of Japan (“Seller”) and Sanyo Semiconductor Co., Ltd.,1 a company organized under the laws of Japan (“Company”). Each of Seller and Company are sometimes hereinafter referred to as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A or in the Purchase Agreement (if not defined in Exhibit A).

RECITALS

A. WHEREAS, Seller, ON Semiconductor Corporation (“Purchaser Parent”), and SCI LLC (“Purchaser”) have entered into that certain Purchase Agreement, dated as of July 15, 2010 (“Purchase Agreement”), pursuant to which Purchaser will purchase from Seller, and Seller will sell to Purchaser, all of the issued and paid up share capital of Company, and Purchaser, Seller and Company will enter into certain other transactions, all on the terms and subject to the conditions set forth in the Purchase Agreement;

B. WHEREAS, in connection with the Transaction, the Parties or their affiliates have entered into the Intellectual Property Assignment Agreement and the Trademark License Agreement; and

C. WHEREAS, in connection with the Transaction, Seller wishes to grant to Company, and Company wishes to receive, licenses with respect to intellectual property rights and assets retained by Seller after the Transaction;

NOW, THEREFORE, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

PATENT LICENSES AND COVENANTS

1.1 License of Licensed Patents. Seller, on behalf of itself and all Seller Group Entities, hereby grants Company and Company Group Entities a non-exclusive, non-transferable (except as set forth herein), irrevocable, perpetual, non-sublicenseable, worldwide, fully paid-up and royalty-free license, under the Licensed Patents (but excluding Systems-Level Claims):

(a) to make, Have Made, use, lease, sell, offer for sale, import, modify, develop, export and otherwise commercially exploit (directly or indirectly though multiple tiers, and including the right to have such rights exercised by third parties solely on behalf of and solely for the benefit of Company Group Entities) and dispose of Semiconductor Products;

[1]	Note to draft: The party to this agreement may change depending on tax and structuring issues, such as possible use of an IP holding company.

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(b) to develop and use (but not make or Have Made) Manufacturing Apparatus and to sell used (but not new) Manufacturing Apparatus;

(c) to use any processes or methods covered by Licensed Patents (but excluding Systems-Level Claims), to manufacture Semiconductor Products; and

(d) to provide or perform Semiconductor Services, including to use any processes or methods covered by Licensed Patents (but excluding Systems-Level Claims).

1.2 License of Remaining Semiconductor Patents. Seller, on behalf of itself and all Seller Group Entities, hereby grants Company and Company Group Entities a non-exclusive, non-transferable (except as set forth herein), irrevocable, perpetual, non-sublicenseable, worldwide, fully paid-up, royalty-free license, under the Remaining Semiconductor Patents:

(a) to make, Have Made, use, lease, sell, offer for sale, import, modify, develop, export and otherwise commercially exploit (directly or indirectly though multiple tiers, and including the right to have such rights exercised by third parties solely on behalf of and solely for the benefit of Company Group Entities) and dispose of Current Company Products; and

(b) to develop and use (but not make or Have Made) Manufacturing Apparatus and to sell used (but not new) Manufacturing Apparatus;

(c) to use any processes or methods covered by Remaining Semiconductor Patents to manufacture Current Company Products; and

(d) to provide or perform Semiconductor Services, to the extent such Semiconductor Services are provided by Company or Company Group Entities as of the Closing Date, including to use any processes or methods covered by Licensed Patents.

1.3 Covenant Not to Sue. Subject to the conditions and limitations set forth in Section 1.6, and without limiting the generality of the license granted in Section 1.2, Seller, on behalf of itself and all Seller Group Entities, hereby irrevocably and perpetually (subject only to Section 1.6) covenants that neither it nor any Seller Group Entity will assert (by way of litigation or any other Proceeding), anywhere in the world, any of the Remaining Semiconductor Patents (but excluding Systems-Level Claims):

(a) against Company or any Company Group Entity for: (i) making, Having Made, using, leasing, selling, offering for sale, importing, modifying, developing, exporting or otherwise commercially exploiting (directly or indirectly through multiple tiers, including having such rights exercised by third parties solely on behalf of and solely for the benefit of Company Group Entities) or disposing of Semiconductor Products; (ii) developing or using Manufacturing Apparatus or selling used Manufacturing Apparatus, (iii) using any processes or methods covered by Remaining Semiconductor Patents (but excluding Systems-Level Claims) to manufacture Semiconductor Products; or (iv) providing or performing Semiconductor Services, including using any processes or methods covered by Remaining Semiconductor Patents (but excluding Systems-Level Claims); and

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(b) against Company’s or any Company Group Entity’s foundries or suppliers for manufacturing Semiconductor Products or otherwise providing Semiconductor Services on behalf of, and selling or otherwise distributing such Semiconductor Products to, Company or any Company Group Entity that are Have Made by such foundries or suppliers in accordance with the limitations to Have Made hereunder.

1.4 Covenant to Sue Last. Seller, on behalf of itself and all Seller Group Entities, hereby irrevocably and perpetually (subject only to Section 1.6) covenants that it and the Seller Group Entities will not assert (by way of litigation or any other Proceeding), anywhere in the world, any claim of infringement or other violation of any CTSL Patents or any Systems-Level Claims of any Licensed Patents against Company or any Company Group Entity with respect to any Semiconductor Products or Semiconductor Services unless and until (a) Seller and the Seller Group Entities have exhausted all of their rights and remedies under such CTSL Patents against Company’s and the Company Group Entities’ Customers in a final non-appealable decision that includes one or more findings of infringement of such CTSL Patents by such products or services and (b) Seller and the Seller Group Entities have diligently sought to collect the monetary damages awarded for such infringement but have been unable to do so.

1.5 Remedies. Notwithstanding and without limitation to Sections 1.3 and 1.4, in the event that Seller or any Seller Group Entity brings an action against Company or any Company Group Entity for infringement of the Remaining Semiconductor Patents or the CTSL Patents, as the case may be, the sole and exclusive remedy available to Seller and the Seller Group Entities will be recovery of reasonable royalties based on the revenue received by Company and the Company Group Entities (e.g., no injunctive or other equitable relief, enhanced damages for willfulness, lost profits, interest, and attorneys’ fees), and Seller and the Seller Group Entities will not seek any remedies other than such reasonable royalties.

1.6 No Exhaustion of Seller Patents. The Parties acknowledge and agree that (a) both Parties intend that the covenants set forth in Sections 1.3 and 1.4 above do not and shall not (whether expressly, impliedly, by estoppel, by operation of law, or otherwise) exhaust or create any implied licenses under any of the Remaining Semiconductor Patents, CTSL Patents, or Systems-Level Claims of Licensed Patents, and (b) the covenants set forth in Sections 1.3 and 1.4 above do not authorize the sale of any product or service to any third party that claims or contends in any Proceeding, anywhere in the world, that the covenants set forth in Sections 1.3 and 1.4 above, in whole or in part, do exhaust, or create any implied licenses that would result in immunity for the use, sale or manufacture of products that incorporate Semiconductor Products under any Remaining Semiconductor Patents, CTSL Patents, or Systems-Level Claims of Licensed Patents. The Parties further agree and intend that such covenants may not be circumvented by any litigation or similar legal, regulatory or administrative proceeding based, in whole or in part, on any theory or doctrine of extra-territorial patent infringement or indirect infringement. If, despite the Parties’ joint intent, it is adjudicated in a final non-appealable decision in any country or jurisdiction that either the covenant set forth in Section 1.3 or the covenant set forth in Section 1.4 (or the combination of such covenants) exhausts, or creates any implied license that results in immunity for the use, sale or manufacture of products that incorporate Semiconductor Products under, any of the Remaining Semiconductor Patents, CTSL Patents, or Systems-Level Claims of Licensed Patents, then the relevant portion of such covenant (set forth in either Section 1.3 or Section 1.4 as the case may be) will be deemed to be null and void from inception, but only with respect to such country or jurisdiction where such final non-appealable decision is issued and takes effect. After any such final, non-appealable decision is issued, the Parties shall meet promptly to negotiate in good faith a mutually acceptable substitute provision for such Patent rights in such country or jurisdiction that effectuates the Parties’ above stated intent. For purposes of clarification, nothing in this Section 1.6 is intended to limit the license granted in Section 1.2.

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1.7 Binding Effect of Covenants. The licenses and covenants in Sections 1.1, 1.2, 1.3, and 1.4 are intended to run with the Remaining Semiconductor Patents and CTSL Patents, as the case may be, irrespective of any future transfers, assignments and licenses, and intended to be binding on any future assignee or successor in interest to the rights, title, and/or interest of Seller and the Seller Group Entities therein. Seller shall ensure that such assignee or successor in interest agrees to assume and is bound by these licenses and covenants. The Parties acknowledge and agree that the Licensed Patents, Remaining Semiconductor Patents, and CTSL Patents are “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code, as may be amended from time to time (the “Code”), and rights under such intellectual property have been granted hereunder in a contemporaneous exchange for value. The Parties further acknowledge and agree that if Seller or any Seller Group Entity: (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) applies for or consents to the appointment of a trustee, receiver or other custodian for it, or makes a general assignment for the benefit of its creditors; (iii) commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings; or (iv) elects to reject, or a trustee on behalf of it elects to reject, this Agreement or any agreement supplementary hereto (including, without limitation, the covenants set forth in Sections 1.3 and 1.4 above), pursuant to Section 365 of the Code, or if this Agreement or any agreement supplementary hereto (including, without limitation, the covenants set forth in Sections 1.3 and 1.4 above) is deemed to be rejected pursuant to Section 365 of the Code for any reason, this Agreement, and any agreement supplementary hereto (including, for the avoidance of doubt, the covenants set forth in Sections 1.3 and 1.4 above) shall be governed by Section 365(n) of the Code, and Company and the Company Group Entities will retain and may elect to fully exercise their rights under this Agreement in accordance with Section 365(n).

ARTICLE II

COPYRIGHT AND KNOW-HOW LICENSES

2.1 License of Retained Copyrights and Know-How. Seller, on behalf of itself and all Seller Group Entities, hereby grants Company and all Company Group Entities a non-exclusive, non-transferable (except as set forth herein), irrevocable, perpetual, sublicenseable, worldwide, fully paid-up and royalty-free right and license, under all of the Intellectual Property Rights of any kind and character throughout the world (other than Patents and Trademarks) owned, managed or controlled by Seller and all Seller Group Entities, to all Retained Copyrights and Know-How for any use or purpose whatsoever, now known or hereafter discovered. This license includes the right to use, execute, reproduce, prepare derivative works based on, distribute, transmit (internally and externally), disclose and otherwise exploit, in any form, the Retained Copyrights and Know-How and derivative works based thereon, and to grant revocable or irrevocable sublicenses to any third party (directly and indirectly through multiple tiers) to do any or all of the foregoing.

4

ARTICLE III

ADDITIONAL TERMS

3.1 No Other Rights. No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided herein. The licenses and covenants granted under Article I expressly do not apply to any portion of a product manufactured or assembled by Company and Company Group Entities using designs, specifications, and/or working drawings furnished by or on behalf of, or owned by, a third party (excluding library tools and standard cells), and the license and covenants granted hereunder shall not extend to any third parties providing Have Made services for Company to the extent that such third parties incorporate their own designs, specifications, and/or working drawings. For avoidance of doubt, Purchaser Parent (as well as any Subsidiary of Purchaser Parent that is not Company or a Subsidiary of Company) is a third party.

3.2 Subsidiaries. With respect to the licenses in Articles I and II, in the event an entity becomes a Subsidiary of either Party during the term of this Agreement, such new Subsidiary, upon becoming a Subsidiary, shall receive the same licenses and covenants as granted hereunder. In the event a Subsidiary of either Party ceases to be a Subsidiary during or after the term of this Agreement, the licenses and covenants granted hereunder to such Subsidiary shall automatically terminate forthwith. However, the licenses and covenants granted to the other Party and its Subsidiaries hereunder shall continue after such entity ceases to be a Subsidiary (even if such entity owns any of the Intellectual Property Rights that are subject to such licenses and covenants), and the Party that was formerly the parent of such Subsidiary shall ensure that such Subsidiary agrees to assume and be bound by such licenses and covenants with respect to any such Intellectual Property Rights.

3.3 Limitations. The licenses in Articles I and II shall not include any right or license to any Licensed Patents, Remaining Semiconductor Patents or Retained Copyrights and Know-How that cannot be licensed without the consent of, or the obligation to make payments to, a Third-Party IP Owner in order to grant such licenses or rights (except for payments to Seller’s Subsidiaries or payments to any Person for inventions made while employed by Seller or any of its Subsidiaries). Without limitation to Seller’s indemnification obligations under the Purchase Agreement, at Company’s written request, Seller shall use reasonable efforts to obtain consent to grant such a license and, if Seller is able to obtain such consent (or such consent is not necessary) and Company agrees to pay all such payments on behalf of Seller and fully indemnify Seller and its Subsidiaries for any failure or delay by Company in making such payments, Seller shall grant such a license. In the event of, and notwithstanding, any failure by Seller or a Seller Group Entity to obtain the consent to license such Licensed Patents, Remaining Semiconductor Patents or Retained Copyrights and Know-How to Company or a Company Group Entity from the Third-Party IP Owner(s), Seller, on behalf of itself and all Seller Group Entities, hereby covenants not to commence, voluntarily join, or cooperate in any Proceeding brought by any Third-Party IP Owner against Company or a Company Group Entity for any alleged infringement, violation or misappropriation of such Licensed Patents or Retained Copyrights and Know-How.

5

3.4 Further Assurances. Upon Company’s reasonable request, Seller will, and will cause all Seller Group Entities and its and their Representatives to, execute, verify, acknowledge and deliver all such further papers, in recordable form, as may be necessary to record, vest, secure and perfect the rights and interests of Company in and to the Licensed Patents, Remaining Semiconductor Patents, CTSL Patents and Retained Copyrights and Know-How.

ARTICLE IV

CONFIDENTIALITY

4.1 Company Obligations. Company shall, and shall cause the other Company Group Entities to, hold the Seller Confidential Information in confidence and not disclose any Seller Confidential Information to any third party, other than to: (a) its employees, agents, consultants, Subsidiaries and other Affiliates who need to know such information and who are bound by restrictions regarding disclosure of such Seller Confidential Information no less restrictive than those set forth herein; and (b) sublicensees, manufacturers, suppliers, contractors, distributors, and customers who are bound in writing or otherwise by restrictions regarding disclosure of such Seller Confidential Information no less restrictive than those set forth herein. The Company Group Entities shall take the same degree of care that they use to protect their own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Seller Confidential Information. Notwithstanding anything herein to the contrary, the Company Group Entities may (without prior notification to, or approval or consent by, Seller) disclose to taxing authorities and/or to the Company’s and Company Group Entities’ representatives (including, outside counsel and advisors) any Seller Confidential Information that is required to be disclosed in connection with Company and the Company Group Entities’ tax filings, reports, claims, audits, or litigation.

4.2 Exclusions. The obligations set forth in Section 4.1 with respect to Seller Confidential Information shall not apply to any Seller Confidential Information to the extent that such Seller Confidential Information: (a) is independently developed by Company or any Company Group Entity after the Closing Date, or by Purchaser Parent or its Affiliates that are not Company Group Entities at any time, in each case without the use of Seller Confidential Information; (b) is or becomes (or has already become) publicly available through no wrongful act of the Company or Company Group Entities; (c) is rightfully received by Company from a third party without obligation of confidentiality; (d) is disclosed with the consent of Seller or any of its Subsidiaries after the Closing Date; or (e) subject to Section 4.3 below, is disclosed in order to comply with any Legal Requirement (including any rule or regulation of the SEC or of a stock exchange which may require such disclosure) or with any order, rule or decree issued by a Governmental Authority. The inherent disclosure of any such Seller Confidential Information in either: (x) the use, lease, sale or other distribution of any present or future product or provision of any present or future service of Company or any of its Subsidiaries; (y) the documentation relating to such product or service reasonably made publicly available; or (z) the documentation relating to all domestic and foreign patent and copyright applications and registrations (and all patents and copyrights that issue therefrom and, to the extent applicable, all divisions, continuations, continuations-in-part, reexaminations, substitutions, reissues, extensions and renewals of such applications, registrations, copyrights and patents), shall not be deemed to be an unauthorized disclosure or publication of such information.

6

4.3 Required Disclosures. Notwithstanding Section 4.2, in the event Company or any Company Group Entity is required to disclose Seller Confidential Information pursuant to any Legal Requirement, and would otherwise be prohibited from doing so under Section 4.1, Company or such Company Group Entity shall: (i) promptly notify Seller of the existence, terms and circumstances surrounding such requirement; (ii) consult with Seller on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Seller Confidential Information is required, furnish only that portion of the Seller Confidential Information which Company or such Company Group Entity is legally compelled to disclose. Company or such Company Group Entity shall not oppose actions by Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Seller Confidential Information.

4.4 No Limitation on Use. Pursuant to the license granted in Section 2.1, Company and its Subsidiaries will be free to use the Seller Confidential Information for any purpose, including use in the development, manufacture, marketing, and maintenance of its products and services.

4.5 Survival. The obligations of this Article IV shall survive any termination or expiration of this Agreement.

ARTICLE V

ASSIGNMENT AND TRANSFERABILITY

5.1 Permitted Assignment, Merger, and Change of Control. This Agreement may be assigned or transferred by Seller to Panasonic or a Subsidiary of Panasonic upon written notice to Company, provided that Panasonic or such Subsidiary of Panasonic shall agree in writing to be bound by the terms and conditions of this Agreement. Company may assign or transfer this Agreement or its rights hereunder solely in connection with a corporate merger or consolidation, sale of all or substantially all of its assets, or Change of Control of Company as set forth below. In the event of any such assignment or transfer (other than an assignment or transfer resulting from the merger or consolidation of Company with or into a Subsidiary of Company), any merger or consolidation of Company with or into Purchaser Parent or any Subsidiary of Purchaser Parent that is not a Subsidiary of Company (regardless of which entity is the surviving entity), or any Change of Control of Company, Company shall (a) provide written notice to Seller within a reasonable period of time after such assignment or transfer, setting forth the name of the assignee, the entity with or into which Company will be merged or consolidated, or the new controlling entity of Company, as the case may be, (b) the assignee, the surviving entity of such merger or consolidation, or the new controlling entity of Company, as the case may be, must agree in writing to be bound by the terms and conditions of this Agreement, and (c) all of the rights and licenses granted herein pursuant to Article I (Patent Licenses and Covenants) to Company and its Subsidiaries will be limited to use with Semiconductor Products, Manufacturing Apparatus, and Semiconductor Services, in each case of Company Group Entities, that were (i) in existence immediately prior to the consummation of such assignment, merger, consolidation, or Change of Control, and (ii) under development immediately prior to the consummation of such assignment, merger, consolidation, or Change of Control and disclosed in contemporaneous, publicly available product roadmaps or similar documents.

7

5.2 No Other Assignment. Except as set forth in Section 5.1, this Agreement shall inure solely to the benefit of the Parties hereto and their Subsidiaries, and may not otherwise be assigned or otherwise transferred, in whole or in part, by a Party, voluntarily or involuntarily, by merger, division, operation of law, corporate reorganization, or otherwise, without the prior written consent of the other Party. Any such purported assignment or transfer shall be null and void.

ARTICLE VI

NO WARRANTY, INDEMNIFICATION AND LIMITED LIABILITY

6.1 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.

6.2 Indemnification. Each Party (the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party, its Subsidiaries, and its and their Representatives (collectively, “Indemnified Parties”) from any and all damages, actions, claims, fines, judgments, costs, losses, liabilities and expenses (including reasonable legal fees and litigation expenses) suffered by Indemnified Parties arising out of or relating to a breach by the Indemnifying Party or its Subsidiaries of any of its covenants or other provisions herein.

6.3 Limitation of Liability. Except as may be expressly set forth in a Transaction Agreement and with respect to third party damages, costs, liabilities, and settlements payable pursuant to indemnification obligations under Section 6.2, neither Party nor any of its Subsidiaries or Representatives shall be liable for any indirect, punitive, special, incidental or consequential damages, or damages for loss of profits, business interruption or otherwise, arising from or relating to this Agreement, even if such Party, its Subsidiaries, or their Representatives are expressly advised of the possibility of such damages. The foregoing limitation of liability and exclusion of certain damages shall apply regardless of the failure of essential purpose of any remedies available to either Party.

ARTICLE VII

TERM

7.1 Term. All licenses, covenants, and grants of other rights under this Agreement shall be effective as of the Closing Date. The term of each granted license and covenant shall be for the life of the applicable Intellectual Property Right (except as expressly provided in Section 1.6). This Agreement shall continue in full force and effect until the expiration of the last to expire of the Intellectual Property Right licensed or for which a covenant is granted hereunder.

8

7.2 Termination. This Agreement, and the rights, licenses and covenants granted hereunder (except as expressly provided in Section 1.6), shall not be terminable by either Party or their respective Subsidiaries for any reason.

ARTICLE VIII

MISCELLANEOUS

8.1 Purchase Agreement Terms. The following provisions of the Purchase Agreement are hereby incorporated, mutatis mutandis, by this reference: 15.2, 15.3, 15.6, 15.8, 15.9, 15.11, 15.12, 15.13.

8.2 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement or the Purchase Agreement, Seller may seek temporary or preliminary injunctive relief in any court of competent jurisdiction in order to protect and preserve its Intellectual Property Rights and Seller Confidential Information and enforce its rights therein.

8.3 Notices. All notices, requests, demands and other communications hereunder shall be either (a) delivered in person, (b) sent by overnight courier service or other express commercial delivery service, or (c) sent by facsimile with confirmation of receipt and, in each case, addressed as follows:

If to Company:

with copies to (which copy shall not constitute notice):

If to Seller:

with copies to (which copy shall not constitute notice):

9

(a) All notices, requests, instructions or documents given to either Party in accordance with this Section 8.3 shall be deemed to have been given on the date of mailing or transmission, whether delivered by hand, by overnight courier service, or by facsimile, with confirmation of receipt on such date.

(b) Either Party hereto may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 8.3.

[Signatures Follow On a Separate Page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.

SANYO ELECTRIC CO., LTD.
[______________________]
By:

Name:

Title:

SANYO SEMICONDUCTOR CO., LTD.
[______________________]
By:

Name:

Title:

[Signature Page to Intellectual Property Licence Agreement]

EXHIBIT A

Certain Defined Terms

CONFIDENTIAL

EXHIBIT A

CERTAIN DEFINED TERMS

“Assignment Documents” has the meaning set forth in Section 1.9 of the Intellectual Property Assignment Agreement.

“Brand Licenses” means, collectively: (a) that certain Brand License Agreement, by and between Licensor and Licensee, dated April 1, 2008; (b) that certain Brand License Agreement, by and between Licensor and SSMC, dated April 1, 2008; (c) that certain Brand License Agreement, by and between Licensor and Sanyo LSI Design - System Soft Co., Ltd., dated April 1, 2008; and (d) that certain Brand License Agreement, by and between Licensor and KSS dated April 1, 2008, dated April 1, 2008.

“Code” has the meaning set forth in Section 1.7 of the Intellectual Property License Agreement and Section 2.6 of the Intellectual Property Assignment Agreement, as applicable.

“Company Confidential Information” means all non-public Company Copyrights and Know-How.

“Company Jointly Owned Patents” means Patents that are jointly owned by one or more Seller Group Entities and one or more Company Group Entities immediately following the Closing Date.

“Company Names” has the meaning set forth in Section 1.1(b) of the Trademark License Agreement.

“Company Copyrights and Know-How” means, collectively, (a) the Transferred Copyrights and Know-How and (b) Copyrights and Know-How that one or more Company Group Entities own as of the Closing Date.

“Company Patents” means (a) the Transferred Patents, (b) all Patents that any of the Company Group Entities own as of the Closing Date (the “Company-Owned Patents”), and (c) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of the Company-Owned Patents.

“Corporate Identity” means, collectively, letterhead, business cards, corporate signs, stationery, packaging slips, invoices, product datasheets, product labels, or any other materials that would normally identify a company or imply a corporate identity.

“CTSL Patents” means all Patents, other than Licensed Patents, owned by Seller and the Seller Group Entities as of the Closing Date, and all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Patents, that would be infringed (absent a license) by making, using or selling Semiconductor Products (whether on a standalone basis or not), by using Manufacturing Apparatus to manufacture Semiconductor Products, or by providing Semiconductor Services. CTSL Patents include any Restricted Assigned Patents for which Seller has not obtained consent for assignment to HoldCo to the extent such Restricted Assigned Patents otherwise meet the definition set forth in the preceding sentence.

“Current Company Products” means all Semiconductor Products that the Company Group Entities are selling, offering to sell, distributing, or making as of the Closing Date, including any minor improvements to the same that do not involve changes to existing features or functionality or the addition of new features or functionality.

“Customer” means a third party (other than a Distributor or an End User) that purchases a Semiconductor Product (or a product containing one or more Semiconductor Products) manufactured by, or on behalf of, a Company Group Entity.

“Distributor” means a third party that purchases a Semiconductor Product (or a product containing one or more Semiconductor Products) manufactured by, or on behalf of, a Company Group Entity and resells such Semiconductor Product (or such product containing one or more such Semiconductor Products, as the case may be) without modification or combination with any other component, part or product.

“End User” means a third party that purchases a product containing one or more Semiconductor Products made by, or on behalf of, a Company Group Entity for such third party’s own use and not for resale.

“Effective Date” shall have the meaning set forth in the applicable preamble.

“Filing” means the submission of any documentation, application, filing, registration or the like required to perfect or enforce, the Parties’ interest in the Company Jointly Owned Patents under statutory Patent protection mechanisms, including, without limitation, any correspondence or other communication with any patent office or other Governmental Authorities with respect thereto.

“Freely Assigned Copyrights and Know-How” means Copyrights and Know-How that are (a) (i) solely owned by any Seller Group Entities, (ii) jointly owned by one or more Seller Group Entities and one or more Company Group Entities, (iii) jointly owned by one or more Seller Group Entities, Company Group Entities and Third-Party IP Owners, or (iv) jointly owned by one or more Seller Group Entities and one or more Third-Party IP Owners; (b) primarily used in the Business by Company Group Entities as conducted immediately prior to the Closing Date; and (c) assignable without the consent of the Third-Party IP Owners (if any).

“Freely Assigned Patents” means Patents that are listed on Exhibit F to the Intellectual Property Assignment Agreement.

“Have Made” means the right to have a third party make a product or practice a method licensed under this Agreement for the use and benefit of a Party to this Agreement or its Subsidiary, provided that the designs, specifications, and/or working drawings for such products are supplied to such third party by, and originate with, the Party exercising such right or its Subsidiary (or with a Party’s or its Subsidiaries’ joint development with one or more third parties under terms of an agreement providing for the joint development of such designs, specifications, or working drawings).

“HIC” means a hybrid integrated circuit, which is a chipset consisting of two or more integrated circuits that are packaged together onto a single device.

“Know-How” means all right, title and interest in all Technology, Trade Secrets, ideas, concepts, proprietary techniques, processes, business and other methodologies, scientific, technical, research, development, engineering and business information, and other knowhow, including all rights arising under any law, including common law, state law, federal law or laws of foreign countries, other than Copyrights, Patents and Trademarks.

“Licensed Forms” means the forms that incorporate either (i) the Licensed Marks, or (ii) the word “SANYO” or “三洋” (as the case may be) set forth in Exhibit C to the Trademark License Agreement.

“Licensed Marks” means the Trademarks set forth in Exhibit B to the Trademark License Agreement.

“Licensed Patents” means (a) the Patents of Seller that are not Transferred Patents and are listed in Exhibit B to the Intellectual Property License Agreement, including any Restricted Assigned Patents for which Seller has not obtained consent for assignment, but has obtained consent to license to Company on the terms set forth in the Intellectual Property License Agreement (“Seller Licensed Patents”), and (b) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of the Seller Licensed Patents.

“Manufacturing Apparatus” means any instrumentality or aggregate instrumentality primarily designed for use in the development and fabrication of Semiconductor Products.

“Marked Products” has the meaning set forth in Section 2.2 of the Trademark License Agreement.

“Name Change Procedures” has the meaning set forth in Section 1.1(b) of the Trademark License Agreement.

“Panasonic” means Panasonic Corporation.

“Parties” shall have the meaning set forth in the applicable preamble.

“Party” shall have the meaning set forth in the applicable preamble.

“Purchase Agreement” shall have the meaning set forth in the applicable recital.

“Remaining Semiconductor Patents” means all Patents, other than the Licensed Patents, owned by Seller and the Seller Group Entities as of the Closing Date, and all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Patents, that would be infringed (absent a license) by making, using or selling Semiconductor Products (solely on a standalone basis), by using Manufacturing Apparatus to manufacture Semiconductor Products, or by providing Semiconductor Services. Remaining Semiconductor Patents include any Restricted Assigned Patents for which Seller has not obtained consent for assignment to HoldCo to the extent such Restricted Assigned Patents otherwise meet the definition set forth in the preceding sentence.

“Restricted Assigned Copyrights and Know-How” means Copyrights and Know-How that are (a) (i) jointly owned by one or more Seller Group Entities and one or more Third-Party IP Owners or (ii) jointly owned by one or more Seller Group Entities, one or more Company Group Entities, and one or more Third-Party IP Owners; (b) primarily used in the Business by Company Group Entities as conducted immediately prior to the Closing Date; and (c) assignable only with the consent of the Third-Party IP Owners, subject to obtaining the consent of such Third-Party IP Owners.

“Restricted Assigned Patents” means Patents listed on Exhibit H to the Intellectual Property Assignment Agreement which are (a) (i) jointly owned by one or more Seller Group Entities and one or more Third-Party IP Owners or (ii) jointly owned by one or more Seller Group Entities, one or more Company Group Entities, and one or more Third-Party IP Owners; and (b) assignable only with the consent of the Third-Party IP Owners.

“Retained Copyrights and Know-How” means the Copyrights and Know-How of Seller Group Entities that are not Transferred Copyrights and Know-How and that are used in the Business as currently conducted or planned to be conducted, including any Restricted Assigned Copyrights and Know-How for which Seller has not obtained consent for assignment to HoldCo.

“Seller Confidential Information” means all non-public Retained Copyrights and Know-How.

“Seller Licensed Products” means all products other than Semiconductor Products. For the avoidance of doubt, ISB (“Integrated System in Board”) products, photovoltaic devices, LED diodes (but not drivers), and laser diodes (but not drivers) are each Seller Licensed Products. For the further avoidance of doubt, (i) ASICs (Application Specific Integrated Circuits) for digital camera products, and (ii) semiconductor devices, integrated circuits and HICs for the development of power management modules and tuner modules are not Seller Licensed Products.

“Seller Licensed Services” means, collectively, (i) a service that is not a Semiconductor Service, (ii) designing of ASICs (Application Specific Integrated Circuits) for digital camera products, and (iii) designing of semiconductor devices, integrated circuits and HICs for the development of power management modules and tuner modules.

“Semiconductor Product” means any semiconductor device, integrated circuit or HIC (hybrid integrated circuit) on a standalone basis (i.e., a semiconductor device, integrated circuit or HIC alone, and not as part of a combination with other devices that are not semiconductor devices), whereby semiconductor devices include, but are not limited to, semiconductor device dies, semiconductor wafers or packaged semiconductors (including but not limited to supporting or packaging means or structure and software, firmware and microcode intended to be embedded or implemented therewith). Semiconductor devices do not lose their character as such whether or not part of an assemblage of packaged semiconductors or other devices. Semiconductor Products do not include ISB (“Integrated System in Board”) products, photovoltaic devices, LED diodes, or laser diodes. For the avoidance of doubt, LED drivers and laser drivers are Semiconductor Products.

“Semiconductor Services” means the design, manufacture, testing, assembly, fabrication, and development of Semiconductor Products, including the provision of foundry services related thereto.

“Systems-Level Claim” means a claim of a Patent comprising multiple elements whereby at least one element is (or is embodied in) a Semiconductor Product and at least one of the other elements (which is not, and is not embodied in, such Semiconductor Product) is not a standard element technically essential to the functioning of the Semiconductor Product as part of any system or device. For avoidance of doubt, the definition of Systems-Level Claim is not intended to be construed or interpreted by reference to whether the authorized and unconditional sale of any particular Semiconductor Product would exhaust the claim in question. Attachment 1 to this Exhibit A provides one set of examples of Systems-Level Claims, but is not intended to modify or limit the meaning or scope of this definition.

“Third-Party IP Owner” mean a third party (i.e., not a Company Group Entity or Seller Group Entity) that owns a Patent, Copyright, or Know-How jointly with one or more Seller Group Entities.

“Transferred Circuit Layout Design Rights” means the circuit layout design rights set forth in Exhibit E to the Intellectual Property Assignment Agreement.

“Transferred Copyrights and Know-How” means (a) Freely Assigned Copyrights and Know-How, (b) any Restricted Assigned Copyrights and Know-How for which Seller obtains consent for assignment and (c) Transferred Circuit Layout Design Rights.

“Transferred Patents” means (a) Freely Assigned Patents, (b) any Restricted Assigned Patents for which Seller obtains consent for assignment to HoldCo, (c) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Freely Assigned Patents that are exclusively owned by Seller Group Entities immediately prior to the Closing Date, (d) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Restricted Assigned Patents that are exclusively owned by Seller Group Entities when Seller obtains consent for assignment of the Restricted Assigned Patents to HoldCo (provided that consent covers the assignment of such continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals as well), and (e) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of Restricted Assigned Patents for which consent to the assignment thereof to HoldCo is not required.

“Transferred Trademarks” means, collectively, the Trademarks set forth in Exhibit G to the Intellectual Property Assignment Agreement and any common law trademarks owned immediately prior to the Closing Date by a Seller Group Entity and exclusively used in connection with the Business.

TRADEMARK LICENSE AGREEMENT

by and between

SANYO SEMICONDUCTOR CO., LTD.

a Japanese corporation

and

SANYO ELECTRIC CO., LTD.

a Japanese corporation

Dated as of [    ], 2010

-i-

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (the “Agreement”) dated as of [__], 2010 (the “Effective Date”), is entered into by and between Sanyo Electric Co., Ltd., a company organized under the laws of Japan (“Licensor”) and Sanyo Semiconductor Co., Ltd. a company organized under the laws of Japan (“Licensee”). Each of Licensor and Licensee are sometimes hereinafter referred to as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A or in the Purchase Agreement (if not defined in Exhibit A).

RECITALS

A. WHEREAS, Licensor, ON Semiconductor Corporation (the “Purchaser Parent”) and SCI LLC (“Purchaser”) have entered into that certain Purchase Agreement, dated as of July 15, 2010 (“Purchase Agreement”), pursuant to which Purchaser will purchase from Licensor, and Licensor will sell to Purchaser, all of the issued and paid up share capital of Licensee, and Purchaser, Licensor, and Licensee will enter into certain other transactions, all on the terms and subject to the conditions set forth in the Purchase Agreement;

B. WHEREAS, in connection with the Transaction, the Parties or their affiliates have entered into the Intellectual Property Assignment Agreement and the Intellectual Property License Agreement;

C. WHEREAS, Licensor is the owner of all right, title and interest in and to the Licensed Marks;

C. WHEREAS, Licensee wishes to license from Licensor the right to use the Licensed Marks in connection with the Business, and Licensor has agreed to license to Licensee the Licensed Marks for such purposes;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and conditions contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

LICENSE

1.1 License Grant.

(a) Effective as of the Closing Date, Licensor hereby grants to Licensee and its Subsidiaries (but only as long as they remain Subsidiaries of Licensee) under the Trademark rights that Licensor has or may have in the Licensed Marks, a worldwide, non-transferable (except as set forth in Section 5.2), non-sublicenseable, non-exclusive, fully paid-up and royalty-free license, during the term of this Agreement, to: (i) use the Licensed Marks, including in the Licensed Forms, in connection with the marketing, promotion, advertisement, lease, sale, and other distribution of semiconductor products and services other than ISB (Integrated System in Board) products, photovoltaic devices, LED diodes (for clarity, LED drivers are not LED diodes), and laser diodes (for clarity, laser drivers are not laser diodes), and (ii) otherwise use Licensed Marks in a manner that is substantially similar to a manner used by the Licensee or its Subsidiaries prior to the Closing Date.

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(b) Licensor authorizes Licensee and its Subsidiaries (but only as long as they remain Subsidiaries of Licensee) to use (including in marketing, sales, and advertisements), as their respective company names and Corporate Identities, (i) the company names of Company Group Entities used on the Closing Date, (ii) “Sanyo Semiconductor” with nothing preceding it and optionally with “Inc.”, “Co.”, “Ltd.”, “Corp.” or the like (but nothing else) following it (and, for the avoidance of doubt, not “Sanyo” alone), and/or (iii) variations or abbreviations of “Sanyo Semiconductor” that have been approved in advance and in writing by Licensor (all of the foregoing, “Company Names”), including in the Licensed Forms, during the term of this Agreement as long as the Company Group Entities are primarily engaged in the Business, but in no event in connection with marketing, promotion, advertisement, lease, sale, or other distribution of ISB (Integrated System in Board) products, photovoltaic devices, LED diodes (for clarity, LED drivers are not LED diodes), and laser diodes (for clarity, laser drivers are not laser diodes). Licensee shall (i) complete the procedures (including the registrations) to change Company Names to new names which do not contain “SANYO” or “☐ ☐” (or any words similar thereto, including words that contain formatives or derivatives thereof) or any Licensed Mark, and (ii) cease to use the Corporate Identity containing “SANYO” or “☐ ☐” (or any words similar thereto, including words that contain formatives or derivatives thereof) or any Licensed Mark, prior to the expiration of this Agreement (collectively, the “Name Change Procedures”). In the event that either Party terminates this Agreement early pursuant to Section 3.2(a) or Section 3.2(c), Licensee shall complete the Name Change Procedures as soon as reasonably practicable.

1.2 Restrictions.

(a) Subject to Section 1.4, Licensee shall not use, reproduce or display (or authorize the use, reproduction or display of) the Licensed Marks in a manner that requires a license other than as permitted by this Agreement, and shall not take any action to change or alter any of the Licensed Marks, for example, by modifying its shape or color, adding decorative designs, or deforming it.

(b) Licensee shall not challenge the validity or effectiveness of a Licensed Mark, nor shall Licensee challenge Licensor’s ownership of the Licensed Marks or the enforceability of Licensor’s rights therein.

(c) Licensee shall not register any trademarks which are identical or substantially similar to the Licensed Marks or a combination of any Licensed Mark with any trademark of Licensee or any of its Affiliates.

(d) Licensee shall not use or register any trademarks which are confusingly similar to the Licensed Marks.

(e) Licensee shall not use the Licensed Marks in any manner that damages the value of the Licensed Marks or the goodwill or reputation of Licensor.

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1.3 Maintenance, Renewal and Enforcement.

(a) Licensor shall diligently maintain its rights in and to the Licensed Marks during the term of this Agreement, subject to Section 1.3(c) of this Agreement.

(b) Licensee shall notify Licensor of any actual material infringements of any of Licensor’s Trademark rights in and to the Licensed Marks of which Licensee becomes aware.

(c) Licensor shall have the sole and exclusive right, but shall not be obliged, to bring actions for past, present and future infringements of its rights in and to the Licensed Marks. Licensor shall be entitled to retain damages and other monies awarded or otherwise paid in connection with any such action. If any of the Company Group Entities becomes involved in a formal dispute with a third party in relation to Licensee’s or its Subsidiaries’ use of the Licensed Marks, Licensee shall promptly notify Licensor in writing, and the relevant Company Group Entity shall resolve such dispute on its own responsibility and at its own expense, and Licensee shall indemnify and hold harmless Licensor and its Subsidiaries from any liability, loss, damage, cost or expense arising from any such dispute or any claim asserted against Licensor or any of its Subsidiaries arising from Licensee’s or its Subsidiaries’ use of the Licensed Marks (including, but not limited to, product liability, warranty, and similar claims), except where the dispute or claim occurred due to Licensor’s breach of this Agreement or other Transaction Agreement (including any breach of the representations and warranties set out in the Purchase Agreement), or where the dispute or claim relates to unaltered Inventory existing as of the Closing Date. Notwithstanding the preceding sentence, Licensor may, with Licensee’s consent (which will not be unreasonably withheld), take the initiative in handling and resolving such dispute or claim, and in such case, (i) Licensee shall ensure that the Company Group Entities cooperate with Licensor in accordance with Licensor’s reasonable requests, and (ii) any costs incurred in respect of the defense of such dispute or claim shall be borne by Licensor.

1.4 Reservation of Rights. Licensee acknowledges that Licensor retains all right, title and interest in and to the Licensed Marks, and that Licensee has not acquired any right, title or interest in or to the Licensed Marks, except the right to use such Licensed Marks as set forth in this Agreement. Use of the Licensed Marks by Licensee, and all goodwill associated with such use, shall inure to the benefit of Licensor. To the extent that, notwithstanding the foregoing, any rights or interests in the Licensed Marks accrue to or vest in Licensee or its Subsidiaries as a matter of applicable law, Licensee shall assign (and ensure that its Subsidiaries assign) all such rights and interests to Licensor or, if such rights or interests cannot be assigned as a matter of applicable law, Licensor shall not (and shall ensure that its Subsidiaries do not) assert or exercise such rights or interests in any manner. Except for the rights expressly granted to Licensee and its Subsidiaries herein (including, for the avoidance of doubt, this Article I and Section 2.5), no other rights or interests in any Trademarks or other Intellectual Property Rights of Licensor are granted to Licensee or its Subsidiaries (by implication, estoppel, or otherwise) under this Agreement.

1.5 Business Name and Corporate Identity. Notwithstanding anything to the contrary in this Agreement, including in Sections 1.2(a), 1.2(d), and 2.1, or in Licensor’s trademark guidelines described in Section 2.1, Licensee shall have the right to: (a) use the Company Names as their respective company names and Corporate Identities pursuant to Section 1.1(b); and (b) use the Licensed Marks in the Licensed Forms pursuant to Section 1.1(a).

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1.6 Customs. Licensor shall, upon request of Licensee, instruct the relevant Government Authorities to remove any restrictions, controls or prohibitions on import, export, or commerce with respect to Licensed Products bearing the Licensed Marks in accordance with this Agreement that would otherwise be restricted, controlled, or prohibited as a result of the use of a Licensed Form not currently used.

ARTICLE II

QUALITY CONTROL

2.1 Trademark Guidelines. Subject to Section 2.5, use of the Licensed Marks by Licensee hereunder shall be in accordance with the provisions of Article I, this Article II, any reasonable instructions given by Licensor and Licensor’s then-current reasonable trademark guidelines that are applied equally to all of Licensor’s Subsidiaries, including the Sanyo CI Design Manual, as such guidelines may be provided to Licensee and amended from time to time by Licensor upon reasonable prior written notice to Licensee, provided, however, that such amendments are commercially reasonable and Licensee is provided with a reasonable period of time in which to comply with any such amendment.

2.2 Quality Standard. Subject to Section 2.5, with respect to products manufactured, marketed, distributed, or sold by Licensee or its Subsidiaries which bear a Licensed Mark on the product itself or its packaging (“Marked Products”), Licensee shall maintain a standard of quality which (i) would reasonably be expected to be carried by a product made or marketed under the Licensed Mark and (ii) is at least equal in material respects in quality to similar Company Products (if any) bearing such Licensed Mark prior to the Closing Date.

2.3 Quality Control Inspections. At Licensor’s reasonable request from time to time (but no more than once per year), Licensee shall furnish to Licensor samples of Marked Products and samples of marketing, advertising, and promotional materials containing the Licensed Marks, in order for Licensor to confirm that Licensee is adhering to requirements set forth in this Agreement. In addition, from time to time (but no more than once per year) Licensor may, upon reasonable advance notice to Licensee, inspect Licensee’s and its Subsidiaries’ facilities and records to confirm that Licensee and its Subsidiaries are complying with this Agreement and are implementing adequate quality control processes in the manufacturing, testing, and packaging of Marked Products. Any such inspection will be done in a manner reasonably designed to minimize any disruption to the normal business operations of Licensee and its Subsidiaries. Licensee will cooperate with Licensor in performing any such inspection with the mutual goal of ensuring that all uses of the Licensed Marks are consistent with the reputation for high quality symbolized by the Licensed Marks.

2.4 Subsidiary Compliance. To the extent a Subsidiary of Licensee exercises the license rights set forth in Section 1.1, Licensee shall ensure that such Subsidiary complies with the terms and conditions of this Agreement.

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2.5 Existing Inventory. Notwithstanding anything to the contrary, the requirements of Sections 2.1 and 2.2 shall not apply to unaltered Inventory of Company Products or to unaltered stocks of packaging, promotional material, or any other documents and materials bearing a Licensed Mark, in each case that exist as of the Closing Date. In addition, Licensee and its Subsidiaries (but only as long as they remain Subsidiaries of Licensee) may sell any unaltered Inventory existing as of the Closing Date and bearing a Trademark of Licensor or any of its Subsidiaries not otherwise licensed hereunder, provided that Licensee and its Subsidiaries comply with any reasonable instructions from Licensor regarding the use of such Trademarks owned by Licensor and its Subsidiaries on such Inventory (e.g., instructions to remove labels containing certain Trademarks that Licensor has decided not to continue using); provided, however, that such reasonable instructions are applied equally to all of Licensor’s Subsidiaries, and provided further that Licensor shall bear any reasonable out-of-pocket costs or expenses incurred by Licensee and/or its Subsidiaries in complying with such reasonable instructions (e.g., the cost of removing labels).

ARTICLE III

TERM AND TERMINATION

3.1 Term. The term of this Agreement shall commence on the Closing Date and shall continue in full force and effect for three (3) years, unless earlier terminated as provided in this Article III.

3.2 Termination.

(a) Either Party may terminate this Agreement upon written notice to the other Party if the other Party materially breaches any term or condition of this Agreement and fails to cure such breach within seventy-five (75) days following written notice specifying such breach.

(b) Licensee may terminate this Agreement at any time by giving Licensor thirty (30) days’ prior written notice that Licensee has ceased using the Licensed Marks and notifying Licensor of Licensee’s intent to terminate this Agreement.

(c) Licensor may terminate this Agreement at any time by giving Licensee written notice if any of the following events occur:

(i) After the Closing, Purchaser Parent (directly or indirectly) no longer holds the majority (i.e., in excess of fifty percent (50%)) of the voting rights in Licensee.

(ii) Licensee files an application for bankruptcy, special liquidation proceedings, corporate reorganization proceedings or civil rehabilitation proceedings, or an application for any of the above procedures is filed against Licensee that has not been dismissed within sixty (60) days thereof;

(iii) Licensee commences a liquidation proceeding;

(iv) Licensee passes a resolution to dissolve or wind up;

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(v) Licensee becomes insolvent; or

(vi) Licensee makes an assignment for the benefit of its creditors.

3.3 Effect of Termination.

(a) Upon expiration or earlier termination of this Agreement, the rights and licenses granted hereunder shall immediately terminate, except that Sections 1.3(c), 1.4, 3.3, 3.4, and 3.5, Articles IV and V, and Exhibit A shall survive, and Licensee shall on its own responsibility and at its own expense:

(i) immediately cease to use the Licensed Marks;

(ii) re-label any products or materials (including, but not limited to, any Inventory of Company Products) which bear the Licensed Marks held by any of the Company Group Entities or remove the Licensed Marks from such products or materials; and

(iii) destroy or return to Licensor, in accordance with Licensor’s reasonable instructions, any and all confidential information which was disclosed by Licensor under the terms of this Agreement (including, but not limited to, any manuals or guidelines relating to the Licensed Marks), and any reproduction or copies of such confidential information.

(iv) Notwithstanding the foregoing, Licensee and its Subsidiaries may, for six (6) months after the termination or expiration of this Agreement (other than termination by Licensor pursuant to Section 3.2(c)), continue to use the Licensed Marks under the terms of and in compliance with this Agreement in connection with the sale of Inventory of Company Products bearing a Licensed Mark and existing prior to the expiration or termination of this Agreement. Neither Party shall be liable to the other Party for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and any such termination of this Agreement by a Party will be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.

3.4 Termination of Pre-Existing Agreements. The Brand Licenses are hereby terminated in their entirety, effective as of the Closing Date and notwithstanding anything to the contrary in the Brand Licenses. For avoidance of doubt, if any provision of any Brand License indicates that any provisions, terms, rights or obligations in or under such Brand License will remain in effect or otherwise survive the termination of such Brand License, then such provision shall be disregarded.

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3.5 Parts. If any Legal Requirement requires Licensee and/or any of its Subsidiaries to retain replacement, maintenance and/or spare parts which bear any Licensed Mark after the termination or expiration of this Agreement, Licensee may provide written notice to Licensor within thirty (30) days of the expiration or termination of this Agreement (other than termination by Licensor pursuant to Section 3.2(c)) setting forth: (a) the model name and item number of such replacement, maintenance and repair parts; (b) the quantity of such replacement, maintenance and repair parts in respect of each item number; and (c) the period of and reasons for retention of such replacement, maintenance and repair parts (i.e., the applicable Legal Requirement) in respect of each item number. To the extent Licensee provides such notice, Licensee and its Subsidiaries shall be permitted to continue to supply such replacement, maintenance and repair parts to their customers, but only for a period of time which is necessary to comply with the applicable Legal Requirement, as agreed by the Parties.

ARTICLE IV

NO WARRANTY, INDEMNITY AND LIMITED LIABILITY

4.1 Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.

4.2 Indemnity. Each Party (the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party, its Subsidiaries, and its and their Representatives (collectively, “Indemnified Parties”) from any and all damages, actions, claims, fines, judgments, costs, losses, liabilities and expenses (including reasonable legal fees and litigation expenses) suffered by Indemnified Parties arising out of or relating to a breach by the Indemnifying Party or its Subsidiaries of any of its covenants or other provisions herein.

4.3 Limitation of Liability. Except with respect to third party damages, costs, liabilities, and settlements payable pursuant to each Party’s indemnification obligations pursuant to Sections 1.3(c) and 4.2, neither Party nor any of its Subsidiaries or Representatives shall be liable for any indirect, punitive, special, incidental or consequential damages, or damages for loss of profits, business interruption or otherwise, arising from or relating to this Agreement, even if such Party, its Subsidiaries, or its Representatives are expressly advised of the possibility of such damages. The foregoing limitation of liability and exclusion of certain damages shall apply regardless of the failure of essential purpose of any remedies available to either Party, but shall not restrict Licensor’s ability to recover damages based on loss of goodwill.

ARTICLE V

MISCELLANEOUS

5.1 Purchase Agreement Terms. The following provisions of the Purchase Agreement are hereby incorporated, mutatis mutandis, by this reference: 15.2, 15.3, 15.6, 15.8, 15.9, 15.11, 15.12 and 15.13.

5.2 Assignment. This Agreement cannot be assigned by either Party without the prior written consent of the other Party hereto and any assignment in violation of this Section 5.2 shall be null and void.

5.3 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement or the Purchase Agreement, Licensor may seek temporary or preliminary injunctive relief in any court of competent jurisdiction in order to protect and preserve the Licensed Marks and enforce its rights therein.

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5.4 Notices. All notices, requests, demands and other communications hereunder shall be either (a) delivered in person, (b) sent by overnight courier service or other express commercial delivery service, or (c) sent by facsimile with confirmation of receipt and, in each case, addressed as follows:

If to Licensee:

with copies to (which copy shall not constitute notice):

If to Licensor:

with copies to (which copy shall not constitute notice):

(a) All notices, requests, instructions or documents given to either Party in accordance with this Section 5.4 shall be deemed to have been given on the date of mailing or transmission, whether delivered by hand, by overnight courier service, or by facsimile, with confirmation of receipt on such date.

(b) Either Party hereto may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 5.4.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.

SANYO ELECTRIC CO., LTD.

By:
Name:
Title:

SANYO SEMICONDUCTOR CO., LTD.

By:
Name:
Title:

[Signature Page to Trademark License Agreement]

EXHIBIT A

Certain Defined Terms

“Assignment Documents” has the meaning set forth in Section 1.9 of the Intellectual Property Assignment Agreement.

“Brand Licenses” means, collectively: (a) that certain Brand License Agreement, by and between Licensor and Licensee, dated April 1, 2008; (b) that certain Brand License Agreement, by and between Licensor and SSMC, dated April 1, 2008; (c) that certain Brand License Agreement, by and between Licensor and Sanyo LSI Design - System Soft Co., Ltd., dated April 1, 2008; and (d) that certain Brand License Agreement, by and between Licensor and KSS dated April 1, 2008, dated April 1, 2008.

“Code” has the meaning set forth in Section 1.7 of the Intellectual Property License Agreement and Section 2.6 of the Intellectual Property Assignment Agreement, as applicable.

“Company Confidential Information” means all non-public Company Copyrights and Know-How.

“Company Jointly Owned Patents” means Patents that are jointly owned by one or more Seller Group Entities and one or more Company Group Entities immediately following the Closing Date.

“Company Names” has the meaning set forth in Section 1.1(b) of the Trademark License Agreement.

“Company Copyrights and Know-How” means, collectively, (a) the Transferred Copyrights and Know-How and (b) Copyrights and Know-How that one or more Company Group Entities own as of the Closing Date.

“Company Patents” means (a) the Transferred Patents, (b) all Patents that any of the Company Group Entities own as of the Closing Date (the “Company-Owned Patents”), and (c) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of the Company-Owned Patents.

“Corporate Identity” means, collectively, letterhead, business cards, corporate signs, stationery, packaging slips, invoices, product datasheets, product labels, or any other materials that would normally identify a company or imply a corporate identity.

“CTSL Patents” means all Patents, other than Licensed Patents, owned by Seller and the Seller Group Entities as of the Closing Date, and all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Patents, that would be infringed (absent a license) by making, using or selling Semiconductor Products (whether on a standalone basis or not), by using Manufacturing Apparatus to manufacture Semiconductor Products, or by providing Semiconductor Services. CTSL Patents include any Restricted Assigned Patents for which Seller has not obtained consent for assignment to HoldCo to the extent such Restricted Assigned Patents otherwise meet the definition set forth in the preceding sentence.

A-1

“Current Company Products” means all Semiconductor Products that the Company Group Entities are selling, offering to sell, distributing, or making as of the Closing Date, including any minor improvements to the same that do not involve changes to existing features or functionality or the addition of new features or functionality.

“Customer” means a third party (other than a Distributor or an End User) that purchases a Semiconductor Product (or a product containing one or more Semiconductor Products) manufactured by, or on behalf of, a Company Group Entity.

“Distributor” means a third party that purchases a Semiconductor Product (or a product containing one or more Semiconductor Products) manufactured by, or on behalf of, a Company Group Entity and resells such Semiconductor Product (or such product containing one or more such Semiconductor Products, as the case may be) without modification or combination with any other component, part or product.

“End User” means a third party that purchases a product containing one or more Semiconductor Products made by, or on behalf of, a Company Group Entity for such third party’s own use and not for resale.

“Effective Date” shall have the meaning set forth in the applicable preamble.

“Filing” means the submission of any documentation, application, filing, registration or the like required to perfect or enforce, the Parties’ interest in the Company Jointly Owned Patents under statutory Patent protection mechanisms, including, without limitation, any correspondence or other communication with any patent office or other Governmental Authorities with respect thereto.

“Freely Assigned Copyrights and Know-How” means Copyrights and Know-How that are (a) (i) solely owned by any Seller Group Entities, (ii) jointly owned by one or more Seller Group Entities and one or more Company Group Entities, (iii) jointly owned by one or more Seller Group Entities, Company Group Entities and Third-Party IP Owners, or (iv) jointly owned by one or more Seller Group Entities and one or more Third-Party IP Owners; (b) primarily used in the Business by Company Group Entities as conducted immediately prior to the Closing Date; and (c) assignable without the consent of the Third-Party IP Owners (if any).

“Freely Assigned Patents” means Patents that are listed on Exhibit F to the Intellectual Property Assignment Agreement.

“Have Made” means the right to have a third party make a product or practice a method licensed under this Agreement for the use and benefit of a Party to this Agreement or its Subsidiary, provided that the designs, specifications, and/or working drawings for such products are supplied to such third party by, and originate with, the Party exercising such right or its Subsidiary (or with a Party’s or its Subsidiaries’ joint development with one or more third parties under terms of an agreement providing for the joint development of such designs, specifications, or working drawings).

A-2

“HIC” means a hybrid integrated circuit, which is a chipset consisting of two or more integrated circuits that are packaged together onto a single device.

“Know-How” means all right, title and interest in all Technology, Trade Secrets, ideas, concepts, proprietary techniques, processes, business and other methodologies, scientific, technical, research, development, engineering and business information, and other knowhow, including all rights arising under any law, including common law, state law, federal law or laws of foreign countries, other than Copyrights, Patents and Trademarks.

“Licensed Forms” means the forms that incorporate either (i) the Licensed Marks, or (ii) the word “SANYO” or “三洋” (as the case may be) set forth in Exhibit C to the Trademark License Agreement.

“Licensed Marks” means the Trademarks set forth in Exhibit B to the Trademark License Agreement.

“Licensed Patents” means (a) the Patents of Seller that are not Transferred Patents and are listed in Exhibit B to the Intellectual Property License Agreement, including any Restricted Assigned Patents for which Seller has not obtained consent for assignment, but has obtained consent to license to Company on the terms set forth in the Intellectual Property License Agreement (“Seller Licensed Patents”), and (b) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of the Seller Licensed Patents.

“Manufacturing Apparatus” means any instrumentality or aggregate instrumentality primarily designed for use in the development and fabrication of Semiconductor Products.

“Marked Products” has the meaning set forth in Section 2.2 of the Trademark License Agreement.

“Name Change Procedures” has the meaning set forth in Section 1.1(b) of the Trademark License Agreement.

“Panasonic” means Panasonic Corporation.

“Parties” shall have the meaning set forth in the applicable preamble.

“Party” shall have the meaning set forth in the applicable preamble.

“Purchase Agreement” shall have the meaning set forth in the applicable recital.

“Remaining Semiconductor Patents” means all Patents, other than the Licensed Patents, owned by Seller and the Seller Group Entities as of the Closing Date, and all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Patents, that would be infringed (absent a license) by making, using or selling Semiconductor Products (solely on a standalone basis), by using Manufacturing Apparatus to manufacture Semiconductor Products, or by providing Semiconductor Services. Remaining Semiconductor Patents include any Restricted Assigned Patents for which Seller has not obtained consent for assignment to HoldCo to the extent such Restricted Assigned Patents otherwise meet the definition set forth in the preceding sentence.

A-3

“Restricted Assigned Copyrights and Know-How” means Copyrights and Know-How that are (a) (i) jointly owned by one or more Seller Group Entities and one or more Third-Party IP Owners or (ii) jointly owned by one or more Seller Group Entities, one or more Company Group Entities, and one or more Third-Party IP Owners; (b) primarily used in the Business by Company Group Entities as conducted immediately prior to the Closing Date; and (c) assignable only with the consent of the Third-Party IP Owners, subject to obtaining the consent of such Third-Party IP Owners.

“Restricted Assigned Patents” means Patents listed on Exhibit H to the Intellectual Property Assignment Agreement which are (a) (i) jointly owned by one or more Seller Group Entities and one or more Third-Party IP Owners or (ii) jointly owned by one or more Seller Group Entities, one or more Company Group Entities, and one or more Third-Party IP Owners; and (b) assignable only with the consent of the Third-Party IP Owners.

“Retained Copyrights and Know-How” means the Copyrights and Know-How of Seller Group Entities that are not Transferred Copyrights and Know-How and that are used in the Business as currently conducted or planned to be conducted, including any Restricted Assigned Copyrights and Know-How for which Seller has not obtained consent for assignment to HoldCo.

“Seller Confidential Information” means all non-public Retained Copyrights and Know-How.

“Seller Licensed Products” means all products other than Semiconductor Products. For the avoidance of doubt, ISB (“Integrated System in Board”) products, photovoltaic devices, LED diodes (but not drivers), and laser diodes (but not drivers) are each Seller Licensed Products. For the further avoidance of doubt, (i) ASICs (Application Specific Integrated Circuits) for digital camera products, and (ii) semiconductor devices, integrated circuits and HICs for the development of power management modules and tuner modules are not Seller Licensed Products.

“Seller Licensed Services” means, collectively, (i) a service that is not a Semiconductor Service, (ii) designing of ASICs (Application Specific Integrated Circuits) for digital camera products, and (iii) designing of semiconductor devices, integrated circuits and HICs for the development of power management modules and tuner modules.

“Semiconductor Product” means any semiconductor device, integrated circuit or HIC (hybrid integrated circuit) on a standalone basis (i.e., a semiconductor device, integrated circuit or HIC alone, and not as part of a combination with other devices that are not semiconductor devices), whereby semiconductor devices include, but are not limited to, semiconductor device dies, semiconductor wafers or packaged semiconductors (including but not limited to supporting or packaging means or structure and software, firmware and microcode intended to be embedded or implemented therewith). Semiconductor devices do not lose their character as such whether or not part of an assemblage of packaged semiconductors or other devices. Semiconductor Products do not include ISB (“Integrated System in Board”) products, photovoltaic devices, LED diodes, or laser diodes. For the avoidance of doubt, LED drivers and laser drivers are Semiconductor Products.

A-4

“Semiconductor Services” means the design, manufacture, testing, assembly, fabrication, and development of Semiconductor Products, including the provision of foundry services related thereto.

“Systems-Level Claim” means a claim of a Patent comprising multiple elements whereby at least one element is (or is embodied in) a Semiconductor Product and at least one of the other elements (which is not, and is not embodied in, such Semiconductor Product) is not a standard element technically essential to the functioning of the Semiconductor Product as part of any system or device. For avoidance of doubt, the definition of Systems-Level Claim is not intended to be construed or interpreted by reference to whether the authorized and unconditional sale of any particular Semiconductor Product would exhaust the claim in question. Attachment 1 to this Exhibit A provides one set of examples of Systems-Level Claims, but is not intended to modify or limit the meaning or scope of this definition.

“Third-Party IP Owner” mean a third party (i.e., not a Company Group Entity or Seller Group Entity) that owns a Patent, Copyright, or Know-How jointly with one or more Seller Group Entities.

“Transferred Circuit Layout Design Rights” means the circuit layout design rights set forth in Exhibit E to the Intellectual Property Assignment Agreement.

“Transferred Copyrights and Know-How” means (a) Freely Assigned Copyrights and Know-How, (b) any Restricted Assigned Copyrights and Know-How for which Seller obtains consent for assignment and (c) Transferred Circuit Layout Design Rights.

“Transferred Patents” means (a) Freely Assigned Patents, (b) any Restricted Assigned Patents for which Seller obtains consent for assignment to HoldCo, (c) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Freely Assigned Patents that are exclusively owned by Seller Group Entities immediately prior to the Closing Date, (d) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Restricted Assigned Patents that are exclusively owned by Seller Group Entities when Seller obtains consent for assignment of the Restricted Assigned Patents to HoldCo (provided that consent covers the assignment of such continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals as well), and (e) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of Restricted Assigned Patents for which consent to the assignment thereof to HoldCo is not required.

“Transferred Trademarks” means, collectively, the Trademarks set forth in Exhibit G to the Intellectual Property Assignment Agreement and any common law trademarks owned immediately prior to the Closing Date by a Seller Group Entity and exclusively used in connection with the Business.

A-5

TRANSITION SERVICES AGREEMENT

by and between

SANYO ELECTRIC CO., LTD.,

a Japanese corporation,

and

SANYO SEMICONDUCTOR CO., LTD.,

a Japanese corporation

Dated as of             , 2010

i

(continued)

6.2	Termination	13

6.3	Return of Data; Confidential Information	13

6.4	Effect of Termination	13

ARTICLE VII	MISCELLANEOUS PROVISIONS	13

7.1	Relationship of the Parties	13

7.2	Interpretation	14

7.3	Further Assurances	14

7.4	Notices	14

7.5	Entire Agreement	15

7.6	Modifications, Amendments and Waivers	15

7.7	Successors and Assigns	16

7.8	Governing Law	16

7.9	Severability	16

7.10	Specific Performance	17

7.11	Counterparts	17

7.12	Dispute Resolution	17

7.13	Attorneys’ Fees, Costs and Expenses	17

7.14	No Third Party Beneficiaries	17

ARTICLE VIII	DEFINED TERMS	18

ii

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into this [—] day of [—], 2010 (the “Effective Date”), by and between SANYO Electric Co., Ltd., a company organized under the laws of Japan (the “Seller”), and SANYO Semiconductor Co., Ltd., a company organized under the laws of Japan (the “Company”). Each of the Seller and the Company are hereinafter referred to as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement are defined in Article VIII.

RECITALS

WHEREAS, ON Semiconductor Corporation, a Delaware corporation (the “Purchaser Parent”), Semiconductor Components Industries, LLC, a Delaware limited liability company (the “Purchaser”), the Company and the Seller are parties to a Purchase Agreement, dated July 15th, 2010 (the “Purchase Agreement”), pursuant to which the Purchaser will acquire from the Seller the Purchased Business (as defined in the Purchase Agreement) as of the Closing Date;

WHEREAS, to enable the Company Group Entities to conduct the Business in all material respects as it was conducted as of the signing date of the Purchase Agreement (the “Signing Date”) and immediately prior to the closing under the Purchase Agreement (the “Closing”), in compliance with Legal Requirements, Governmental Approvals and Contracts applicable thereto (as in effect as of the Signing Date and immediately prior to the Closing), the Seller has agreed to provide, and to cause other Service Providers to provide, to the Company Group Entities certain transitional services with respect to the Business for the periods and on the terms and subject to the conditions set forth in this Agreement to support the Company Group Entities while they are making their own arrangements to perform such services independently from a systems and business process perspective;

WHEREAS, the Seller has agreed to provide, and to cause other Service Providers to provide, such services to the Company Group Entities on the understanding that Company Group Entities will complete this transition as soon as reasonably practicable after the Closing; and

WHEREAS, it is a condition to the Closing that the Parties enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

AGREEMENT TO PROVIDE AND ACCEPT THE SERVICES

1.1 Overview.

(a) On the terms and subject to the conditions contained in this Agreement, and to enable the Company Group Entities to conduct the Business in all material respects as it was conducted as of the Signing Date and immediately prior to the Closing, in compliance with Legal Requirements, Governmental Approvals and Contracts applicable thereto (as in effect as of the Signing Date and immediately prior to the Closing) and to support the Company Group Entities while they are making their own arrangements to perform the Services (as defined below) independently from a systems and business process perspective, the Seller, directly or indirectly through Service Providers, shall provide the services (collectively, the “Services” and, individually, a “Service”) specified on the applicable service schedule or schedules attached to this Agreement (each a “Service Description Schedule”)1 to the Company Group Entities for the period of time specified thereon (such period in respect of each such Service, a “Transition Service Period”). Each of the Services shall be provided in accordance with the terms, limitations and conditions of this Agreement and the applicable Service Description Schedule. In the event of a conflict between the terms of this Agreement and the terms of any Service Description Schedule, the terms of the Service Description Schedule shall control as to the Services covered thereby, other than with respect to Article V, which Article shall govern in the event of a conflict between the terms of this Agreement and the terms of any Service Description Schedule.

(b) The Services shall exclude (i) the provision of any funding or financial accommodation (except for certain arrangements which are expressly provided for in the Purchase Agreement or any Service Description Schedule) and (ii) any service that is directly provided by any third party (other than a Seller Group Entity) to any Company Group Entity under a Contract between such third party and such Company Group Entity (for example, any services which are directly provided by NTT Data Sanyo System Corporation (“NDSS”) to the Company pursuant to the agreement dated the Closing Date between NDSS and the Company).

(c) In addition, on the terms and subject to the conditions contained in this Agreement and the relevant Service Description Schedules, the Services shall include assisting and cooperating with the Company Group Entities, to the extent the Seller or any other Seller Group Entity is reasonably capable of it, in building and installing an information technology system to be used by the Company Group Entities after the expiration or termination of the relevant Transition Service Periods to independently operate financial and other systems and processes from a systems and business process perspective; provided that any costs and expenses related to the building and installing of an information technology system of a reasonable standard (but excluding any additional costs and expenses incurred as a result of accommodating any requests made by the Purchaser or the Purchaser Parent which are based on reasons or circumstances solely attributable to them (such as the preparation for the SAS70 representations)) that are in excess of ¥810,000,000 in the aggregate shall be borne equally by the Seller and the Company (that is, fifty percent (50%) of any such excess costs and expenses shall be borne by each of the Seller and the Company).

[1]

Note to Form of this Agreement: The final forms of Service Description Schedules shall be negotiated in good faith by the Parties during the period between the Signing Date and the Closing Date. The forms of Service Description Schedules attached as Exhibit J-2 to the Purchase Agreement do not reflect an exhaustive list of the Services to be provided under this Agreement and instead reflect those Services that have been identified by the Parties as of the Signing Date. As indicated on such forms, the final forms of such Service Description Schedules are subject to further good faith negotiation by the Parties and additional Service Description Schedules may be negotiated by the Parties in good faith prior to Closing (as well as after the Closing pursuant to Section 1.2.

2

(d) Except as otherwise expressly set forth in a Service Description Schedule for a particular type of Service, the quantity of each type of Service to be provided by the Service Providers shall be that which the Service Recipient reasonably requires, from time to time, for the operation of the Business in the ordinary course consistent with the operation of the Business prior to the Signing Date and the Closing.

(e) The Company shall use, and shall cause each of the relevant Company Group Entities to use, its or their respective best efforts to make its or their own arrangements to perform the Services independently from a systems and business process perspective (i) as soon as reasonably practicable after the Closing and (ii) in accordance with the prioritization schedule to be mutually agreed in good faith by the Seller and the Company from time to time.

(f) Unless otherwise set forth in a Service Description Schedule, the Transition Service Period for each Service shall commence on the Closing Date and terminate as of the date on which the Seller and the Purchaser Parent mutually agree in good faith that such Service can be performed by the Company or any other Company Group Entity independently from a systems and business process perspective.

1.2 Additional Services to be Provided. If, within the one (1) year period after the Effective Date, a Company Group Entity reasonably determines that it needs a Service Provider to provide any Additional Services, then the Company will notify the Seller in writing of its need to obtain such Additional Services, providing a description in reasonable detail of such Additional Services. If such Additional Services fall within the scope of clause (a) of the definition of such term set forth in Article VIII, then the Seller shall provide, or shall cause the applicable Seller Group Entity to provide, such Additional Services. If such Additional Services fall within the scope of clause (b) of the definition of such term set forth in Article VIII, then the Seller shall provide, or shall cause the applicable Seller Group Entity to provide, such Additional Services. Any Additional Services provided under this Section 1.2 shall be treated as Services provided in accordance with the terms and conditions of this Agreement for all purposes hereof and shall be specified in applicable Service Description Schedules. Any Additional Services within the scope of clause (a) of the definition of such term shall be invoiced based on the historical pass through allocation method utilized by the Parties during the Comparison Period for the same or similar services. Any Additional Services falling within the scope of clause (b) of the definition of such term shall be invoiced based on actual personnel costs of the individuals providing such Additional Services on a pass through basis.

1.3 Service Description Schedules.

(a) Each Service Description Schedule shall describe: (i) a summary of the Services to be provided, (ii) the scope of such Services, (iii) the Transition Service Period, (iv) the Price for such Services, (v) any specific Service Level Objectives for such Services, (vi) the persons to whom disputes may be escalated, (vii) the notice period required to terminate each Service under Section 1.12 and (viii) such other items as the Parties may agree in good faith.

3

(b) The Parties acknowledge and agree that (i) it may not be practicable to describe each and every aspect of a particular Service in detail and (ii) therefore, a Service, when generally agreed upon by the Parties and set forth on a Service Description Schedule, shall be provided in accordance with the applicable terms and conditions of this Agreement, consistent with the Parties’ past practices, even where all aspects of the Service are not described in detail. If any services, functions, responsibilities or other components of work for any Service are not described in a Service Description Schedule, but are reasonably required for proper performance or provision of the Service, they shall be deemed to be Services for all purposes hereof. Any such Services, functions, responsibilities or other components shall be billed based on the historical pass through allocation method utilized by the Parties during the Comparison Period for the same or similar services, functions, responsibilities or other components.

1.4 Service Level Objectives. Each Service Provider shall meet or exceed the Service Level Objectives in performing relevant Services. A Service Recipient may notify the Seller if the actual performance of a Service by a Service Provider does not satisfy the applicable Service Level Objective for that Service (“Variances”). The Seller shall, and shall cause such Service Provider to, as promptly as practicable, review and repair in accordance with Section 5.1 any Variance identified by a Service Recipient, and shall contact the Company’s Designated Representative with respect thereto as promptly as reasonably necessary in light of the nature and criticality of the Variance identified to insure that the Business can continue to operate, in all material respects, as it did prior to the Signing Date and the Closing Date.

1.5 Monthly Progress Reports. At the beginning of each calendar month commencing in the fourth calendar month after the Closing Date, the Company shall provide to the Seller a monthly report setting forth the progress made by the Company Group Entities in making their own arrangements to perform the Services independently from a systems and business process perspective in accordance with Section 1.1(e). Such reports shall set forth details which are reasonably requested by the Seller; provided that such requests shall not impose any unreasonable burden upon any Company Group Entity.

1.6 Base Service Levels. In addition to any Service Level Objective, each Service Provider shall perform the Services in a timely, professional and workmanlike manner consistent with the manner in which the Seller (or the relevant Service Provider) provided the same or similar services to the Company Group Entities as of the Signing Date and immediately prior to the Closing and in accordance with (a) this Agreement, including the applicable Service Description Schedule, (b) applicable Legal Requirements and Governmental Approvals and (c) no less than the same degree of care, skill, quality and timeliness as it exercised in performing the same or similar services for the Business prior to the Closing Date (and the Comparison Period).

1.7 Access. Subject to the confidentiality provisions in this Agreement and other information security and similar policies, each Party shall make available to the other Party such information and materials concerning the Company Group Entities and the Business, in compliance with Legal Requirements, Governmental Approvals and Contracts applicable thereto (as in effect as of the Signing Date and immediately prior to the Closing), reasonably requested to enable such other Party to provide or receive the applicable Services, as the case may be. Each Party shall provide to the other Party reasonable access to its premises (and the systems, software and networks located therein), to the extent necessary or advisable for such other Party to provide or receive the applicable Services.

4

1.8 Retention of Records; Verification. Each Service Provider shall keep accurate and detailed books and records of (a) all Services that it provided under this Agreement, (b) all Prices charged for such Services and (c) all Invoices sent and payments made under this Agreement. The Company may, at its own expense, upon reasonable advance notice and during regular business hours, access and review the books and records of the Service Providers maintained in connection with this Agreement to verify their compliance with this Agreement and the accuracy of the Prices charged under this Agreement.

1.9 Service Providers.

(a) The Seller shall: (i) supervise the performance of each Service Provider to ensure that such Service Provider complies with any applicable obligations under this Agreement; (ii) impose on each Service Provider the same confidentiality obligations that apply to the Seller under this Agreement; (iii) remain responsible for the complete performance of each Service Provider in accordance with the terms and conditions of this Agreement (and any Service Provider’s noncompliance with any terms and conditions hereof); and (iv) ensure that employees and contractors of each Service Provider providing Services are (x) suitably knowledgeable, experienced and skilled therefor, and (y) comply with all security, health, safety and similar policies and regulations of the Service Recipient in effect as of the Signing Date and immediately prior to the Closing.

(b) In the event that the Company reasonably believes that any employee or third party contractor of a Service Provider is neither meeting the foregoing requirements nor providing satisfactory Services and on such basis requests that such employee or third party contractor be replaced, the Seller and the Company shall discuss such matter in good faith and shall reasonably agree upon a means of improving such performance.

(c) Each Party understands that the other Party may have contracted, and may in the future contract with third parties to provide Services in connection with all or a portion of the Services, including any Service reduced or terminated pursuant to Section 1.12. Each Party reserves the right to continue to contract with third parties to provide such Services or to enter into new contract relationships for such Services.

1.10 Designated Representatives; Services Managers. Each Party shall designate a single point of contact (a “Designated Representative”) responsible for the implementation of this Agreement. Each Party shall also designate individuals to oversee each Service who shall have sufficient knowledge, experience and skill with the relevant Services (a “Service Manager”). Each Party’s initial Designated Representative shall be as specified in Exhibit A, and each Party’s initial Services Manager shall be as specified in the applicable Service Description Schedule. Either Party may replace any of its Designated Representatives or Service Managers with an individual of comparable knowledge, experience and skill by notifying the other Party in writing of such new appointment.

5

1.11 Cooperation. In the event that (a) there is nonperformance of any Service or a breach of Section 1.1(e) as a result of a Force Majeure Event, (b) the provision of a Service or compliance with Section 1.1(e) would violate applicable Legal Requirements or Governmental Approvals or (c) the provision of a Service or compliance with Section 1.1(e) requires the consent, approval or agreement of a third party (“Consent”) which has not been obtained, then the Parties shall work together in good faith (at their own expense) to arrange for an alternative means for the Service Recipient to obtain the Services so affected or for the Company or the relevant Company Group Entity to comply with Section 1.1(e). Failure to perform or provide any of the Services due to the reason set forth in clause (a) or (b) above shall not constitute a breach of this Agreement or an event subject to indemnification by the Seller under Section 5.2.

1.12 Reduction or Termination of a Service. In addition to any early termination rights set forth in a Service Description Schedule:

(a) In the event that the Company wishes to terminate all or part of, or reduce levels of, a Service or any separately priced portion of a Service, prior to termination of the Transition Service Period, the Company may do so at any time, without obligation or penalty; provided that it either (i) gives the Seller at least thirty (30) days prior written notice of such election to terminate (or such other notice period as may be set forth in the relevant Service Description Schedule), specifying the Service affected thereby in reasonable detail, or (ii) promptly reimburses the applicable Service Provider for any reasonable, documented out-of-pocket cancellation costs incurred by such Service Provider resulting from such reduction or early termination by the Company.

(b) Notwithstanding anything to the contrary in Section 1.11, the Company may immediately terminate all or part of, without obligation or penalty, a Service, any separately priced portion of a Service or this Agreement in its entirety, prior to termination of the Transition Service Period, upon written notice to the Seller, in the event a Service has, for a period longer than fourteen (14) days, been interrupted or has not been provided in accordance with the Service Level Objectives.

1.13 Intellectual Property.

(a) Each Seller Entity Group which is a Service Provider hereby grants to each applicable Service Recipient a non-exclusive, sublicensable, perpetual, irrevocable, royalty-free, full paid up, worldwide right and license to use, copy, edit, format, modify, translate and create Derivative Technology of the source and object code versions of the Licensed Software; provided, however, that (i) the purpose and application of the above license shall be limited to the building, installation, operation, ownership, use and disposal of an information technology system to be owned or used by the Company Group Entities and which are required by them after the expiration or termination of the relevant Transition Service Periods so that the Company Group Entities are able to independently operate financial and other systems and processes from a systems and business process perspective, and (ii) notwithstanding anything to the contrary contained in this Agreement, with respect to Licensed Software from a third party, (x) the license granted hereunder and (y) the use and ownership of the above information technology system by the Company Group Entities shall be limited to the scope of the rights under the original license granted by the original licensor to the relevant Service Provider in relation to the relevant Licensed Software, and the extent to which such rights can be lawfully and validly licensed or sublicensed to the Company Group Entities.

6

(b) Except as otherwise expressly set forth in a Service Description Schedule, each Service Provider acknowledges that it shall not, by reason of the provision of the Services under this Agreement, acquire any right, title or interest (including any license rights or rights of use) in any Intellectual Property Rights of any Service Recipient that are (i) owned by any Service Recipient prior to delivery of the Services to such Service Recipient or (ii) developed, conceived, created and/or acquired by any Service Recipient thereafter in connection with the Services or otherwise.

ARTICLE II

PAYMENT

2.1 Payment.

(a) Invoices. Promptly after the end of each calendar month, each Service Provider or, if notified by the Seller in advance (and in any event the Seller shall provide any such notice to the relevant Service Recipient no later than thirty (30) days before the relevant Invoice is due and payable), the Seller, shall deliver to the relevant Service Recipient an invoice (“Invoice”) containing (a) a description of the Services provided by the relevant Service Provider to the Service Recipient during that month, in sufficient detail to identify the Services to which the Invoice pertains, and (b) the Price for such Services. Except as otherwise specified in the applicable Service Description Schedule, the applicable Service Recipient shall pay all amounts due under such Invoice in Japanese Yen within forty-five (45) calendar days of the date on which such Invoice is received by means of wire transfer of immediately available funds to the bank account in Japan designated by the Service Provider or, if so notified by the Seller in advance, the Seller, from time to time. If the Price for a particular Service is stated in the relevant Service Schedule as an annual fee, then the Service Provider or, if applicable, the Seller shall invoice such fee in twelve (12) equal monthly installments. Service Providers shall directly or indirectly through the Seller provide such information in their possession with respect to Invoices as Service Recipients may reasonably request from time to time for purposes of understanding or confirming invoiced amounts, and shall make their personnel available to answer such questions with respect thereto.

(b) Expense Reimbursement. In addition to paying the applicable Price for the Services, each Service Recipient shall promptly reimburse the applicable Service Provider the actual amount of reasonable and documented out-of-pocket costs or expenses incurred during the relevant calendar month in connection with providing Services (but not including any overhead costs or expense mark-ups) and described in reasonable detail in a relevant Invoice; provided that (i) in addition to any such Invoices, the Seller shall deliver to the Company, promptly after the end of each calendar month (and in any event by the 15th day of the next succeeding calendar month), a written report (“Monthly Expense Report”) describing in reasonable detail all such costs and expenses incurred during such calendar month by all of the Service Providers, and (ii) unless otherwise stated in a Service Description Schedule, any costs or expenses exceeding ¥500,000 shall require the prior written approval of the Company. Any request for such prior written approval shall be sent by the Service Manager of the relevant Service Provider by email to the person specified in Exhibit B and, if such cost or expense is approved, such person shall inform such Service Manager by reply email (which shall constitute the prior written approval contemplated by the immediately preceding sentence). The Company may replace the person specified in Exhibit B by notifying the Seller in writing of such new appointment.

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2.2 Prices. Unless otherwise stated in a Service Description Schedule, Prices shall be calculated on a “cost” basis by historical pass through allocation method, with cost being calculated as (a) in cases where the Service Provider is the Seller or a Seller Subsidiary, the Service Provider’s direct actual cost plus, where applicable, an administrative charge reasonably similar in value to the administrative charges historically charged to the Service Recipient for similar services (provided that any such administrative charge is charged by the Service Provider (which is the Seller or a Subsidiary of the Seller) to all relevant Seller Group Companies in a similar manner) to provide such Service and (b) in cases where the Service Provider is a third party, the actual payments for such Service due and paid to such third party by the Seller or a Seller Subsidiary, consistent with past practice. With respect to (b) above, for the avoidance of doubt, if the prices charged by the third party Service Provider to any Seller Group Entity are increased for both such Services and the same or similar services to be provided by such third party Service Provider to any Seller Group Entity, the Prices paid by the Company in respect of those Services shall reflect such increased price.

2.3 Taxes. The amounts set forth as the applicable consideration with respect to each Service in the Service Description Schedules do not include any sales tax, value added tax, goods and services tax or similar tax (each, a “Tax”) and any such amounts required to be paid by any Service Provider in connection with this Agreement or the performance of this Agreement shall be reimbursed by the applicable Service Recipient, and such reimbursement shall be in addition to the amounts required to be paid by the Service Recipient as set forth in the Service Description Schedules. To the extent that such amounts paid by a Service Recipient are taxed as net income (or other similar tax) of a Service Provider, no Service Recipient shall be responsible for any such resulting income (or other similar) taxes.

2.4 Further Information.

(a) From time to time upon the reasonable written request by the Company or any Service Recipient, the Seller shall, and shall cause the relevant Service Provider to, (i) provide such information in its possession with respect to any Invoice, Monthly Expense Report or Price for the Services provided by such Service Provider for the purpose of supporting the Prices and out-of-pocket costs or expenses represented in any such Invoice, and (ii) make its personnel available to answer such questions as the Company or any Service Recipient may reasonably ask for such purpose.

(b) In the event that a Service Recipient disputes the amount of any Invoice from a Service Provider, such Service Recipient shall nevertheless pay whatever portion is undisputed at the time when payment is due pursuant to this Agreement.

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ARTICLE III

CONFIDENTIALITY

3.1 Confidentiality. Each Party agrees that, during the term for which any Service is provided hereunder, and for a period of five (5) years after the last day of the latest Transition Service Period, it will not, and will use reasonable efforts to ensure that its Affiliates will not, through any action or inaction, use (except as contemplated by this Agreement), or disclose to any other Person, any Confidential Information relating to the other Party (it being understood that following the Closing this Article III shall apply to the use or disclosure of any Confidential Information of any Company Group Entity or the Business by the Seller Group Entities, and shall not apply to the use or disclosure of the Confidential Information of any Company Group Entity or the Business by the Purchaser and its Affiliates); provided, however, that the foregoing prohibitions shall not apply to (a) subject to Section 3.2, disclosures that are required by any Legal Requirement (including any rule or regulation of the SEC (as defined in the Purchase Agreement) or of a stock exchange which may require such disclosure) or by a Governmental Authority; (b) information that is ascertainable or obtained from public or published information or is otherwise publicly known through no wrongful act of the using or disclosing Party; and (c) information disclosed to or filed with any Person for the purpose of obtaining consents to, or the financing of, the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, each Party may (without prior notification to, or approval or consent by, the other Party) disclose to taxing authorities and/or to such Party’s representatives (including outside counsel and advisors) any confidential or non-public information that is required to be disclosed in connection with such Party’s tax filings, reports, claims, audits, or litigation.

3.2 Exclusions. Notwithstanding Section 3.1, in the event a Party is required to disclose Confidential Information of the other Party (in such event, such other Party is a “Nondisclosing Party,” and the Party required to disclose is the “Disclosing Party”) pursuant to any Legal Requirement, and would otherwise be prohibited from doing so under this Article III, the Disclosing Party shall: (a) promptly notify the Nondisclosing Party of the existence, terms and circumstances surrounding such requirement; (b) consult with the Nondisclosing Party on the advisability of taking legally available steps to resist or narrow such request; and (c) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information which the Disclosing Party is legally compelled to disclose and advise the Nondisclosing Party reasonably in advance of such disclosure so that the Nondisclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. The Disclosing Party shall not oppose actions by the Nondisclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

ARTICLE IV

WARRANTIES; COVENANTS

4.1 By the Company. The Company represents and warrants that the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

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4.2 By the Seller.

(a) The Seller represents and warrants as of the Effective Date that:

(i) the Seller has obtained the Consent of any third party reasonably necessary in order for each Service Recipient to use the respective Services and Licensed Software (or any equipment or software owned by or leased or licensed to the respective Service Provider);

(ii) neither the Seller nor any Service Provider has previously granted, any rights in the Licensed Software to any third party that are inconsistent with the rights granted to any Service Recipient hereunder; and

(iii) the Seller and each Service Provider have properly compensated all personnel of the Seller Group Entities in connection with the provision of any Service, Licensed Software or Work Product to any Service Recipient.

(b) The Seller covenants that:

(i) the Services, Licensed Software and Work Product shall comply with all Legal Requirements applicable to such Services;

(ii) the Services, Licensed Software and Work Product shall conform to any specifications or other requirements set forth in the Service Description Schedules;

(iii) the Services, Licensed Software and Work Product shall not infringe, violate or misappropriate the proprietary rights, including any Intellectual Property Rights, of any third party;

(iv) neither the Seller nor any Service Provider shall grant, any rights in the Licensed Software to any third party that are inconsistent with the rights granted to any Service Recipient hereunder;

(v) the Seller and each Service Provider shall properly compensate, all personnel of the Seller Group Entities in connection with the provision of any Service, Licensed Software or Work Product to any Service Recipient;

(vi) [Further representations, warranties and covenants to be considered].

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ARTICLE V

LIABILITIES

5.1 Obligation to Re-Perform. In the event of any error, inaccuracy or defect in the result or provision of any Service, the Seller shall, or shall cause the applicable Service Provider to, as promptly as practicable and in any event within fifteen (15) Business Days (provided, however, that, in the case where such fifteen (15) Business Day period is impracticable for correction of such error, inaccuracy or defect, and when the Seller so reasonably requests, such period may be extended subject to the consent of the Company, which consent shall not be unreasonably withheld) (or such other period mutually agreed by the Parties), after receiving a request therefor, correct in all material respects such error, inaccuracy or defect or re-perform in all material respects such Service at the request of the Company and at the sole expense of the Seller, the applicable Seller Subsidiary or such other Service Provider.

5.2 Indemnity.

(a) The Seller shall indemnify, defend and hold harmless the Company, its Affiliates and its and their directors, officers, employees, managers, agents, customers and representatives (collectively, the “Company Indemnified Parties”) from and against any Losses incurred by a Company Indemnified Party arising out of (i) any breach of this Agreement by the Seller, including the failure of the Seller to perform any of its covenants or agreements contained in this Agreement (but excluding the breach by the Seller of any of its representations and warranties set forth in Section 4.2(a) of this Agreement, which is covered by Section 12.2(a)(i) of the Purchase Agreement), (ii) any negligence or willful misconduct of the Seller or any violation of any applicable Legal Requirement by the Seller in connection with this Agreement, (iii) any claim or threat by a third party alleging that any Service, Licensed Software, Work Product or Confidential Information (and the exercise of the rights granted in this Agreement with respect thereto) supplied by any Service Provider infringes, misappropriates or violates the Intellectual Property Rights of any third party or (iv) any claim or threat by a third party alleging that the Seller failed to obtain such third party’s Consent in order for each Service Recipient to use the respective Services and Licensed Software (or any equipment or software owned by or leased or licensed to the respective Service Provider). For clarity, all breaches, failures, acts, omissions, negligence, willful misconduct or violations of Legal Requirements of a Service Provider related to the Services shall be deemed acts and omissions of the Seller.

(b) The indemnification given by the Seller under this Agreement shall survive until the applicable date which is set forth below, and shall cease upon such applicable date:

(i) the indemnification under Sections 5.2(a)(i) and 5.2(a)(ii) shall survive, with respect to each breach of this Agreement, act of negligence, misconduct or violation of Legal Requirement, until the third (3rd) anniversary of the termination or expiration date of the Transition Services Period concerning the relevant Services of such breach of this Agreement, act of negligence, misconduct or violation of a Legal Requirement;

(ii) the indemnification under Section 5.2(a)(iii) shall survive until the third (3rd) anniversary of the date on which the relevant Services, Licensed Software, Work Product or Confidential Information have been supplied to the relevant Service Recipients; and

(iii) the indemnification under Section 5.2(a)(iv) shall survive until the second (2nd) anniversary of the Effective Date.

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(c) The sum of the Losses subject to indemnification by the Seller incurred by the Company Indemnified Parties pursuant to Section 5.2(a)(iii) and those incurred pursuant to Section 5.2(a)(iv) shall not exceed one (1) billion Yen (¥1,000,000,000).

(d) The sum of the Losses subject to indemnification by the Seller incurred by the Company Indemnified Parties pursuant to Section 5.2(a)(i) and those incurred pursuant to Section 5.2(a)(ii) caused by any Service Provider which is a Seller Group Entity (including the Seller) (but excluding the willful breach of this Agreement, an act of willful or gross negligence, willful misconduct or willful violation of a Legal Requirement by any Service Provider which is a Seller Group Entity (including the Seller)) shall not exceed seven (7) billion Yen (¥7,000,000,000).

(e) There shall be no cap on the amount of Losses incurred by the Company Indemnified Parties subject to indemnification by the Seller pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii) with respect to a willful breach of this Agreement, an act of willful or gross negligence, willful misconduct or willful violation of a Legal Requirement, by any Service Provider which is a Seller Group Entity (including the Seller).

(f) The Losses subject to indemnification by the Seller incurred by the Company Indemnified Parties pursuant to Section 5.2(a)(i) and those incurred pursuant to Section 5.2(a)(ii), caused by a third party Service Provider shall be the total amount reimbursable by the Seller from such third party Service Provider concerning such Losses under a Contract between the Seller and such third party Service Provider.

(g) A Company Indemnified Party shall give prompt written notice to the Seller of any Loss for which indemnification may be required under this Agreement; provided, however, that the failure of the Company Indemnified Party to provide such notice shall not affect the Seller’s obligations under this Section 5.2(g) if such failure does not materially prejudice the Seller. The Seller shall be entitled to assume the defense and control of any third party Claim at its own cost and expense; provided, however, that the Company Indemnified Party (as applicable) shall have the right to be represented by its own counsel at its own cost in such matters. Neither the Seller nor the Company Indemnified Party may concede, settle or compromise any third party Claim without the consent of the other Party, such consent not to be unreasonably withheld or delayed. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any third party Claim, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses.

(h) Promptly after the Company Indemnified Party becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any breach of any representation, warranty or covenant of the Seller which is contained in this Agreement or any other claim for indemnification pursuant to this Article V, the Company shall, and shall cause each Company Indemnified Party to, take all reasonable steps to mitigate and minimize all Losses that may result from or relate to such breach or claim.

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ARTICLE VI

TERM AND TERMINATION

6.1 Term; Extension. Unless earlier terminated in accordance with Section 6.2, this Agreement shall be in effect from the Effective Date until the expiration of the latest Transition Service Period. If the Service Recipient reasonably believes that the need for a Service will continue beyond the Transition Service Period in respect of such Service, then, at the Service Recipient’s written request not less than sixty (60) days prior to the end of such Transition Service Period, the Parties shall seek in good faith to agree on terms for the extension of such Transition Service Period.

6.2 Termination. Notwithstanding anything to the contrary in Section 6.1:

(a) this Agreement shall terminate on the date on which all Services or this Agreement in its entirety has been terminated in accordance with Section 1.12; and

(b) in the event either Party (or any Service Provider or any Service Recipient, as the case may be) materially breaches any other term of this Agreement, and fails to cure such breach within thirty (30) days of written notice thereof from the other Party, the non-breaching Party may immediately terminate the applicable Service or this Agreement in its entirety.

6.3 Return of Data; Confidential Information. Upon any termination or expiration of this Agreement, each Party shall, and shall cause, in case of the Seller, each Service Provider and, in case of the Company, each Service Recipient, to, deliver to the other Party (a) all records and data (including backup tapes, records and related information) received, computed, developed, processed and stored by it hereunder, and (b) all Confidential Information of such other Party; provided that, in lieu of delivering all of the foregoing to the other Party, the relevant delivering Party may certify in writing that it has destroyed, or has caused each Service Provider or Service Recipient, as the case may be, to destroy, all of the foregoing.

6.4 Effect of Termination. Upon termination of this Agreement, the Service Providers shall no longer be obligated to provide any Services and the Service Recipients shall no longer be obligated to pay for any Services. Section 6.3, this Section 6.4 and Article II (with respect to Services performed prior to termination or expiration of this Agreement), Article III (to the extent provided therein), Article V, Article VII and Article VIII shall survive any termination or expiration of this Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1 Relationship of the Parties. Nothing in this Agreement shall be construed as creating a partnership, joint venture or other association of any kind between the Parties, or to constitute either Party as the agent of the other Party for any purpose. For purpose of this Section 7.1, “Party” and “Parties” shall include any Affiliate of the Seller of the Company.

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7.2 Interpretation. Neither Party shall be considered the draftsperson of this Agreement. Unless the context shall otherwise require, words using the singular or plural number shall also include the plural or singular number, respectively. The word “or” shall include the meaning “either or both.” Unless the context otherwise provides, all pronouns used in this Agreement shall be deemed to refer to the masculine, feminine or neuter gender as the context requires. All references in this Agreement to “Section,” “Article,” “Recital,” “Exhibit” or “Schedule” (or similar references) shall be deemed to be references to a section, article or recital of, or exhibit or schedule to, this Agreement, unless the context otherwise requires. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein have been included for convenience of reference only and shall not, in any way, be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement.

7.3 Further Assurances. Each Party agrees, and to cause each Service Provider or each Service Recipient, as the case may be, (a) to furnish upon request to the other Party such further information; and (b) to execute and deliver to the other Party such other documents; all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

7.4 Notices.

(a) All notices, requests, demands and other communications under this Agreement shall be either (i) delivered in person; (ii) sent by overnight courier service or other express commercial delivery service; or (iii) sent by facsimile with confirmation of receipt and, in each case, addressed as follows:

If to the Seller (or any Service Provider):

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with copies to (which copies shall not constitute notice):

If to the Company (or any Service
Recipient):

with copies to (which copies shall not
constitute notice):

(b) All notices, requests, instructions or documents given to either Party (or any Service Provider or Service Recipient, as the case may be) in accordance with this Section 7.4 shall be deemed to have been given on the date of mailing or transmission, whether delivered by hand, by overnight courier service, or by facsimile, with confirmation of receipt on such date.

(c) Either Party may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 7.4.

7.5 Entire Agreement. This Agreement, the Service Description Schedules, the Exhibits, the Purchase Agreement and the Transaction Agreements constitute the entire agreement between the Parties relating to the subject matter hereof and thereof and supersede all prior oral and written understandings, all contemporaneous oral negotiations and discussions, and all other writings and agreements relating to the subject matter of this Agreement.

7.6 Modifications, Amendments and Waivers. This Agreement cannot be amended or changed nor any performance, term or condition waived in whole or in part, except by a writing signed by the Party against whom enforcement of the amendment, change or waiver is sought that expressly states that it is a modification, amendment or waiver hereof and expressly refers to the provisions to be altered or waived. No delay or failure on the part of either Party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights under this Agreement.

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7.7 Successors and Assigns.

(a) This Agreement cannot be assigned by the Company without the prior written consent of the Seller (which consent shall not be unreasonably withheld) and any assignment in violation of this Section 7.7 shall be null and void; provided, however, that the Company may assign this Agreement to one or more Affiliates of the Purchaser, in connection with any merger, sale or transfer of all or a substantial portion of the Company’s assets or similar corporate transaction with or to such Affiliates without the consent of the Seller. In the event of any such assignment, the Company shall provide prompt notice thereof to the Seller. Notwithstanding the foregoing, if any assignment satisfying the conditions of the foregoing proviso takes place, the defined terms “Company”, “Company Group Entity” and “Company Group Entities” for purposes of any Service Description Schedule or the definition of “Additional Services” shall mean the Company and its Subsidiaries as they exist immediately prior to giving effect to such assignment so that the Services to be performed by the Service Providers are not materially increased or expanded as a result of such assignment.

(b) This Agreement cannot be assigned by the Seller without the prior written consent of the Company (which consent shall not be unreasonably withheld) and any assignment in violation of this Section 7.7 shall be null and void; provided, further, that the Seller shall not be released from its obligations hereunder without the consent of the Company. Upon any consolidation or merger in which the Seller is not the surviving corporation, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Seller, the successor corporation formed by such consolidation or into or with which the Seller is merged or the entity to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for and may exercise every right and power of, and be obligated to perform every obligation of, the Seller with the same effect as if such successor entity has been named as the Seller herein; provided, however, that the predecessor Seller in the case of a sale, assignment, transfer, lease, conveyance or other disposition shall not be released from any of the obligations hereunder.

7.8 Governing Law. This Agreement is to be construed in accordance with and governed by the laws of Japan, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of Japan to the rights and duties of the Parties.

7.9 Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provisions shall be deemed severed from this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The Parties shall replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

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7.10 Specific Performance. Each Party agrees that irreparable harm, for which there shall be no adequate remedy at law and for which the ascertainment of monetary damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party accordingly agrees that, subject to Section 7.12, the other Party shall be entitled to specifically enforce this Agreement and to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law.

7.11 Counterparts. This Agreement may be executed in any number of counterparts which may be delivered by facsimile, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

7.12 Dispute Resolution. The Parties agree that, in the event that a dispute or disagreement arises under or pursuant to this Agreement or the services contemplated hereby, then, prior to either Party instituting any action or claim or pursuing any other remedy hereunder, the Parties shall first attempt to settle such dispute amicably through good faith discussions upon the written request of either Party. Unless otherwise agreed in writing, each Service Provider shall continue to provide all Services and the Parties shall honor all other commitments under this Agreement during the course of any dispute pursuant to the provisions of this Section 7.12. In the event that any such dispute cannot be resolved through such discussions within a period of twenty (20) days after delivery of such written request, the dispute shall be finally settled by binding arbitration in the Republic of Singapore, using the English language and in accordance with the Rules of Arbitration of the International Chamber of Commerce then in effect. The arbitrator(s) shall have the authority to grant specific performance, and to allocate between the Seller and the Company the costs of arbitration in such equitable manner as the arbitrator(s) may determine, provided, however, that each Party shall bear its own translation, transportation and travel costs. Judgment upon the award so rendered may be entered in any court of competent jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. THE PARTIES AGREE TO WAIVE OBJECTION TO VENUE AND CONSENT TO THE PERSONAL JURISDICTION OF THE COURTS OF THE REPUBLIC SINGAPORE IN ANY ACTION TO ENFORCE THIS ARBITRATION CLAUSE OR ANY ORDER OR AWARD OF THE ARBITRATIONS PANEL OR THE PROVISIONAL OR INTERIM REMEDIES PROVIDED FOR HEREIN.

7.13 Attorneys’ Fees, Costs and Expenses. Subject to Section 7.12, in any Proceeding to enforce an arbitral award in connection with this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred in connection with such enforcement Proceeding.

7.14 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors and permitted assigns, and the Parties do not intend to confer third party beneficiary rights upon any other Person.

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ARTICLE VIII

DEFINED TERMS

Except as otherwise provided herein, capitalized terms used in this Agreement shall have the meanings set forth below. Capitalized terms used in any Service Description Schedule but not otherwise defined therein, shall have the meanings assigned to them in this Agreement.

“Additional Services” mean, other than those Services covered by any Service Description Schedule, (a) any services that the Seller (or a Seller Subsidiary, NDSS or a third party) provided to any Company Group Entity as of the Signing Date and immediately prior to the Closing, including any reasonable variation of such services, which do not cause any unreasonable burden to the Service Provider or (b) any services that (i) the relevant Service Provider is reasonably capable of providing such Additional Services and (ii) the Company Group Entity reasonably believes it needs to receive from a Seller Group Entity (if it would be commercially reasonable to arrange for a third party (other than a Seller Group Entity) to provide certain services without any additional historical or institutional knowledge of the relationship between the Seller Group Entities and the Company Group Entities or how the Business was conducted in all material respects by the Company Group Entities as of the Signing Date and immediately prior to the Closing, which knowledge the personnel of the Seller Group Entities already have, then it shall be deemed that the relevant Company Group Entity does not need to receive such services from any Seller Group Entity) in order to (x) conduct the Business in all material respects as it was conducted as of the Signing Date and immediately prior to the Closing, in compliance with Legal Requirements, Governmental Approvals and Contracts (as in effect as of the Signing Date and immediately prior to the Closing), (y) make its own arrangements to perform any of the Services independently or efficiently from a systems and business process perspective, or (z) comply, and to enable the Purchaser Parent to comply, with applicable Legal Requirements and Governmental Approvals.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control,” “controlled by” and “under common control with,” with respect to the relationship between or among two or more Persons, means (i) the ownership of a majority of the voting share capital of a Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning specified in the first sentence of this Agreement.

“Amorton Business” means the amorphous silicon solar cells and amorphous solar cells business of KANTO SANYO Semiconductors Co., Ltd.

“Business” means the business of developing, designing, manufacturing, assembling, diagnosing, repairing, engaging in warranty services for, testing, distributing, marketing and selling, and conducting research with respect thereto, semiconductor products and parts and components therefor, as currently conducted by the Company Group Entities, including any technologies or products currently under development or design. For the avoidance of doubt, “Business” includes, for purposes of this Agreement, the information technology, human resources, finance and other systems used by or necessary for the Company or any other Company Group Entity to conduct the Business, as an operational matter, in all material respects as it was conducted as of the Signing Date and immediately prior to the Closing in compliance with Legal Requirements, Governmental Approvals and Contracts applicable thereto.

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“Business Day” means any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in Japan or the country where the relevant Service is being provided.

“Claim” means any litigation, suit, complaint, demand or legal, administrative, arbitral or criminal proceeding, information, request or order, in each case in the context of legal, arbitral or governmental proceedings.

“Closing” has the meaning specified in the Recitals.

“Closing Date” means the date of the Closing.

“Company” has the meaning specified in the first sentence of this Agreement.

“Company Group Entities” means the Company and its Subsidiaries (including as a Subsidiary for this purpose, SSMPE, and SCE and SNA to the extent of the Transferred SCE Business and the Transferred SNA Business, but excluding the Amorton Business).

“Company Indemnified Parties” has the meaning specified in Section 5.2(a).

“Comparison Period” means the one (1)-year period prior to the Closing Date.

“Confidential Information” means all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, manufacturing processes, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, Representatives or consultants.

“Consent” has the meaning specified in Section 1.11.

“Contract” means any legally binding agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, publication, reproduction, distribution, performance and transformation, moral rights and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

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“Derivative Technology” means: (a) for copyrightable or copyrighted material, any translation (including translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material protected by trade secret, any new material derived from such existing trade secret material, including new material that may be protected by copyright, patent and/or trade secret.

“Designated Representative” has the meaning specified in Section 1.10.

“Disclosing Party” has the meaning specified in Section 3.2.

“Effective Date” has the meaning specified in the first sentence of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Force Majeure Event” means any act, event or occurrence beyond a Party’s control, despite its reasonable efforts to prevent, avoid, delay or mitigate such acts, events or occurrences, which directly impairs such Party’s ability to perform its obligations under this Agreement, including acts of God, fires, floods, storms, landslides, epidemics, lightning, earthquakes, drought, blight, famine, quarantine, blockade, governmental acts or inaction, order or injunctions, war, insurrection, terrorist activities and civil strife.

“Governmental Approval” means any: permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by any Governmental Authority.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, unit, body or Entity and any court or other tribunal); or (d) multinational organization or body.

“Intellectual Property Rights” means all right, title, and interest arising from or in respect of any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all Patents; (ii) all Trademarks; (iii) all Copyrights; (iv) any Trade Secrets; and (v) all rights, benefits, privileges, causes of action, and remedies relating to any of the foregoing, whether before or hereafter accrued, including the exclusive rights to apply for and maintain all registrations, renewals, and extensions, to sue for all past, present, and future infringements, unauthorized uses or disclosures, or misappropriations of any rights relating thereto, and to settle and retain proceeds from any such actions.

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“Invoice” has the meaning specified in Section 2.1(a).

“Japanese Yen” or “¥” means the currency of Japan.

“J-GAAP” means Japan generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, determination, decision, opinion or interpretation, in each case having the force of law enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any debt, obligation, liability or Tax of any nature (including any unmatured, unaccrued, contingent, conditional, joint or several liability), regardless of whether such debt, obligation, liability or Tax would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, or liability is immediately due and payable.

“Licensed Software” means a Service Provider’s proprietary software product(s) identified in Exhibit C, together with all end user manuals, reference manuals, installation guides and other documentation therefor, and any update, upgrade, patch, new version or other modification to a software program that corrects an error and/or improves performance of such software program or that adds substantial new functionality to such software program.

“Loss” or “Losses” means any and all losses, Liabilities, damages, deficiencies (including fines, penalties and administrative, criminal or civil judgments and settlements), costs (including court costs, the costs of retaining expert witnesses and costs resulting from the defense of other claims indemnifiable under the terms of this Agreement) and expenses (including reasonable attorneys’, accountants’ and consultants’ fees and expenses resulting from the defense of claims indemnifiable under the terms of this Agreement.

“Monthly Expense Report” has the meaning specified in Section 2.1(b).

“NDSS” has the meaning specified in Section 1.1(b).

“Nondisclosing Party” has the meaning specified in Section 3.2.

“Party” or “Parties” has the meaning specified in the preamble of this Agreement.

“Patents” means all patent rights, title and interests in and to all letters patent and rights accorded under patent law systems, utility models, and applications therefor, including continuations, divisionals, continuations-in-part, reissues, reexaminations, substitutions, renewals, and extensions thereof, and patents issuing thereon.

“Person” means any individual, Entity or Governmental Authority.

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“Price” means a price for a given Service as specified in the applicable Service Description Schedule.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, formal contest, hearing, formal inquiry, formal inquest, audit, formal examination or formal investigation commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Purchase Agreement” has the meaning specified in the Recitals.

“Purchaser” has the meaning specified in the Recitals.

“Purchaser Parent” has the meaning specified in the Recitals.

“Representatives” means, in respect of any Party, officers, directors, employees, attorneys, accountants, advisors, agents, and Subsidiaries of such Party.

“SCE” means SANYO Component Europe GmbH.

“Seller” has the meaning specified in the first sentence of this Agreement.

“Seller Group Entities” means Seller and its Subsidiaries other than the Company Group Entities.

“Seller Subsidiary” means a Subsidiary of the Seller.

“Service” or “Services” has the meaning specified in Section 1.1(a).

“Service Description Schedule” has the meaning specified in Section 1.1(a).

“Service Level Objectives” means the specific performance metrics measuring the performance by the Seller, or the other Service Providers, of the Services under this Agreement. Specific Service Level Objectives for Services may be set forth in the corresponding Service Description Schedule. Where none is set forth, the Seller and the other Service Providers shall perform such Services in such a manner and in such level or amount as is similar in all material respects to the manner and amount that the Seller or the other Service Providers performed such Services prior to the Closing Date (and any relevant the Comparison Period) in connection with the Business.

“Service Manager” has the meaning specified in Section 1.10.

“Service Provider” means, with respect to any of the Services, (i) the Seller, (ii) a Seller Subsidiary or (iii) a third party specified as providing services under the applicable Service Description Schedule to the extent such third party was routinely used by the Seller to provide the same or similar services to a Company Group Entity prior to the Closing Date.

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“Service Recipient” means, with respect to any of the Services, (i) the Company and (ii) any other Company Group Entity specified as receiving services under the applicable Service Description Schedule.

“Signing Date” has the meaning specified in the Recitals.

“SNA” means SANYO North American Corporation.

“SSMPE” means SSMP Estate Corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation or limited liability company in Japan, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company (outside of Japan), partnership, association, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Tax” or “Taxes” has the meaning specified in Section 2.3.

“Technology” means, collectively, all technology, formulae, recipes, specifications (including information regarding materials, ingredients, tools, apparatus, sources, vendors), procedures, processes, methods, techniques, ideas, creations, inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), improvements, know-how, research and development, technical data, designs, models, algorithms, subroutines, software, works of authorship, copyrightable subject matter, and other similar materials, recordings, graphs, drawings, reports, analyses, and other writings, confidential or proprietary information, and general intangibles of like nature, and all tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Trademarks” means all trademarks, service marks, trade names, service names, brand names, trade dress, together with the goodwill associated with any of the foregoing, and all applications, ITU Applications, registrations and renewals thereof.

“Trade Secrets” means any trade secrets or similar forms of protection for confidential information, including invention disclosures, formulae, recipes, specifications (including information regarding materials, ingredients, tools, apparatus, sources, vendors), procedures, processes, methods, techniques, ideas, creations, inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), improvements, know-how, research and development, technical data, designs, models, algorithms, subroutines and similar confidential information.

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“Transaction” means, collectively, the transactions contemplated by the Transaction Agreements, and the execution, delivery and performance thereof.

“Transaction Agreements” has the meaning specified in the Purchase Agreement.

“Transferred SCE Business” means all of the assets and liabilities of SCE to be transferred under the Transferred SCE Business Assignment and Assumption.

“Transferred SCE Business Assignment and Assumption” has the meaning specified in the Purchase Agreement.

“Transferred SNA Business” means all of the assets and liabilities of SCE to be transferred under the Transferred SNA Business Assignment and Assumption.

“Transferred SNA Business Assignment and Assumption” has the meaning specified in the Purchase Agreement.

“Transition Service Period” has the meaning specified in Section 1.1(a).

“Variances” has the meaning specified in Section 1.4.

“Work Product” means all Technology and other creations (and any related improvements or modifications), that are conceived, created or otherwise developed by or for a Service Provider (alone or with others), or result from or are suggested by any work performed by or for a Service Provider (alone or with others), in connection with the Services. Except to the extent (if any) expressly set forth in a Services Description Schedule, Work Product shall include all deliverables and other materials delivered to a Service Recipient in connection with this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized all as of the Effective Date.

SANYO ELECTRIC CO., LTD.

By:
Name:
Title:

SANYO SEMICONDUCTOR CO., LTD.

By:
Name:
Title

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

CONFIDENTIAL

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

by and between

[IP HOLD CO.]

a

and

SANYO ELECTRIC CO., LTD.

a Japanese corporation

Dated as of [    ], 2010

-i-

(continued)

-ii-

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (the “Agreement”) dated as of [    ], 2010 (“Effective Date”), is entered into between Sanyo Electric Co., Ltd., a company organized under the laws of Japan (“Seller”) and [IP HOLD CO.],1 a              organized under the laws of              (“HoldCo”). Each of Seller and HoldCo are sometimes hereinafter referred to as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A or in the Purchase Agreement (if not defined in Exhibit A).

RECITALS

A. WHEREAS, Seller, ON Semiconductor Corporation (“Purchaser Parent”), and SCI LLC (“Purchaser”) have entered into that certain Purchase Agreement, dated as of July 15, 2010 (“Purchase Agreement”), pursuant to which Purchaser will purchase from Seller, and Seller will sell to Purchaser, all of the issued and paid up share capital of Sanyo Semiconductor Co., Ltd. (“Company”), and certain other assets, including Intellectual Property Rights, and the Parties or their affiliates will enter into certain other transactions, all on the terms and subject to the conditions set forth in the Purchase Agreement;

B. WHEREAS, in connection with the Transaction, the Parties or their affiliates have entered into the Intellectual Property License Agreement and the Trademark License Agreement;

C. WHEREAS, as part of the Transaction, in consideration of a portion of the Purchase Price allocated to Intellectual Property Rights set forth in the Purchase Agreement, Seller wishes to transfer to HoldCo, and HoldCo wishes to receive, ownership of certain intellectual property rights and assets to effect the transfers contemplated by the Purchase Agreement;

D. WHEREAS, in connection with the Transaction, HoldCo wishes to grant-back to Seller, and Seller wishes to receive, licenses and covenants with respect to the above-mentioned intellectual property rights and assets transferred to HoldCo as part of the Transaction.

NOW, THEREFORE, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

ASSIGNMENT OF TRANSFERRED IP ASSETS AND DELIVERY

1.1 Assignment of Transferred Trademarks. Effective as of the Closing Date, in consideration of a portion of the Purchase Price allocated to Intellectual Property Rights set forth in the Purchase Agreement, Seller, on behalf of itself and all Seller Group Entities, hereby irrevocably assigns, conveys, sells, and transfers and agrees to assign, convey, sell, and transfer to HoldCo all of their rights, title and interest of every kind and character throughout the world in and to the Transferred Trademarks, to the maximum extent legally assignable, including, without limitation: (a) all national, foreign and state Trademarks, and all registrations, applications for registration and renewals and extensions, the exclusive right to apply for and maintain the Transferred Trademarks, and national, foreign and state counterparts of all of the foregoing, (b) all common law rights associated therewith, (c) all goodwill associated with the Transferred Trademarks and with the business to which the Transferred Trademarks pertain, and (d) all of their benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including, without limitation, the right to sue for all past, present or future infringements or other violations of any rights in the Transferred Trademarks and to settle and retain proceeds from any such actions). Seller Group Entities retain no license or rights to use the Transferred Trademarks and agree not to challenge the validity of HoldCo’s ownership in the Transferred Trademarks.

[1]	Note to draft: The party to this agreement may change depending on tax and structuring issues, such as possible use of an IP holding company.

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1.2 Assignment of Transferred Patents. Effective as of the Closing Date, in consideration of a portion of the Purchase Price allocated to Intellectual Property Rights set forth in the Purchase Agreement, Seller, on behalf of itself and all Seller Group Entities hereby irrevocably assigns, conveys, sells, and transfers and agrees to assign, convey, sell and transfer to HoldCo, all of their rights, title and interest of every kind and character throughout the world in and to Transferred Patents (including any joint or co-ownership interest in Restricted Assigned Patents to the maximum extent of such interest, but subject to obtaining consent of any Third Party IP Owner whose consent is required for such assignment), to the maximum extent legally assignable, including, without limitation: (a) all national, foreign and PCT Patents, registrations, applications, continuations, renewals and extensions thereof, the exclusive right to apply for and maintain the Transferred Patents (other than Transferred Patents that are jointly owned with one or more third parties), and national, foreign and PCT counterparts of all of the foregoing, and (b) all of their benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including, without limitation, the right to sue for all past, present or future infringements or other violations of any rights in the Transferred Patents and to settle and retain proceeds from any such actions). Except as set forth herein, Seller and the Seller Group Entities retain no license or rights to use the Transferred Patents and agree not to challenge the validity of HoldCo’s ownership in the Transferred Patents.

1.3 Assignment of Transferred Copyrights and Know-How. Effective as of the Closing Date, to the extent not already transferred to Company pursuant to the Company Demerger, in consideration of a portion of the Purchase Price allocated to Intellectual Property Rights set forth in the Purchase Agreement, Seller, on behalf of itself and all Seller Group Entities, hereby irrevocably assigns, conveys, sells, and transfers and agrees to assign, convey, sell, and transfer to HoldCo, all of their rights, title and interest of every kind and character throughout the world (including all Intellectual Property Rights other than in Patents and Trademarks) in and to all Transferred Copyrights and Know-How (including, for the avoidance of doubt, any joint or co-ownership interest to the maximum extent of such interest, but subject to obtaining consent of any Third Party IP Owner whose consent is required for such assignment), to the maximum extent legally assignable, including, without limitation: (a) all national, foreign and state registrations, applications, continuations, renewals, extensions and the exclusive right to apply for and maintain the Transferred Copyrights and Know-How (other than Transferred Copyrights and Know-How that are jointly owned with one or more Third Party IP Owners), and national, foreign and state counterparts of all of the foregoing, and (b) all of their benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including, without limitation, the right to sue for all past, present or future infringements or other violations of any rights in the Transferred Copyrights and Know-How and to settle and retain proceeds from any such actions). Except as set forth herein, Seller and the Seller Group Entities retain no license or rights to use the Transferred Copyrights and Know-How and agree not to challenge the validity of HoldCo’s ownership in the Transferred Copyrights and Know-How.

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1.4 Delivery of Tangible Business IP Assets. Seller shall, and shall cause all Seller Group Entities to, deliver all of the Business IP Assets constituting tangible, including electronic, embodiments of the Business IP Assets (“Tangible Business IP Assets”) through the delivery of facilities, personal property contained therein, and employees from Seller Group Entities to the Company Group Entities prior to or at the Closing Date, to the extent Seller may do so without breaching any third party inbound licenses. Without limiting the generality of the foregoing, with respect to any Tangible Business IP Assets that, through inadvertence or for any other reason (other than restrictions in third party inbound licenses), are not delivered via the delivery of facilities, personal property contained therein, and employees, upon Purchaser Parent’s or HoldCo’s reasonable request Seller shall, and shall cause Seller Group Entities to, promptly deliver, at no charge, all such assets following the Closing to those Company locations designated by Purchaser Parent or HoldCo to the extent Seller may do so without breaching any third party inbound licenses. To the extent that Seller or the Seller Group Entities inadvertently deliver any tangible, including electronic, embodiments of any Intellectual Property Rights that do not constitute Business IP Assets and that should not have otherwise been delivered to HoldCo or the Company Group Entities pursuant to any Transaction Agreement, upon Seller’s reasonable request HoldCo shall, and shall cause Company Group Entities to, promptly return, at no charge, all such assets following the Closing to those locations designated by Seller to the extent HoldCo may do so without breaching any third party inbound licenses.

1.5 No Other Assignments. Except as otherwise expressly set forth in another Transaction Agreement, the Parties acknowledge and agree that neither Seller nor any other Seller Group Entity will have any obligation to assign, convey, sell or transfer hereunder, or be deemed to have assigned, conveyed, sold, or transferred, any rights, title, or interest in any to any Intellectual Property Rights other than those expressly provided in Sections 1.1, 1.2, and 1.3.

1.6 Allocation. The Parties shall use the procedures set forth in Exhibit B to finalize the lists of Transferred Patents and Licensed Patents.

1.7 Existing Licenses

(a) Covenant to Terminate Existing Intercompany Licenses. Prior to or as of the Closing Date, Seller shall, on behalf of itself and all Seller Group Entities and all Company Group Entities, cause all licenses and options to obtain licenses (including releases, non-assertions or covenants not to sue) under any Company IP Assets, that Seller, any Seller Group Entity or any Company Group Entity has granted to Seller or any of its Affiliates (other than to Company Group Entities) to be terminated and be of no further force or effect, excluding those licenses and options set forth in Exhibit C.

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(b) Existing License Obligations. HoldCo hereby assumes and agrees to abide by, and shall cause its successors and assigns to assume and agree to abide by, the obligations (including without limitation licenses, options to obtain a license, releases, and covenants not to sue or assert) to which the Transferred IP Assets are subject immediately prior to the Closing Date that are contained in the agreements set forth in Schedule 3.14(g) of the Purchase Agreement that Seller or any Seller Group Entity has granted to any Person other than a Seller Group Entity (including Seller) (“License Obligations”). Without limiting the foregoing, upon HoldCo’s reasonable written request, Seller will indicate, to the extent it may do so without breaching any contractual confidentiality obligations, whether or not Seller or any Seller Group Entity has granted any License Obligations under a particular item of Transferred IP Assets to any entity identified by HoldCo and if so, the scope of such License Obligations and other information reasonably needed by HoldCo to enforce its rights in such item of Transferred IP Assets. Both Parties will treat the existence of such request and response, Seller will treat the identity of the entity that is the subject of HoldCo’s request, and HoldCo will treat the content of Seller’s response as Confidential Information pursuant to the Purchase Agreement; provided, however, that HoldCo may use and disclose such Confidential Information to the extent reasonably necessary to enforce its rights in the Transferred IP Assets.

1.8 Transition of Prosecution. Without limiting the generality of Section 14.3 (Further Assurances) of the Purchase Agreement or Section 1.9 of this Agreement, on the Closing Date, Seller shall deliver to Company, to the extent not already delivered or in possession of Company pursuant to Section 1.4, the following documents: (a) a list of all outside counsel or agencies and Seller and Seller Group Entity personnel responsible for the prosecution and maintenance of registrations and applications within the Transferred IP Assets, and contact information for such counsel, agency or personnel (to the extent such personnel contact information can be disclosed without violating applicable Legal Requirements), and (b) the complete prosecution records and materials, including any invention disclosure forms, inventor notes, correspondence with the Governmental Authorities, and “file wrapper” for all registrations and applications within the Transferred IP Assets, to the extent that Seller or any Seller Group Entity has such documents in its possession immediately prior to the Closing Date (and shall, if requested by HoldCo, expressly instruct outside counsel to deliver the foregoing and consent to the retention of such outside counsel on behalf of HoldCo or a Company Group Entity in connection with prosecuting, maintaining, or otherwise protecting Transferred IP Assets) (for the avoidance of doubt, Seller will not be required to create new documents to satisfy its obligations under this clause (b) and will not be required to have governmental agencies deliver any documents to HoldCo under this clause (b)); provided, however, that Seller may maintain one archival copy of such prosecution records and materials, subject to Seller’s and the Seller Group Entities’ confidentiality obligations set forth in Section 5.1. With respect to each item of Transferred IP Assets that are Registered IP Assets, Seller agrees, for the greater of ninety (90) days after the Closing Date and ninety (90) days after the assignment from Seller to HoldCo of such item of Transferred IP Assets (where assignment is not legally effective until recorded), to: (i) continue to receive any notices or other correspondence from relevant Governmental Authorities, (ii) promptly forward such notices and correspondence in the ordinary course to HoldCo, and (iii) not abandon the prosecution of such Transferred IP Assets during such time unless at HoldCo’s express written direction. Notwithstanding the foregoing, HoldCo shall be responsible for: (i) the prosecution of registrations and applications within the Transferred IP Assets, (ii) providing proper and timely instructions to Seller for the purpose of performing its obligations under this Section 1.8, and (iii) any out-of-pocket costs and expenses incurred by Seller due to its performance of the obligations set forth in the immediately preceding sentence.

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1.9 Confirmatory Assignments. The Parties agree to have executed and filed with the Japan Patent Office, United States Patent and Trademark Office, and any other relevant Governmental Authority the confirmatory assignment(s) attached hereto as Exhibit D as are reasonably requested by HoldCo, customarily filed, or required by any Legal Requirement to record any Transferred IP Asset that is a Registered IP Asset and is assigned to HoldCo or any Company Group Entity pursuant to this Agreement (“Assignment Documents”). Except as otherwise set forth in Section 1.8 and Section 1.10, any such procedures (such as registration) required for the assignment of the Transferred IP Assets from Seller and the Seller Group Entities to HoldCo shall be undertaken at HoldCo’s expense and responsibility on or after the Closing Date. Seller shall deliver to HoldCo the Assignment Documents for all (i) Freely Assigned Patents and Freely Assigned Copyrights and Know-How on the Closing Date, and (ii) Restricted Assigned Patents and Restricted Assigned Copyrights and Know-How promptly after Seller or any Seller Group Entity receives from each relevant Third-Party IP Owner each document necessary for the assignment of the Restricted Assigned Patents and Restricted Assigned Copyrights and Know-How.

1.10 Assistance.

(a) Assistance with Prosecution. On and after the Closing Date upon HoldCo’s request, Seller and the Seller Group Entities will, and will cause their Representatives to, cooperate with the prosecution of Transferred IP Assets, to the extent reasonably requested by HoldCo and customary or required by a Legal Requirement. Such requested assistance may include: (a) cooperating with HoldCo in the prosecution of applications on the Transferred IP Assets; (b) executing and delivering further papers, in recordable form, as may be customary or legally necessary to record, vest, secure, or perfect the rights and interests of HoldCo in and to Transferred IP Assets; (c) providing notices to third parties as to HoldCo’s right and interest in and to the Transferred IP Assets as may be required by Legal Requirements; and (d) with their consent, providing HoldCo with contact information, if known, for former employees of Seller Group Entities.

(b) Assistance with Enforcement. On and after the Closing Date, HoldCo may, from time to time, request the assistance of Seller and the Seller Group Entities with respect to the enforcement of HoldCo’s rights and interests in and to the Transferred IP Assets. Such requested assistance may include: (a) execution and delivery of further papers, in recordable form, as may be customary or legally necessary to protect or enforce the rights and interests of HoldCo in and to Transferred IP Assets; (b) obtaining the cooperation of current Seller Group Entity employees; and (c) with their consent, providing HoldCo with contact information, if known, for former employees of Seller Group Entities. Seller will consider such requests in this subsection (b) in good faith but may refuse any request that Seller considers to be unreasonably disruptive to the business operations of the Seller Group Entities, such as (without limitation) any request that would interfere with the ability of employees of the Seller Group Entities to perform their duties and responsibilities as employees of Seller Group Entities.

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(c) Costs and Expenses. HoldCo shall reimburse Seller and the Seller Group Entities for reasonable pre-approved costs and expenses they incur in cooperating with and assisting HoldCo in connection with the prosecution and enforcement of the Transferred IP Assets under this Section 1.10, including compensation at a reasonable rate for any substantial amounts of time that employees of Seller Group Entities are unable to devote to their regular duties and responsibilities as a result of their efforts to assist HoldCo.

1.11 No Suits with Third-Party IP Owners. With respect to any Restricted Assigned Patents and Restricted Assigned Copyrights and Know-How, in the event of, and notwithstanding, any failure by Seller or a Seller Group Entity to obtain the consent to assign or license such Restricted Assigned Patents or Restricted Assigned Copyrights and Know-How to HoldCo or a Company Group Entity from the Third-Party IP Owner(s), Seller, on behalf of itself and all Seller Group Entities, hereby covenants not to commence, voluntarily join, or cooperate in any Proceeding brought by any Third-Party IP Owner against HoldCo or a Company Group Entity for any alleged infringement, violation or misappropriation of Restricted Assigned Patents or Restricted Assigned Copyrights and Know-How.

ARTICLE II

GRANT-BACK PATENT LICENSE AND COVENANTS

2.1 Grant-back HoldCo Patent License to Seller. HoldCo, on behalf of itself and all Company Group Entities, hereby grants Seller and Seller Group Entities a non-exclusive, non-transferable (except as set forth herein), irrevocable, perpetual, non-sublicenseable, worldwide, fully paid-up and royalty-free license, under the Company Patents:

(a) to make, Have Made, use, lease, sell, offer for sale, import, modify, develop, export and otherwise commercially exploit (directly or indirectly though multiple tiers, and to have such rights exercised by third parties solely on behalf of and solely for the benefit of Seller Group Entities) and dispose of Seller Licensed Products;

(b) to use any processes or methods covered by Company Patents to manufacture Seller Licensed Products;

(c) to provide or perform Seller Licensed Services, including to use any processes or methods covered by Company Patents; and

(d) to design, develop and Have Made (but not to make) Semiconductor Products (including, but not limited to, (i) ASICs for digital camera products, and (ii) semiconductor devices, integrated circuits, and HICs for the development of power management modules and tuner modules) solely for use as incorporated into Seller Licensed Products (including, but not limited to, digital camera products, power management modules, and tuner modules), and to sell such Semiconductor Products on a standalone basis solely to another Seller Group Entity and solely for incorporation into Seller Licensed Products (for avoidance of doubt, in no event does this license include the right to sell Semiconductor Products on a standalone basis to any entity that is not a Seller Group Entity or for any use other than incorporation into Seller Licensed Products); provided, however, that, in each case, the licenses granted under Sections 2.1(a) and 2.1(b) (i) are not intended to limit in any manner, the terms and conditions of Section 7.9(a) (Non-Competition) of the Purchase Agreement and (ii) subject only to the limitation on Have Made rights with respect to Semiconductor Products set forth in Section 4.1 (and the definition of Have Made itself), are intended to cover every component and element of final products, including semiconductor devices, integrated circuits, HICs and modules, but solely if and as incorporated into and sold as part of such final products, regardless of the source of design or supply of such components and elements.

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2.2 Covenant Not to Sue. Commencing upon the expiration of the Noncompetition Period and subject to the conditions and limitations set forth in Section 2.5, HoldCo, on behalf of itself and all Company Group Entities, hereby irrevocably and perpetually (subject only to Section 2.5) covenants that neither it nor any Company Group Entity will assert (by way of litigation or any other Proceeding), anywhere in the world, any of the Company Patents (but excluding Systems-Level Claims):

(a) against Seller or any Seller Group Entity for: (i) making, Having Made, using, leasing, selling, offering for sale, importing, modifying, developing, exporting or otherwise commercially exploiting (directly or indirectly through multiple tiers, including having such rights exercised by third parties solely on behalf of and solely for the benefit of Seller Group Entities) or disposing of Semiconductor Products; (ii) providing or performing Semiconductor Services, or (iii) using any processes or methods covered by Company Patents (but excluding Systems-Level Claims) to manufacture any Semiconductor Products or provide any Semiconductor Services; and

(b) against Seller’s or any Seller Group Entity’s foundries or suppliers for manufacturing Semiconductor Products or otherwise providing Semiconductor Services on behalf of, and selling or otherwise distributing such Semiconductor Products to, Seller or any Seller Group Entity that are Have Made by such foundries or suppliers in accordance with the limitations to Have Made hereunder.

For the avoidance of doubt, this Section 2.2 shall not limit HoldCo’s and the Company Group Entities’ right to assert the Company Patents with respect to Semiconductor Products and Semiconductor Services for any reason and against any Person (including, for the avoidance of doubt, against Seller and the Seller Group Entities) at any time during the Noncompetition Period.

2.3 Covenant to Sue Last. Commencing upon the expiration of the Noncompetition Period, HoldCo, on behalf of itself and all Company Group Entities, hereby irrevocably and perpetually (subject only to Section 2.5) covenants that it and the Company Group Entities will not assert (by way of litigation or any other Proceeding), anywhere in the world, any claim of infringement or other violation of any Company Patents against Seller or any Seller Group Entity with respect to any Semiconductor Products or Semiconductor Services unless and until (a) HoldCo and the Company Group Entities have exhausted all of their rights and remedies under such Company Patents against Seller’s and the Seller Group Entities’ Customers in a final non-appealable decision that includes one or more findings of infringement of such Company Patents by such products or services and (b) HoldCo and the Company Group Entities have diligently sought to collect the monetary damages awarded for such infringement but have been unable to do so.

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2.4 Remedies. Notwithstanding and without limitation to Section 2.2 in the event that HoldCo or any Company Group Entity brings an action against Seller or any Seller Group Entity for infringement of the Company Patents with respect to (i) the making, Having Made, using, leasing, selling, offering for sale, importing, modifying, developing, exporting, or otherwise commercially exploiting or disposing of Semiconductor Products, or (ii) providing or performing Semiconductor Services, the sole and exclusive remedy available to HoldCo and the Company Group Entities will be recovery of reasonable royalties based on the revenue received by Seller and the Seller Group Entities (e.g. no injunctive or other equitable relief, enhanced damages for willfulness, lost profits, interest, and attorneys’ fees), and HoldCo and the Company Group Entities will not seek any remedies other than such reasonable royalties.

2.5 No Exhaustion of Transferred Patents. The Parties acknowledge and agree that (a) both Parties intend that the covenants set forth in Sections 2.2 and 2.3 above do not and shall not (whether expressly, impliedly, by estoppel, by operation of law, or otherwise) exhaust or create any implied licenses under any of the Company Patents, and (b) the covenants set forth in Sections 2.2 and Section 2.3 above do not authorize the sale of any product or service to any third party that claims or contends in any Proceeding, anywhere in the world, that the covenants set forth in Sections 2.2 and Section 2.3above, in whole or in part, do exhaust, or create any implied licenses that would result in immunity for the use, sale or manufacture of products that incorporate Seller Licensed Products or Semiconductor Products under, any Company Patents. The Parties further agree and intend that such covenants may not be circumvented by any litigation or similar legal, regulatory or administrative proceeding based, in whole or in part, on any theory or doctrine of extra-territorial patent infringement or indirect infringement. If, despite the Parties’ joint intent, it is adjudicated in a final non-appealable decision in any country or jurisdiction that either the covenant set forth in Section 2.2 or the covenant set forth in Section 2.3 (or the combination of such covenants) exhausts, or creates any implied license that results in immunity for the use, sale or manufacture of products that incorporate Seller Licensed Products or Semiconductor Products, under any Company Patents, then the relevant portion of such covenant (set forth in either Section 2.2 or Section 2.3 as the case may be) will be deemed to be null and void from inception, but only with respect to such country or jurisdiction where such final non-appealable decision is issued and takes effect. After any such final, non-appealable decision is issued, the Parties shall meet promptly to negotiate in good faith a mutually acceptable substitute provision for such Patent rights in such country or jurisdiction that effectuates the Parties’ above stated intent.

2.6 Binding Effect of Covenants. The licenses and covenants in Section 2.1, Section 2.2 and Section 2.3 are intended to run with the Company Patents irrespective of any future transfers, assignments and licenses, and intended to be binding on any future assignee or successor in interest to the rights, title, and/or interest of HoldCo and the Company Group Entities therein. HoldCo shall ensure that such assignee or successor in interest agrees to assume and is bound by these licenses and covenants. The Parties acknowledge and agree that the Company Patents are “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code, as may be amended from time to time (the “Code”), and rights under such intellectual property have been granted hereunder in a contemporaneous exchange for value. The Parties further acknowledge and agree that if HoldCo or any Company Group Entity: (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) applies for or consents to the appointment of a trustee, receiver or other custodian for it, or makes a general assignment for the benefit of its creditors; (iii) commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings; or (iv) elects to reject, or a trustee on behalf of it elects to reject, this Agreement or any agreement supplementary hereto (including, without limitation, the licenses and covenants set forth in Section 2.1, Section 2.2 and Section 2.3 above), pursuant to Section 365 of the Code, or if this Agreement or any agreement supplementary hereto (including, without limitation, the licenses and covenants set forth in Section 2.1, Section 2.2 and Section 2.3 above) is deemed to be rejected pursuant to Section 365 of the Code for any reason, this Agreement, and any agreement supplementary hereto (including, for the avoidance of doubt, the licenses and covenants set forth in Section 2.1, Section 2.2 and Section 2.3 above) shall be governed by Section 365(n) of the Code, and Seller and the Seller Group Entities will retain and may elect to fully exercise their rights under this Agreement in accordance with Section 365(n).

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ARTICLE III

GRANT-BACK COPYRIGHT AND KNOW-HOW LICENSE

3.1 Grant-back Company Copyrights and Know-How License to Seller. HoldCo, on behalf of itself and all Company Group Entities, hereby grants Seller and Seller Group Entities a non- exclusive, non-transferable (except as set forth herein), irrevocable, perpetual, sublicenseable, nonexclusive, worldwide, fully paid-up and royalty-free right and license, under all of the Intellectual Property Rights of any kind and character throughout the world, (other than Patents and Trademarks) to all Company Copyrights and Know-How for any use or purpose whatsoever, now known or hereafter discovered excluding any use or purpose that constitutes, or is in connection with, a Prohibited Business. This license includes the right to use, execute, reproduce, prepare derivative works based on, distribute, transmit (internally and externally), disclose and otherwise exploit, in any form, the Company Copyrights and Know-How and derivative works based thereon, and to grant revocable or irrevocable sublicenses to any third party (directly and indirectly through multiple tiers) to do any or all of the foregoing excluding any use or purpose that constitutes, or is in connection with, a Prohibited Business.

ARTICLE IV

ADDITIONAL TERMS

4.1 No Other Rights. No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided herein. The Have Made rights granted with respect to Semiconductor Products that are components of Seller Licensed Products under the license granted in Section 2.1, and with respect to Semiconductor Products under the covenants granted under Section 2.2 and Section 2.3, or any other right to have a right exercised by a third party with respect to Semiconductor Products, expressly do not apply to any portion of a Semiconductor Product used, leased, sold, offered for sale, imported, modified, exported or otherwise commercially exploited or assembled by Seller and Seller Group Entities where such portion uses or is based upon designs, specifications, and/or working drawings furnished by or on behalf of, or owned by, a third party (excluding library tools and standard cells). For the avoidance of doubt, and without limiting the generality of the foregoing, (a) the Have Made rights granted in this Agreement shall not extend to any third parties providing Semiconductor Products or Semiconductor Services for Seller to the extent that such third parties incorporate their own designs, specifications, and/or working drawings; and (b) if a third party supplies to a Seller Group Entity a Semiconductor Product that was not designed by or on behalf of any Seller Group Entity, then such third party supplier will not be licensed or otherwise authorized under the Have Made rights granted under the license granted in Section 2.1 but the Seller Group Entities’ use, importation, offer for sale, and sale of such Semiconductor Product solely if and as incorporated into a Seller Licensed Product will be licensed under Section 2.1. For avoidance of doubt, Panasonic (as well as any Subsidiary of Panasonic that is not Seller or a Subsidiary of Seller) is a third party.

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4.2 Subsidiaries. With respect to the licenses in Articles II and III, in the event an entity becomes a Subsidiary of either Party after the Effective Date, such new Subsidiary, upon becoming a Subsidiary, shall receive the same licenses and covenants as granted hereunder. In the event a Subsidiary of either Party ceases to be a Subsidiary during or after the term of this Agreement, the licenses and covenants granted hereunder to such Subsidiary shall automatically terminate forthwith. However, the licenses and covenants granted to the other Party and its Subsidiaries hereunder shall continue after such entity ceases to be a Subsidiary (even if such entity owns any of the Intellectual Property Rights that are subject to such licenses and covenants), and the Party that was formerly the parent of such Subsidiary shall ensure that such Subsidiary agrees to assume and be bound by such licenses and covenants with respect to any such Intellectual Property Rights.

4.3 Limitations. The licenses in Articles II and III shall not include any right or license to an item of Company Patents and Company Copyrights and Know-How (as the case may be) that cannot be licensed without the consent of, or the obligation to make payments, a Third-Party IP Owner in order to grant such licenses or rights (except for payments to HoldCo’s or Company’s Subsidiaries or payments to any Person for inventions made while employed by HoldCo or Company or any of its Subsidiaries after the Closing Date). However, at Seller’s written request, HoldCo shall (and shall cause Company to) use reasonable efforts to obtain consent to grant such a license and, if HoldCo or Company is able to obtain such consent (or such consent is not necessary) and Seller agrees to pay all such payments on behalf of HoldCo and Company and fully indemnify HoldCo and Company and its Subsidiaries for any failure or delay by Seller in making such payments, HoldCo shall grant such a license. In the event of, and notwithstanding, any failure by HoldCo or Company to obtain the consent to license such Company Patents or Company Copyrights and Know-How to Seller or a Seller Group Entity from the Third-Party IP Owner(s), HoldCo, on behalf of itself and Company and all Company Group Entities, hereby covenants not to commence, voluntarily join, or cooperate in any Proceeding brought by any Third-Party IP Owner against Seller or a Seller Group Entity for any alleged infringement, violation or misappropriation of such Company Patents or Company Copyrights and Know-How.

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4.4 Further Assurances. Upon Seller’s reasonable request, HoldCo will, and will cause all Company Group Entities and its and their Representatives to, execute, verify, acknowledge and deliver all such further papers, in recordable form, as may be necessary to record, vest, secure and perfect the rights and interests of Seller in and to Company Patents and Company Copyrights and Know-How.

4.5 Treatment of Patents Jointly Owned by Seller and Company. With respect to Company Jointly Owned Patents:

(a) Assignment to HoldCo. Seller, on behalf of itself and the Seller Group Entities, hereby consents to the assignment of all Company Jointly Owned Patents by Company to HoldCo and shall take all necessary steps to effectuate such consent;

(b) Filings for Certain Company Jointly Owned Patents. Seller, on the one hand, and Company or HoldCo (as the case may be) (for the purposes of this Section, Company and HoldCo are collectively referred to as a “party”) on the other, shall mutually agree upon a Filing plan and share equally in the expenses of seeking and maintaining patent protection for the Company Jointly Owned Patents set forth on Exhibit I. The party preparing a Filing shall submit such Filing to the other party for its review and comment prior to any submission to any Governmental Authority. A Filing shall be deemed accepted by the receiving party if the receiving party does not provide a written notice of rejection to the submitting party within ten (10) business days after the submitting party’s notice thereof. The parties will negotiate in good faith to determine an acceptable form, content, and time for the proposed Filing. Each party shall provide the other with copies of any correspondence, materials or other communications submitted to or received from a Governmental Authority or a third party relating to any Filing.

(c) Filings for All Other Company Jointly Owned Patents. With respect to all other Company Jointly Owned Patents that are not set forth on Exhibit I, Seller will remain responsible for, and have sole control over, the Filings for all Company Jointly Owned Patents and HoldCo may consult with Seller on the status of and plans for any such Filing, at HoldCo’s reasonable request. HoldCo will reimburse Seller for thirty percent (30%) of the expenses of seeking and maintaining patent protection for such Company Jointly Owned Patents. At HoldCo’s reasonable request, Seller shall provide HoldCo with copies of any correspondence, materials or other communications submitted to or received from a Governmental Authority or a third party relating to any Filing for such a Company Jointly Owned Patent.

(d) Enforcement. Seller may not assert, license or otherwise enforce its rights in the Company Jointly Owned Patents against any third party with respect to Semiconductor Products and Semiconductor Services without the prior written consent of Company or HoldCo (as the case may be). Company and HoldCo (as the case may be) may not assert, license or otherwise enforce their rights in the Company Jointly Owned Patents against any third party with respect to (i) ISB (Integrated System in Board) products and services and (ii) metal substrate for LED diode (but not driver) products and services without the prior written consent of Seller. Except as otherwise expressly provided in the immediately preceding two sentences, the Parties may assert, license or otherwise enforce the Company Jointly Owned Patents without consent of the other Party. The parties shall discuss in good faith the division of any proceeds resulting from any assertion, license or enforcement of Company Jointly Owned Patents.

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(e) Other. The provisions and covenants in this Section 4.5 are intended to run with the Company Jointly Owned Patents irrespective of any future transfers, assignments and licenses of or under a party’s joint ownership rights, and intended to be binding on any future assignee or successor in interest to the rights of a joint owner in the Company Jointly Owned Patents. Each Party, as a joint owner, shall ensure that such assignee or successor in interest agrees to assume and is bound by the provisions and covenants in this Section 4.5.

ARTICLE V

CONFIDENTIALITY

5.1 Seller Obligations. Seller shall, and shall cause the other Seller Group Entities to, hold the Company Confidential Information in confidence and not disclose any Company Confidential Information to any third party, other than to: (a) its employees, agents, consultants, Subsidiaries and other Affiliates who need to know such information and who are bound by restrictions regarding disclosure and use of such Company Confidential Information no less restrictive than those set forth herein; and (b) sublicensees, manufacturers, suppliers, contractors, distributors and customers who are bound in writing or otherwise by restrictions regarding disclosure and use of such Company Confidential Information no less restrictive than those set forth herein; provided, however, that in each case Seller shall not, and shall cause the other Seller Group Entities to not, disclose any Company Confidential Information in connection with a Prohibited Business. The Seller Group Entities shall take the same degree of care that they use to protect their own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Company Confidential Information. Notwithstanding anything herein to the contrary, the Seller Group Entities may (without prior notification to, or approval or consent by, HoldCo) disclose to taxing authorities and/or to the Seller’s and Seller Group Entities’ representatives (including, outside counsel and advisors) any Company Confidential Information that is required to be disclosed in connection with Seller and the Seller Group Entities’ tax filings, reports, claims, audits, or litigation.

5.2 Exclusions. The obligations set forth in Section 5.1 with respect to Company Confidential Information shall not apply to any Company Confidential Information to the extent that such Company Confidential Information: (a) is independently developed by Seller or its Affiliates after the Closing Date, or at any time by Panasonic or its Affiliates that are not Seller Group Entities or Company Group Entities, in each case without the use of Company Confidential Information; (b) is or becomes (or has already become) publicly available through no wrongful act of Seller or Seller Group Entities; (c) is rightfully received by Seller from a third party without obligation of confidentiality; (d) is disclosed with the consent of HoldCo or any of its Subsidiaries after the Closing Date; or (e) subject to Section 5.3 below, is disclosed in order to comply with any Legal Requirement (including any rule or regulation of the SEC or of a stock exchange which may require such disclosure) or with any order, rule or decree issued by a Governmental Authority. The inherent disclosure of any such Company Confidential Information in either: (x) the use, lease, sale or other distribution of any present or future product or provision of any present or future service of Seller or any of its Subsidiaries; (y) in the documentation relating to such product or service reasonably made publicly available; or (z) in the documentation relating to all domestic and foreign patent and copyright applications and registrations (and all patents and copyrights that issue therefrom and, to the extent applicable, all divisions, continuations, continuations-in-part, reexaminations, substitutions, reissues, extensions and renewals of such applications, registrations, copyrights and patents), shall not be deemed to be an unauthorized disclosure or publication of such information.

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5.3 Required Disclosures. Notwithstanding Section 5.2, in the event Seller or any Seller Group Entity is required to disclose Company Confidential Information pursuant to any Legal Requirement, and would otherwise be prohibited from doing so under Section 5.1, Seller or such Seller Group Entity shall: (i) promptly notify HoldCo of the existence, terms and circumstances surrounding such requirement; (ii) consult with HoldCo on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Company Confidential Information is required, furnish only that portion of the Company Confidential Information which Seller or such Seller Group Entity is legally compelled to disclose. Seller or such Seller Group Entity shall not oppose actions by HoldCo to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Company Confidential Information.

5.4 Limited Limitation on Use. Subject to the license granted in Section 3.1, Seller and its Subsidiaries will be free to use the Company Confidential Information for any purpose (other than any use or purpose that constitutes, or is in connection with, a Prohibited Business), including use in the development, manufacture, marketing, and maintenance of its products and services, provided that any such use of Company Confidential Information shall be subject to the terms and conditions of Section 7.10(a) (Non-Competition) of the Purchase Agreement.

5.5 Survival. The obligations of this Article V shall survive any termination or expiration of this Agreement.

ARTICLE VI

ASSIGNMENT AND TRANSFERABILITY

6.1 Permitted Assignment, Merger, and Change of Control. This Agreement may be assigned or transferred by HoldCo to Purchaser Parent or a Subsidiary of Purchaser Parent upon written notice to Seller, provided that Purchaser Parent or such Subsidiary of Purchaser Parent shall agree in writing to be bound by the terms and conditions of this Agreement. Seller may assign or transfer this Agreement or its rights hereunder solely in connection with a corporate merger or consolidation, sale of all or substantially all of its assets, or Change of Control of Seller as set forth below. In the event of any such assignment or transfer (other than an assignment or transfer resulting from the merger or consolidation of Seller with or into a Subsidiary of Seller), any merger or consolidation of Seller with or into Panasonic or any Subsidiary of Panasonic that is not a Subsidiary of Seller (regardless of which entity is the surviving entity), or any Change of Control of Seller, Seller shall (a) provide written notice to HoldCo within a reasonable period of time after such assignment or transfer, setting forth the name of the assignee, the entity with or into which Seller will be merged or consolidated, or the new controlling entity of Seller, as the case may be, (b) the assignee, the surviving entity of such merger or consolidation, or the new controlling entity of Seller, as the case may be, must agree in writing to be bound by the terms and conditions of this Agreement, and (c) all of the rights and licenses granted herein pursuant to Article II (Grant-Back Patent License and Covenants) to Seller and its Subsidiaries will be limited to use with Seller Licensed Products, Seller Licensed Services, Semiconductor Products, and Semiconductor Services, in each case of Seller Group Entities, that were (i) in existence immediately prior to the consummation of such assignment, merger, consolidation, or Change of Control, and (ii) under development immediately prior to the consummation of such assignment, merger, consolidation, or Change of Control and disclosed in contemporaneous, publicly available product roadmaps or similar documents.

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6.2 No Other Assignment. Except as set forth in Section 6.1, this Agreement shall inure solely to the benefit of the Parties hereto and their Subsidiaries, and may not otherwise be assigned or otherwise transferred, in whole or in part, by a Party, voluntarily or involuntarily, by merger, division, operation of law, corporate reorganization, or otherwise, without the prior written consent of the other Party. Any such purported assignment or transfer shall be null and void.

ARTICLE VII

NO WARRANTY, INDEMNIFICATION AND LIMITED LIABILITY

7.1 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, THE PARTIES MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.

7.2 Indemnification. Each Party (the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party, its Subsidiaries, and its and their Representatives (collectively, “Indemnified Parties”) from any and all damages, actions, claims, fines, judgments, costs, losses, liabilities and expenses (including reasonable legal fees and litigation expenses) suffered by Indemnified Parties arising out of or relating to a breach by the Indemnifying Party or its Subsidiaries of any of its covenants or other provisions herein.

7.3 Limitation of Liability. Except as may be expressly set forth in a Transaction Agreement and with respect to third party damages, costs, liabilities, and settlements payable pursuant to indemnification obligations under Section 7.2, neither Party nor any of its Subsidiaries or Representatives shall be liable for any indirect, punitive, special, incidental or consequential damages, or damages for loss of profits, business interruption or otherwise, arising from or relating to this Agreement, even if such Party, its Subsidiaries, or their Representatives are expressly advised of the possibility of such damages. The foregoing limitation of liability and exclusion of certain damages shall apply regardless of the failure of essential purpose of any remedies available to either Party.

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ARTICLE VIII

TERM

8.1 Term. All licenses, assignments and grants of other rights (excluding the covenants set forth in Sections 2.2 and 2.3) under this Agreement shall be effective as of the Closing Date. The covenants set forth in Section 2.2 and 2.3 shall be effective upon the expiration of the Noncompetition Period. The term of each granted license and covenant shall continue for the life of the applicable Intellectual Property Right (except as expressly provided in Section 2.5). This Agreement shall continue in full force and effect until the expiration of the last to expire of the Intellectual Property Right licensed or covenanted hereunder.

8.2 Termination. This Agreement, and the rights, licenses and covenants granted hereunder (except as expressly provided in Section 2.5), shall not be terminable by either Party or their respective Subsidiaries for any reason.

ARTICLE IX

MISCELLANEOUS

9.1 Purchase Agreement Terms. The following provisions of the Purchase Agreement are hereby incorporated, mutatis mutandis, by this reference: 15.2, 15.3, 15.6, 15.8, 15.9, 15.11, 15.12, 15.13.

9.2 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement or the Purchase Agreement, each Party may seek temporary or preliminary injunctive relief in any court of competent jurisdiction in order to protect and preserve its Intellectual Property Rights and Company Confidential Information (in the case of HoldCo) and enforce its rights therein.

9.3 Notices. All notices, requests, demands and other communications hereunder shall be either (a) delivered in person, (b) sent by overnight courier service or other express commercial delivery service, or (c) sent by facsimile with confirmation of receipt and, in each case, addressed as follows:

If to Hold Co:

with copies to (which copy shall not constitute notice):

If to Seller:

with copies to (which copy shall not constitute notice):

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(a) All notices, requests, instructions or documents given to either Party in accordance with this Section 9.3 shall be deemed to have been given on the date of mailing or transmission, whether delivered by hand, by overnight courier service, or by facsimile, with confirmation of receipt on such date.

(b) Either Party hereto may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 9.3.

[Signatures Follow On a Separate Page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.

SANYO ELECTRIC CO., LTD.
[ ]
By:
Name:
Title:

[IP HOLD CO.]
[ ]
By:
Name:
Title:

[Signature Page to Intellectual Property Assignment Agreement]

EXHIBIT A

Certain Defined Terms

“Assignment Documents” has the meaning set forth in Section 1.9 of the Intellectual Property Assignment Agreement.

“Brand Licenses” means, collectively: (a) that certain Brand License Agreement, by and between Licensor and Licensee, dated April 1, 2008; (b) that certain Brand License Agreement, by and between Licensor and SSMC, dated April 1, 2008; (c) that certain Brand License Agreement, by and between Licensor and Sanyo LSI Design - System Soft Co., Ltd., dated April 1, 2008; and (d) that certain Brand License Agreement, by and between Licensor and KSS dated April 1, 2008, dated April 1, 2008.

“Code” has the meaning set forth in Section 1.7 of the Intellectual Property License Agreement and Section 2.6 of the Intellectual Property Assignment Agreement, as applicable.

“Company Confidential Information” means all non-public Company Copyrights and Know-How.

“Company Jointly Owned Patents” means Patents that are jointly owned by one or more Seller Group Entities and one or more Company Group Entities immediately following the Closing Date.

“Company Names” has the meaning set forth in Section 1.1(b) of the Trademark License Agreement.

“Company Copyrights and Know-How” means, collectively, (a) the Transferred Copyrights and Know-How and (b) Copyrights and Know-How that one or more Company Group Entities own as of the Closing Date.

“Company Patents” means (a) the Transferred Patents, (b) all Patents that any of the Company Group Entities own as of the Closing Date (the “Company-Owned Patents”), and (c) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of the Company-Owned Patents.

“Corporate Identity” means, collectively, letterhead, business cards, corporate signs, stationery, packaging slips, invoices, product datasheets, product labels, or any other materials that would normally identify a company or imply a corporate identity.

“CTSL Patents” means all Patents, other than Licensed Patents, owned by Seller and the Seller Group Entities as of the Closing Date, and all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Patents, that would be infringed (absent a license) by making, using or selling Semiconductor Products (whether on a standalone basis or not), by using Manufacturing Apparatus to manufacture Semiconductor Products, or by providing Semiconductor Services. CTSL Patents include any Restricted Assigned Patents for which Seller has not obtained consent for assignment to HoldCo to the extent such Restricted Assigned Patents otherwise meet the definition set forth in the preceding sentence.

A-1

“Current Company Products” means all Semiconductor Products that the Company Group Entities are selling, offering to sell, distributing, or making as of the Closing Date, including any minor improvements to the same that do not involve changes to existing features or functionality or the addition of new features or functionality.

“Customer” means a third party (other than a Distributor or an End User) that purchases a Semiconductor Product (or a product containing one or more Semiconductor Products) manufactured by, or on behalf of, a Company Group Entity.

“Distributor” means a third party that purchases a Semiconductor Product (or a product containing one or more Semiconductor Products) manufactured by, or on behalf of, a Company Group Entity and resells such Semiconductor Product (or such product containing one or more such Semiconductor Products, as the case may be) without modification or combination with any other component, part or product.

“End User” means a third party that purchases a product containing one or more Semiconductor Products made by, or on behalf of, a Company Group Entity for such third party’s own use and not for resale.

“Effective Date” shall have the meaning set forth in the applicable preamble.

“Filing” means the submission of any documentation, application, filing, registration or the like required to perfect or enforce, the Parties’ interest in the Company Jointly Owned Patents under statutory Patent protection mechanisms, including, without limitation, any correspondence or other communication with any patent office or other Governmental Authorities with respect thereto.

“Freely Assigned Copyrights and Know-How” means Copyrights and Know-How that are (a) (i) solely owned by any Seller Group Entities, (ii) jointly owned by one or more Seller Group Entities and one or more Company Group Entities, (iii) jointly owned by one or more Seller Group Entities, Company Group Entities and Third-Party IP Owners, or (iv) jointly owned by one or more Seller Group Entities and one or more Third-Party IP Owners; (b) primarily used in the Business by Company Group Entities as conducted immediately prior to the Closing Date; and (c) assignable without the consent of the Third-Party IP Owners (if any).

“Freely Assigned Patents” means Patents that are listed on Exhibit F to the Intellectual Property Assignment Agreement.

“Have Made” means the right to have a third party make a product or practice a method licensed under this Agreement for the use and benefit of a Party to this Agreement or its Subsidiary, provided that the designs, specifications, and/or working drawings for such products are supplied to such third party by, and originate with, the Party exercising such right or its Subsidiary (or with a Party’s or its Subsidiaries’ joint development with one or more third parties under terms of an agreement providing for the joint development of such designs, specifications, or working drawings).

A-2

“HIC” means a hybrid integrated circuit, which is a chipset consisting of two or more integrated circuits that are packaged together onto a single device.

“Know-How” means all right, title and interest in all Technology, Trade Secrets, ideas, concepts, proprietary techniques, processes, business and other methodologies, scientific, technical, research, development, engineering and business information, and other knowhow, including all rights arising under any law, including common law, state law, federal law or laws of foreign countries, other than Copyrights, Patents and Trademarks.

“Licensed Forms” means the forms that incorporate either (i) the Licensed Marks, or (ii) the word “SANYO” or “三洋” (as the case may be) set forth in Exhibit C to the Trademark License Agreement.

“Licensed Marks” means the Trademarks set forth in Exhibit B to the Trademark License Agreement.

“Licensed Patents” means (a) the Patents of Seller that are not Transferred Patents and are listed in Exhibit B to the Intellectual Property License Agreement, including any Restricted Assigned Patents for which Seller has not obtained consent for assignment, but has obtained consent to license to Company on the terms set forth in the Intellectual Property License Agreement (“Seller Licensed Patents”), and (b) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of the Seller Licensed Patents.

“Manufacturing Apparatus” means any instrumentality or aggregate instrumentality primarily designed for use in the development and fabrication of Semiconductor Products.

“Marked Products” has the meaning set forth in Section 2.2 of the Trademark License Agreement.

“Name Change Procedures” has the meaning set forth in Section 1.1(b) of the Trademark License Agreement.

“Panasonic” means Panasonic Corporation.

“Parties” shall have the meaning set forth in the applicable preamble.

“Party” shall have the meaning set forth in the applicable preamble.

“Purchase Agreement” shall have the meaning set forth in the applicable recital.

“Remaining Semiconductor Patents” means all Patents, other than the Licensed Patents, owned by Seller and the Seller Group Entities as of the Closing Date, and all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Patents, that would be infringed (absent a license) by making, using or selling Semiconductor Products (solely on a standalone basis), by using Manufacturing Apparatus to manufacture Semiconductor Products, or by providing Semiconductor Services. Remaining Semiconductor Patents include any Restricted Assigned Patents for which Seller has not obtained consent for assignment to HoldCo to the extent such Restricted Assigned Patents otherwise meet the definition set forth in the preceding sentence.

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“Restricted Assigned Copyrights and Know-How” means Copyrights and Know-How that are (a) (i) jointly owned by one or more Seller Group Entities and one or more Third-Party IP Owners or (ii) jointly owned by one or more Seller Group Entities, one or more Company Group Entities, and one or more Third-Party IP Owners; (b) primarily used in the Business by Company Group Entities as conducted immediately prior to the Closing Date; and (c) assignable only with the consent of the Third-Party IP Owners, subject to obtaining the consent of such Third-Party IP Owners.

“Restricted Assigned Patents” means Patents listed on Exhibit H to the Intellectual Property Assignment Agreement which are (a) (i) jointly owned by one or more Seller Group Entities and one or more Third-Party IP Owners or (ii) jointly owned by one or more Seller Group Entities, one or more Company Group Entities, and one or more Third-Party IP Owners; and (b) assignable only with the consent of the Third-Party IP Owners.

“Retained Copyrights and Know-How” means the Copyrights and Know-How of Seller Group Entities that are not Transferred Copyrights and Know-How and that are used in the Business as currently conducted or planned to be conducted, including any Restricted Assigned Copyrights and Know-How for which Seller has not obtained consent for assignment to HoldCo.

“Seller Confidential Information” means all non-public Retained Copyrights and Know-How.

“Seller Licensed Products” means all products other than Semiconductor Products. For the avoidance of doubt, ISB (“Integrated System in Board”) products, photovoltaic devices, LED diodes (but not drivers), and laser diodes (but not drivers) are each Seller Licensed Products. For the further avoidance of doubt, (i) ASICs (Application Specific Integrated Circuits) for digital camera products, and (ii) semiconductor devices, integrated circuits and HICs for the development of power management modules and tuner modules are not Seller Licensed Products.

“Seller Licensed Services” means, collectively, (i) a service that is not a Semiconductor Service, (ii) designing of ASICs (Application Specific Integrated Circuits) for digital camera products, and (iii) designing of semiconductor devices, integrated circuits and HICs for the development of power management modules and tuner modules.

“Semiconductor Product” means any semiconductor device, integrated circuit or HIC (hybrid integrated circuit) on a standalone basis (i.e., a semiconductor device, integrated circuit or HIC alone, and not as part of a combination with other devices that are not semiconductor devices), whereby semiconductor devices include, but are not limited to, semiconductor device dies, semiconductor wafers or packaged semiconductors (including but not limited to supporting or packaging means or structure and software, firmware and microcode intended to be embedded or implemented therewith). Semiconductor devices do not lose their character as such whether or not part of an assemblage of packaged semiconductors or other devices. Semiconductor Products do not include ISB (“Integrated System in Board”) products, photovoltaic devices, LED diodes, or laser diodes. For the avoidance of doubt, LED drivers and laser drivers are Semiconductor Products.

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“Semiconductor Services” means the design, manufacture, testing, assembly, fabrication, and development of Semiconductor Products, including the provision of foundry services related thereto.

“Systems-Level Claim” means a claim of a Patent comprising multiple elements whereby at least one element is (or is embodied in) a Semiconductor Product and at least one of the other elements (which is not, and is not embodied in, such Semiconductor Product) is not a standard element technically essential to the functioning of the Semiconductor Product as part of any system or device. For avoidance of doubt, the definition of Systems-Level Claim is not intended to be construed or interpreted by reference to whether the authorized and unconditional sale of any particular Semiconductor Product would exhaust the claim in question. Attachment 1 to this Exhibit A provides one set of examples of Systems-Level Claims, but is not intended to modify or limit the meaning or scope of this definition.

“Third-Party IP Owner” mean a third party (i.e., not a Company Group Entity or Seller Group Entity) that owns a Patent, Copyright, or Know-How jointly with one or more Seller Group Entities.

“Transferred Circuit Layout Design Rights” means the circuit layout design rights set forth in Exhibit E to the Intellectual Property Assignment Agreement.

“Transferred Copyrights and Know-How” means (a) Freely Assigned Copyrights and Know-How, (b) any Restricted Assigned Copyrights and Know-How for which Seller obtains consent for assignment and (c) Transferred Circuit Layout Design Rights.

“Transferred Patents” means (a) Freely Assigned Patents, (b) any Restricted Assigned Patents for which Seller obtains consent for assignment to HoldCo, (c) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Freely Assigned Patents that are exclusively owned by Seller Group Entities immediately prior to the Closing Date, (d) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of such Restricted Assigned Patents that are exclusively owned by Seller Group Entities when Seller obtains consent for assignment of the Restricted Assigned Patents to HoldCo (provided that consent covers the assignment of such continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals as well), and (e) all continuations, continuations-in-part, divisionals, extensions, foreign counterparts, reissues, reexaminations, and renewals of Restricted Assigned Patents for which consent to the assignment thereof to HoldCo is not required.

“Transferred Trademarks” means, collectively, the Trademarks set forth in Exhibit G to the Intellectual Property Assignment Agreement and any common law trademarks owned immediately prior to the Closing Date by a Seller Group Entity and exclusively used in connection with the Business.

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